Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

T-MOBILE US, INC.,

HURON MERGER SUB LLC,

SUPERIOR MERGER SUB CORPORATION,

SPRINT CORPORATION,

STARBURST I, INC.,

GALAXY INVESTMENT HOLDINGS, INC.

and for the limited purposes set forth in this Agreement,

DEUTSCHE TELEKOM AG,

DEUTSCHE TELEKOM HOLDING B.V.,

and

SOFTBANK GROUP CORP.

Dated as of April 29, 2018

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER TRANSACTIONS

Section 1.1.	The SoftBank US Mergers	2
Section 1.2.	The Merger	3
Section 1.3.	Closing	3
Section 1.4.	SoftBank US Mergers Effective Time and Effective Time	4
Section 1.5.	Effects of the Merger Transactions	4

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1.	Combined Company Name and Ticker	4
Section 2.2.	Headquarters	4
Section 2.3.	Management of Combined Company	4
Section 2.4.	Board of Directors of Combined Company	5
Section 2.5.	Organizational Documents; Subsidiary Arrangements	5
Section 2.6.	Certain Other Agreements	6

ARTICLE III

EFFECT OF THE MERGER TRANSACTIONS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1.	Effect of the SoftBank US Mergers on the Capital Stock of Starburst and Galaxy and the Limited Liability Interests of Merger Company	6
Section 3.2.	Effect of the Merger on the Capital Stock of Sprint	7
Section 3.3.	Treatment of Sprint Equity Awards	8
Section 3.4.	No Dissenters’ Rights	10
Section 3.5.	Exchange of Shares and Certificates; Fractional Shares	10
Section 3.6.	Certain Adjustments	14
Section 3.7.	Certain Subsidiaries; Further Assurances	15

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1.	Representations and Warranties of Sprint	15
Section 4.2.	Representations and Warranties of T-Mobile, Merger Sub and Merger Company	40

-i-

-ii-

Exhibits

Exhibit A – Form of Amended and Restated Certificate of Incorporation

Exhibit B – Form of Amended and Restated Bylaws

Exhibit C – Form of DT Support Agreement

Exhibit D – Form of SoftBank Support Agreement

Exhibit E – Form of Amended and Restated Stockholders’ Agreement

Exhibit F – Form of Voting and Proxy Agreement

Exhibit G – License Agreement Amendment

-iii-

INDEX OF DEFINED TERMS

Defined Term	Page
Action	26
affiliate	120
Agreement	1
Annual Bonus Plan	100
Anti-Corruption Laws	38
Antitrust Laws	18
Apportioned Expenses	97
Article IX Indemnitee	114
Board of Directors	121
Book-Entry Share	12
Business Counterparties	95
business day	121
Certificate	11
CFIUS	18
Change of Control Waiver Offer	102
Change of Control Waiver Supplemental Indentures	102
Clearance List	37
Closing	3
Closing Date	3
COBRA	27
Code	2
Communications Act	18
Compliant	121
Confidentiality Agreement	121
Consent Solicitation Statement	87
contract	121
control	120
Controlled Group Liability	121
Debt Offers	102
DGCL	1
DLLCA	1
DSS	18
DT	1
DT Holdco	1
DT Parties	1
DT Support Agreement	2
EDGAR	20
Effect	125
Effective Time	4
Employees	99
Enforceability Exceptions	17
Environmental Claim	121
Environmental Laws	122
Environmental Permits	37

-iv-

ERISA	122
ERISA Affiliate	122
Excess Shares	13
Exchange Act	18
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	8
Existing Stockholder’s Agreement	122
FAA	24
FAA Rules	26
FAR	36
FASB	76
FCC	24
FCC Licenses	122
FCC Rules	26
Final Purchase Period	10
FOCI	91
Form S-4	87
GAAP	21
Galaxy	1
Galaxy Common Stock	7
Galaxy Exchange Ratio	7
Galaxy Merger Consideration	7
Government Contract	123
Governmental Bid	123
Governmental Consents	122
Governmental Entity	17
Hazardous Materials	123
HSR Act	17
Indebtedness	123
Indemnified Parties	95
Intellectual Property	123
IRS	26
IT Assets	124
knowledge	124
Labor Agreement	124
Laws	23
Licenses	23
Liens	17
Losses	114
Marketing Period	124
Material Adverse Effect	125
Maximum Amount	96
Measurement Date	18
Merger	1
Merger Certificate	4

-v-

Merger Company	1
Merger Consideration	8
Merger Sub	1
Merger Transactions	125
Multiemployer Plan	126
Multiple Employer Plan	126
NASDAQ	18
National Security Agreement	93
New Plans	99
NISPOM	18
Non-SoftBank Sprint Warrants	8
NSA	37
NYSE	18
Old Plans	99
Outside Date	111
Payment Amount	113
PBGC	28
Permitted Liens	126
person	126
Personal Data	126
Post-Closing Tax Period	127
Pre-Closing Tax Period	127
Pre-Merger Financing Transaction	102
Protection Period	98
PUCs	18
Regulatory Material Adverse Condition	94
Representative	84
Restraint	107
Revised Structure Notice	3
Roaming Agreement	2
Sarbanes-Oxley Act	20
SEC	15
Section 721	18
Securities Act	18
SoftBank	1, 2
SoftBank Book-Entry Share	11
SoftBank Certificate	11
SoftBank Parties	1
SoftBank Sprint Warrant	123
SoftBank Support Agreement	2
SoftBank Surviving Entity	3
SoftBank US HoldCos	1
SoftBank US Merger Certificates	4
SoftBank US Mergers	1
SoftBank US Mergers Effective Time	4
Specified Counsel	127

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Specified Termination	113
Spectrum Notes	103
Spectrum Notes Change of Control Waiver	103
Sprint	1
Sprint 401(k) Plan	99
Sprint Alternative Transaction	85
Sprint Benefit Plan	127
Sprint Board Recommendation	16
Sprint Certificate of Incorporation	16
Sprint Classified Contracts	37
Sprint CoC Notes	102
Sprint Common Stock	8
Sprint Communications Licenses	24
Sprint Disclosure Letter	15
Sprint Equity Award	10
Sprint Equity Plans	128
Sprint ESPP	10
Sprint FCC Licenses	24
Sprint Filed SEC Documents	15
Sprint Financial Statements	20
Sprint Independent Committee	16
Sprint Material Contracts	33
Sprint Material Licenses	24
Sprint Non-Voting Common Stock	18
Sprint Notes	102
Sprint Option	128
Sprint Preferred Stock	18
Sprint PSU Award	128
Sprint RSU Award	128
Sprint SEC Documents	20
Sprint State Licenses	24
Sprint Stockholder Approval	128
Sprint Subject Shares	66
Sprint Third Party	85
Sprint TIA Award	128
Sprint Title IV Plan	27
Sprint Warrants	128
Starburst	1
Starburst Common Stock	7
Starburst Exchange Ratio	7
Starburst Merger Consideration	7
Stockholder Litigation	101
Stockholders’ Agreement	6
Straddle Period	127
subsidiary	127
Surviving Corporation	3

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Tax Attribute	128
Tax Certificates	109
Tax Return	128
Taxes	128
Taxing Authority	129
T-Mobile	1
T-Mobile 401(k) Plan	100
T-Mobile Alternative Transaction	86
T-Mobile Benefit Plan	129
T-Mobile Board Recommendation	41
T-Mobile Certificate of Incorporation	41
T-Mobile Charter Amendment	129
T-Mobile Charter Amendment Approval	129
T-Mobile Clearance List	60
T-Mobile Common Stock	4
T-Mobile Communications Licenses	48
T-Mobile Disclosure Letter	40
T-Mobile Equity Award	129
T-Mobile FCC Licenses	48
T-Mobile Filed SEC Documents	40
T-Mobile Financial Statements	45
T-Mobile Independent Committee	41
T-Mobile Material Contracts	56
T-Mobile Material Licenses	48
T-Mobile Option	129
T-Mobile Preferred Stock	42
T-Mobile PSU Award	129
T-Mobile RSU Award	129
T-Mobile SEC Documents	44
T-Mobile Share Issuance	129
T-Mobile Share Issuance Approval	129
T-Mobile State Licenses	48
T-Mobile Stockholder Approval	130
T-Mobile Third Party	86
Voting and Proxy Agreement	6
WARN Act	29
Willful Breach	130

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy” and, collectively with Starburst, the “SoftBank US HoldCos”), and for the limited purposes of the covenants and representations and warranties set forth herein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands (“DT Holdco” and, collectively with DT, the “DT Parties”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank” and, collectively with the SoftBank US HoldCos, the “SoftBank Parties”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of T-Mobile and Sprint have deemed it advisable and in the best interests of the respective corporations and their respective stockholders that, on the terms and subject to the conditions set forth in this Agreement, T-Mobile and Sprint effect a business combination through the SoftBank US Mergers and the merger of Merger Sub with and into Sprint in accordance herewith, with Sprint continuing as the surviving corporation and as a wholly owned subsidiary of T-Mobile (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, immediately prior to the Merger, Starburst and Galaxy shall each merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “SoftBank US Mergers”), pursuant to Section 264 of the DGCL and Section 18-209(b) of the Delaware Limited Liability Company Act (the “DLLCA”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of T-Mobile has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are fair to, and in the best interests of, T-Mobile and the stockholders of T-Mobile, (c) recommended the approval of the T-Mobile Charter Amendment and the T-Mobile Share Issuance to the stockholders of T-Mobile, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the T-Mobile Charter Amendment and the T-Mobile Share Issuance be submitted to the stockholders of T-Mobile for approval;

WHEREAS, the Board of Directors of Sprint has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the

Merger Transactions, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, are fair to, and in the best interests of, Sprint and the stockholders of Sprint, (c) recommended the adoption of this Agreement to the stockholders of Sprint, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Sprint for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, T-Mobile USA, Inc., Sprint Spectrum L.P. and Sprint (solely for purposes of Section 20 thereof) are entering into that certain Domestic LTE Roaming Data Services Agreement (the “Roaming Agreement”);

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that (a) each DT Party, in its capacity as a direct or indirect holder of T-Mobile Common Stock, will enter into a support agreement in the form attached hereto as Exhibit C (the “DT Support Agreement”) and (b) each SoftBank Party and SoftBank Group Capital Limited, a limited company organized under the laws of England and Wales (“SoftBank UK HoldCo”), in its capacity as a direct or indirect holder of Sprint Common Stock, will enter into a support agreement in the form attached hereto as Exhibit D (the “SoftBank Support Agreement”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger (and, if consummated, each of the SoftBank US Mergers) will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” with respect to the Merger (and, if consummated, each of the SoftBank US Mergers) for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

Section 1.1. The SoftBank US Mergers. Upon the terms and subject to the conditions set forth in this Agreement (which, for the purposes of the SoftBank US Mergers, shall constitute an agreement and plan of merger contemplated by Section 264 of the DGCL and Section 18-209(b) of the DLLCA) and in accordance with the DGCL and the DLLCA, at the SoftBank US Mergers Effective Time, each of Starburst and Galaxy will be merged with and into Merger Company, and the separate company existence of each of Starburst and Galaxy shall thereupon cease. Merger Company shall continue as the surviving entity in the SoftBank US Mergers (sometimes referred to herein as the “SoftBank Surviving Entity”) and, following the SoftBank US Mergers, shall continue to be a wholly owned subsidiary of T-Mobile. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that (i) T-Mobile is unable to obtain the opinion contemplated by Section 7.2(e) or Sprint is unable to obtain the opinion contemplated by Section 7.3(e), but all other conditions shall have been satisfied or waived or shall then be capable of being satisfied or waived, then T-Mobile or Sprint, as the case may be, shall give prompt written notice to Sprint or T-Mobile, respectively (each, a “Revised Structure Notice”), and upon delivery thereof, the parties shall be required to complete the transactions contemplated hereby, including the Merger, other than the SoftBank US Mergers, and (A) the provisions of this Agreement providing for the SoftBank US Mergers, including the first two sentences of this Section 1.1, Section 1.4(a)(i), Section 1.4(b)(i), the second sentence of Section 1.4, Section 3.1, Section 3.5(b), the reference to the SoftBank US Mergers in Section 6.10(a)(i) and the first sentence of Section 6.10(b) shall not be given effect, Section 6.10(c) shall not be given effect, and the conditions in Section 7.2(e) and Section 7.3(e) shall, notwithstanding anything to the contrary herein, be deemed automatically waived by the applicable parties entitled to waive such conditions without any further action on the part of such parties, the SoftBank US Mergers shall be abandoned and shall not occur, and the SoftBank US Mergers Effective Time shall not occur and references herein to the SoftBank US Mergers Effective Time shall, where appropriate, be deemed to be references to the Effective Time, but (B) all other provisions of this Agreement shall be given effect and shall continue in full force and effect and the Merger and the other transactions contemplated by this Agreement (other than the SoftBank US Mergers) shall (subject to the terms and conditions hereof) occur.

Section 1.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement (which, for purposes of the Merger, shall constitute an agreement and plan of merger contemplated by Section 251 of the DGCL) and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Sprint, and the separate corporate existence of Merger Sub shall thereupon cease. Sprint shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and, following the Merger, shall be a wholly owned subsidiary of T-Mobile.

Section 1.3. Closing. Unless otherwise mutually agreed in writing between Sprint and T-Mobile, the closing of the Merger Transactions (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 a.m., New York time, on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived (other than those conditions that are not legally permitted to be waived) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as may be mutually agreed in writing among the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by T-Mobile on no less than three (3) business days’ notice to Sprint and (b) the third business day immediately following the final day of the Marketing Period.

Section 1.4. SoftBank US Mergers Effective Time and Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause (a) (i) with respect to each of the SoftBank US Mergers, a certificate of merger (the “SoftBank US Merger Certificates”) satisfying the applicable requirements of the DGCL and the DLLCA to be duly executed, and (ii) with respect to the Merger, a certificate of merger (the “Merger Certificate”) satisfying the applicable requirements of the DGCL to be duly executed, and (b) each of (i) the SoftBank US Merger Certificates and (ii) the Merger Certificate to be filed with the Secretary of State of the State of Delaware. The SoftBank US Mergers shall become effective at the time that shall be mutually agreed by the parties and specified in the SoftBank US Merger Certificates (the “SoftBank US Mergers Effective Time”). The Merger shall become effective at the time when the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by the parties and specified in the Merger Certificate (the “Effective Time”); provided that if no Revised Structure Notice shall have been delivered in accordance with Section 1.1, the Effective Time (as specified in the Merger Certificate) shall be at least one minute after the SoftBank US Mergers Effective Time (and shall be so specified in the SoftBank US Merger Certificates).

Section 1.5. Effects of the Merger Transactions. Each of the Merger Transactions shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and, unless the Revised Structure Notice shall have been delivered in accordance with Section 1.1, the DLLCA.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1. Combined Company Name and Ticker. The parties intend that, following the Merger, (a) the name of T-Mobile shall continue to be “T-Mobile US, Inc.”, (b) T-Mobile shall continue to conduct its business under such name (unless otherwise determined by the Board of Directors of T-Mobile) and (c) the shares of common stock, par value $0.00001 per share, of T-Mobile (the “T-Mobile Common Stock”) shall continue to trade under the ticker symbol “TMUS.”

Section 2.2. Headquarters. The parties intend that, immediately following the Effective Time, T-Mobile shall have its headquarters in Bellevue, Washington, with a secondary headquarters in Overland Park, Kansas.

Section 2.3. Management of Combined Company. T-Mobile and Sprint shall cooperate to take all reasonable actions necessary to cause, effective as of the Effective Time, (a) the Chief Executive Officer of T-Mobile immediately prior to the Effective Time to serve as the Chief Executive Officer of T-Mobile from and after the Effective Time and (b) the officers of T-Mobile from and after the Effective Time to be such individuals as T-Mobile and Sprint shall agree, through a process overseen by their respective Chief Executive Officers and in consultation with DT and SoftBank, cooperating in good faith to identify such individuals prior to the Effective Time, in the case of each of clauses (a) and (b), serving until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.4. Board of Directors of Combined Company.

(a) Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Board of Directors of T-Mobile as of immediately following the Effective Time to consist of a total of 14 directors as follows:

(i) DT shall designate nine of such 14 directors prior to the Effective Time. Of such nine designees, (x) at least two of such designees shall be designated following consultation with SoftBank and the independent directors of T-Mobile and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC and (y) one of such designees shall be the Chief Executive Officer of DT as of immediately prior to the Effective Time;

(ii) SoftBank shall designate four of such 14 directors prior to the Effective Time. Of such four designees, (x) at least two of such designees shall be designated following consultation with DT and the independent directors of Sprint and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom shall also qualify as the “Security Director” (or equivalent) to the extent required by the national security agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the transactions contemplated hereby or by the Stockholders’ Agreement or the Voting and Proxy Agreement, and (y) one of such designees shall be the Chief Executive Officer of SoftBank as of the date hereof (or, if such Person is unable to serve, another Person designated by SoftBank); and

(iii) the remaining director of T-Mobile shall be the Chief Executive Officer of T-Mobile as determined in accordance with Section 2.3.

(b) Chairperson of the Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Chairperson of the Board of Directors of T-Mobile as of immediately following the Effective Time to be the Chief Executive Officer of DT as of immediately prior to the Effective Time.

(c) CEO Selection Committee of the Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Board of Directors of T-Mobile to establish, effective as of the Effective Time, a CEO Selection Committee in accordance with the terms of the Stockholders’ Agreement.

Section 2.5. Organizational Documents; Subsidiary Arrangements.

(a) The parties shall take all necessary actions so that, at the Effective Time, subject in the case of the T-Mobile Certificate of Incorporation to the T-Mobile Charter Amendment Approval, the T-Mobile Certificate of Incorporation and the Bylaws of T-Mobile shall be amended and restated in their entirety to be in the forms attached hereto as Exhibit A and Exhibit B, respectively, in each case until thereafter amended in accordance with their respective terms and applicable Law.

(b) The parties shall take all necessary actions so that, at the Effective Time, the Sprint Certificate of Incorporation and the Bylaws of Sprint shall be amended and restated in their entirety to be in the forms of the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Corporation shall be “Sprint Corporation” and (ii) the reference to the incorporator will be removed) and, as so amended and restated, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation, in each case until thereafter amended in accordance with their respective terms and applicable Law.

(c) The parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The parties shall take all actions necessary so that the officers of Sprint at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(d) The limited liability company agreement of Merger Company in effect immediately prior to the SoftBank US Mergers Effective Time shall be the limited liability company agreement of the SoftBank Surviving Entity from and after the SoftBank US Mergers Effective Time until thereafter amended in accordance with its terms and applicable Law.

(e) The officers of Merger Company at the SoftBank US Mergers Effective Time shall, from and after the SoftBank US Mergers Effective Time, be the officers of the SoftBank Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the SoftBank Surviving Entity and applicable Law.

Section 2.6. Certain Other Agreements. Prior to the Closing, (a) T-Mobile, DT and SoftBank shall enter into an amended and restated stockholders’ agreement (the “Stockholders’ Agreement”) in the form attached hereto as Exhibit E, (b) DT and SoftBank shall enter into a voting and proxy agreement (the “Voting and Proxy Agreement”) in the form attached hereto as Exhibit F, in each case effective as of the Effective Time, and (c) DT and T-Mobile shall enter into an amendment to that certain License Agreement, dated as of April 30, 2013, by and between T-Mobile and DT (the “License Agreement Amendment”) in the form attached hereto as Exhibit G.

ARTICLE III

EFFECT OF THE MERGER TRANSACTIONS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1. Effect of the SoftBank US Mergers on the Capital Stock of Starburst and Galaxy and the Limited Liability Interests of Merger Company. At the SoftBank US Mergers Effective Time, by virtue of the SoftBank US Mergers and without any action on the part of

Starburst, Galaxy, T-Mobile, Merger Company, SoftBank, any other holder of any shares of common stock, par value $0.01 per share, of Starburst (the “Starburst Common Stock”), any other holder of any shares of common stock, par value $0.01 per share, of Galaxy (the “Galaxy Common Stock”), or any other person:

(a) Starburst Merger Consideration and Galaxy Merger Consideration. (i) The shares of Galaxy Common Stock outstanding immediately prior to the SoftBank US Mergers Effective Time shall cease to be outstanding, shall be canceled and shall cease to exist and shall be automatically converted into the right to receive, in the aggregate, a number of validly issued, fully paid and nonassessable shares of T-Mobile Common Stock equal to the product (the “Galaxy Exchange Ratio”) of (A) the Exchange Ratio and (B) the number of shares of Sprint Common Stock then held by Galaxy (the “Galaxy Merger Consideration”); and (ii) the shares of Starburst Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and shall cease to exist and shall be automatically converted into the right to receive, in the aggregate, a number of validly issued, fully paid and nonassessable shares of T-Mobile Common Stock equal to the product (the “Starburst Exchange Ratio”) of (A) the Exchange Ratio and (B) the number of shares of Sprint Common Stock then held by Starburst (the “Starburst Merger Consideration”). From and after the SoftBank US Mergers Effective Time, (I) each SoftBank Certificate or SoftBank Book-Entry Share that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Galaxy Common Stock shall represent only the right to receive, upon the surrender thereof, its pro rata portion of the Galaxy Merger Consideration and (II) each SoftBank Certificate or SoftBank Book-Entry Share that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Starburst Common Stock shall thereafter represent only the right to receive, upon the surrender thereof, its pro rata portion of the Starburst Merger Consideration, in each case pursuant to Section 3.5; provided that (after taking into account all such certificates and book-entry shares delivered by any holder of Starburst Common Stock or Galaxy Common Stock in connection with the SoftBank US Mergers) (i) no fractional shares of T-Mobile Common Stock shall be issued to any holder of Starburst Common Stock or Galaxy Common Stock in the SoftBank US Mergers and (ii) cash in lieu of fractional shares of T-Mobile Common Stock shall be paid to any such holder, in each case in accordance with Section 3.5(f).

(b) Conversion of Merger Company Limited Liability Company Interests. Each limited liability company interest of Merger Company outstanding immediately prior to the SoftBank US Mergers Effective Time shall remain outstanding as a limited liability company interest of the SoftBank Surviving Entity.

Section 3.2. Effect of the Merger on the Capital Stock of Sprint. At the Effective Time, by virtue of the Merger and without any action on the part of Sprint, T-Mobile, Merger Sub, Merger Company, the holders of any shares of Sprint Common Stock or any other person:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of Sprint (the “Sprint Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Sprint Common Stock to be canceled pursuant to Section 3.2(b) and any shares of Sprint Common Stock to remain outstanding pursuant to Section 3.2(c)) shall be automatically converted into the right to receive 0.10256 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of T-Mobile Common Stock (the “Merger

Consideration”); provided, that cash shall be payable in lieu of any fractional share of T-Mobile Common Stock as specified in Section 3.5(f). At the Effective Time, each share of Sprint Common Stock (other than any shares of Sprint Common Stock to be canceled pursuant to Section 3.2(b) or to remain outstanding pursuant to Section 3.2(c)) shall cease to be outstanding, shall be canceled and shall cease to exist and each Certificate or Book-Entry Share shall thereafter represent only, and any holder thereof shall cease to have any rights with respect thereto except, the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.5.

(b) Cancellation of Certain Sprint Common Stock. Each share of Sprint Common Stock held directly by Sprint as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor.

(c) Treatment of Sprint Common Stock Held by SoftBank Surviving Entity. Each share of Sprint Common Stock held by the SoftBank Surviving Entity immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as a share of common stock of the Surviving Corporation, par value $0.01 per share.

(d) Cancellation of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor.

(e) Sprint Warrants. Except for the Sprint Warrant described in Section 3.2(e) of the Sprint Disclosure Letter (the “Non-SoftBank Sprint Warrant”), each Sprint Warrant outstanding immediately prior to the Effective Time and all rights in respect thereof shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor. None of the Sprint Warrants, other than the Non-SoftBank Sprint Warrant, shall be assumed by T-Mobile or its subsidiaries (including Merger Sub, Merger Company, the Surviving Corporation or the SoftBank Surviving Entity) in connection with the transactions contemplated by this Agreement, including the Merger Transactions.

Section 3.3. Treatment of Sprint Equity Awards.

(a) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Sprint, T-Mobile, Merger Sub, the holders of any Sprint Equity Awards or any other person:

(i) Each Sprint Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, (A) that number of shares of T-Mobile Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Sprint Common Stock subject to such Sprint Option immediately prior to the Effective Time by (II) the Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Sprint Common Stock covered by such Sprint Option immediately prior to the Effective Time by (II) the Exchange Ratio.

(ii) Each Sprint RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a T-Mobile RSU Award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of T-Mobile Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of shares of Sprint Common Stock subject to such Sprint RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any Sprint RSU Award will be assumed and become an obligation with respect to the applicable T-Mobile RSU Award.

(iii) Each Sprint PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a T-Mobile RSU Award on the terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such Sprint PSU Awards immediately prior to the Effective Time) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of T-Mobile Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of shares of Sprint Common Stock subject to such Sprint PSU Award immediately prior to the Effective Time by (B) the Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any such Sprint PSU Award will be assumed and become an obligation with respect to the applicable T-Mobile RSU Award. For purposes of this Section 3.3(a)(iii), the number of shares of Sprint Common Stock subject to each Sprint PSU Award immediately prior to the Effective Time shall be based on the assumed level of performance to equal (1) in the case of a Sprint TIA Award the greatest of (x) the volume-weighted average price of Sprint Common Stock over any 150-calendar day period as specified in the applicable award agreement as of the Effective Time, (y) the volume-weighted average price of Sprint Common Stock over the five (5) consecutive trading day period ending with the second (2nd) complete trading day prior to the Effective Time and (z) the volume-weighted average price of Sprint Common Stock equal to 100% of the target award; and (2) in the case of a Sprint PSU Award other than a Sprint TIA Award, in respect of outstanding performance periods as of the Effective Time, the target number of shares of Sprint Common Stock underlying such Sprint PSU Award and in respect of completed performance periods as of the Effective Time, the actual number of shares of Sprint Common Stock underlying such Sprint PSU Award.

(b) Sprint ESPP. Prior to the Effective Time, Sprint shall take all actions necessary or required under the Sprint Employees Stock Purchase Plan (the “Sprint ESPP”) and applicable Law to, contingent on the Effective Time, (i) cause the purchase period then underway under the Sprint ESPP (the “Final Purchase Period”), to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs; (ii) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed purchase period for all purposes pursuant to the Sprint ESPP; and (iii) cause the exercise (as of no later than five (5) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Sprint ESPP. On such exercise date, Sprint shall apply the funds credited as of such date pursuant to the Sprint ESPP within each participant’s payroll withholding account to the purchase of whole shares of Sprint Common Stock in accordance with the terms of the Sprint ESPP, and such shares of Sprint Common Stock shall be outstanding shares of Sprint Common Stock and entitled to receive the Merger Consideration in accordance with Section 3.2.

(c) Assumption of Sprint Equity Awards. Effective as of the Effective Time, T-Mobile shall assume (i) the Sprint Options, Sprint RSU Awards and Sprint PSU Awards (any such award, a “Sprint Equity Award”) in accordance with the terms of this Section 3.3 and (ii) sponsorship of each Sprint Equity Plan; provided that references to Sprint therein shall thereupon be deemed references to T-Mobile and references to Sprint Common Stock therein shall be deemed references to T-Mobile Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(d) Corporate Actions. Prior to the Effective Time, the Board of Directors of Sprint or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Sprint Equity Awards and the Sprint Equity Plans as contemplated by this Section 3.3.

(e) Registration Statement. As soon as practicable after the Effective Time, T-Mobile shall prepare and file with the SEC a Form S-8 (or any successor form, or if Form S-8 is not available, such other appropriate forms) registering a number of shares of T-Mobile Common Stock necessary to fulfill T-Mobile’s obligations under this Section 3.3. T-Mobile shall take all corporate action necessary to reserve for issuance a sufficient number of shares of T-Mobile Common Stock for delivery with respect to the Sprint Equity Awards assumed by it in accordance with this Section 3.3. T-Mobile shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as any of such assumed Sprint Equity Awards remain outstanding.

Section 3.4. No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of T-Mobile Common Stock or Sprint Common Stock in connection with the Merger Transactions.

Section 3.5. Exchange of Shares and Certificates; Fractional Shares.

(a) Exchange Agent. Prior to the Effective Time, T-Mobile shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange

Agent”) reasonably acceptable to Sprint on terms reasonably acceptable to Sprint for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, on or prior to the Effective Time, T-Mobile shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Sprint Common Stock evidence of shares of T-Mobile Common Stock representing the aggregate amount of shares of T-Mobile Common Stock sufficient to deliver the Merger Consideration (such shares, the “Exchange Fund”) payable in respect thereof. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.2 out of the Exchange Fund.

(b) Exchange Procedures for the SoftBank US Mergers. On the Closing Date, promptly following the SoftBank US Mergers Effective Time, SoftBank shall cause the certificates (each, a “SoftBank Certificate”) and book-entry shares (each, a “SoftBank Book-Entry Share”) that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Starburst Common Stock and Galaxy Common Stock (or affidavits of loss in lieu of SoftBank Certificates pursuant to Section 3.5(j)) to be surrendered to the Exchange Agent, and upon such surrender, the holder of such SoftBank Certificates and such SoftBank Book-Entry Shares shall be entitled to receive, in exchange therefor, that number of whole shares of T-Mobile Common Stock (which shall be in book-entry form) that such holder has the right to receive pursuant to the provisions of this Article III, and such SoftBank Certificates and SoftBank Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.5, each SoftBank Certificate or SoftBank Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable pro rata portion of the Galaxy Merger Consideration or the applicable pro rata portion of the Starburst Merger Consideration, as applicable. No interest shall be paid or shall accrue for the benefit of holders of SoftBank Certificates or SoftBank Book-Entry Shares on the Galaxy Merger Consideration or the Starburst Merger Consideration payable upon the surrender of SoftBank Certificates or SoftBank Book-Entry Shares.

(c) Exchange Procedures for the Merger. As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), the Exchange Agent shall mail to each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding shares of Sprint Common Stock and whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates pursuant to Section 3.5(j)) to the Exchange Agent, and which shall be in a form reasonably acceptable to T-Mobile and Sprint) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates pursuant to Section 3.5(j)) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by T-Mobile, together with such letter of transmittal, duly executed, or, in the case of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Sprint Common Stock and whose shares were converted into the right to receive the Merger Consideration, upon the surrender of such Book-Entry Share, and in each case upon delivery of such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole shares of T-Mobile Common Stock (which shall be in book-entry form) and, if any, cash in lieu of fractional shares as set forth in Section 3.5(f) that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to T-Mobile Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, SoftBank Certificate, Book-Entry Share or SoftBank Book-Entry Share with respect to any shares of T-Mobile Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5(f), in each case until the later of the surrender of such Certificate, SoftBank Certificate, Book-Entry Share or SoftBank Book-Entry Share in accordance with this Article III and the payment date for such dividends or distributions.

(e) No Further Ownership Rights in Sprint Common Stock. The Merger Consideration, the Galaxy Merger Consideration and the Starburst Merger Consideration paid upon the surrender for exchange of Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Sprint Common Stock theretofore represented by such Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sprint Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares are presented to T-Mobile, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(f) Fractional Shares.

(i) No certificates or scrip or book-entry notations representing fractional shares of T-Mobile Common Stock shall be issued upon the surrender for exchange of Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of T-Mobile.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Sprint Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of T-Mobile Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the aggregate number of shares of T-Mobile Common Stock delivered to the Exchange Agent by T-Mobile for issuance to holders of Certificates or Book-Entry Shares over (B) the aggregate number of whole shares of T-Mobile Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent on NASDAQ shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares of such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.5(f).

(g) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent that remains undistributed to the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to T-Mobile, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to T-Mobile for payment of their claim for the Merger Consideration payable in respect of such shares and any dividends or distributions with respect to T-Mobile Common Stock.

(h) No Liability. None of Sprint, T-Mobile, Merger Sub, Merger Company, the Surviving Corporation, the SoftBank Surviving Entity, the DT Parties, the SoftBank Parties or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of T-Mobile Common Stock, any cash in lieu of fractional shares of T-Mobile Common Stock or any dividends or distributions with respect to T-Mobile Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash or dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of T-Mobile, free and clear of all claims or interests of any person previously entitled thereto.

(i) Withholding Rights. Each of T-Mobile and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including any shares of T-Mobile Common Stock otherwise required to be delivered pursuant to this Article III) such amounts as it is required to deduct and withhold with respect to the making of such payment (or delivery) under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate or SoftBank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or SoftBank Certificate to be lost, stolen or destroyed and, if required by T-Mobile or the Exchange Agent, the posting by such person of a bond in such reasonable amount as T-Mobile or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate or SoftBank Certificate, as applicable, the Exchange Agent shall deliver (i) in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Sprint Common Stock formerly represented thereby, any cash in lieu of fractional shares of T-Mobile Common Stock, and any unpaid dividends and distributions on shares of T-Mobile Common Stock deliverable in respect thereof, pursuant to this Agreement and (ii) in exchange for such lost, stolen or destroyed SoftBank Certificate, the applicable pro rata portion of the Galaxy Merger Consideration or the applicable pro rata portion of the Starburst Merger Consideration, as applicable, with respect to the shares of Galaxy Common Stock or Starburst Common Stock formerly represented thereby and any unpaid dividends and distributions on shares of T-Mobile Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.6. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Sprint Common Stock or T-Mobile Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of Sprint Common Stock, Galaxy Common Stock, Starburst Common Stock or Sprint Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction. Nothing in this Section 3.6 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.7. Certain Subsidiaries; Further Assurances.

(a) DT shall cause its subsidiaries (other than T-Mobile and its subsidiaries) to comply with this Agreement. SoftBank shall cause its subsidiaries (other than Sprint and its subsidiaries) to comply with this Agreement.

(b) In the event DT, T-Mobile, SoftBank or Sprint shall have given a Revised Structure Notice prior to the SoftBank US Mergers Effective Time, the parties shall take all actions necessary or advisable in order to give effect to the last sentence of Section 1.1.

(c) At and after the Effective Time, the officers and directors, as applicable, of T-Mobile, the Surviving Corporation and the SoftBank Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Sprint, Merger Sub, Merger Company, the Surviving Corporation or the SoftBank Surviving Entity any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in T-Mobile or a subsidiary of T-Mobile, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by T-Mobile or a subsidiary of T-Mobile, as the case may be, as a result of, or in connection with, the Merger Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of Sprint. Except as set forth in any Sprint SEC Document filed with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2016 (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Sprint Filed SEC Documents”), excluding any disclosures in such Sprint Filed SEC Documents contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or except as disclosed in the disclosure letter delivered by Sprint to T-Mobile at or prior to the execution of this Agreement (the “Sprint Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and any other subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies such other subsection), Sprint represents and warrants to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows:

(a) Organization, Standing and Corporate Power. Each of Sprint and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, or to have such power, individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect on Sprint. Each of Sprint and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Sprint has delivered or made available to T-Mobile prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Sprint (the “Sprint Certificate of Incorporation”) and the Bylaws of Sprint not filed prior to the date of this Agreement with the Sprint Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Sprint has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject only to the Sprint Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sprint and the consummation by Sprint of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sprint, subject, in the case of the Merger, to the Sprint Stockholder Approval and the filing of the Merger Certificate pursuant to the DGCL. The Board of Directors of Sprint (at a meeting duly called and held) has, by the unanimous vote of all directors of Sprint, duly adopted resolutions: (A) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, on the terms and subject to the conditions set forth in this Agreement, (B) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, are fair to, and in the best interests of, Sprint and the stockholders of Sprint, (C) recommending the adoption of this Agreement to the stockholders of Sprint (the “Sprint Board Recommendation”) and (D) directing that this Agreement be submitted to the stockholders of Sprint for adoption, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. A committee of the Board of Directors of Sprint consisting solely of independent directors of Sprint (the “Sprint Independent Committee”) (at a meeting duly called and held) has, by unanimous vote, duly adopted resolutions: (A) determining that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger Transactions, are advisable and fair to, and in the best interests of, all of the stockholders of Sprint (including such stockholders other than the SoftBank Parties), and (B) recommending the submission of this Agreement to the full Board of Directors of Sprint and the approval this Agreement and the transactions contemplated hereby, including the Merger Transactions, by the full Board of Directors of Sprint. This Agreement has been duly executed and delivered by Sprint and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Sprint, enforceable against Sprint in accordance with its terms, except that such enforcement may be subject to (A) applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance, option, right of first refusal, preemptive right, hypothecation, mortgage, security interest or other similar restriction of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Sprint or any of its subsidiaries under, (A) the Sprint Certificate of Incorporation or the Bylaws of Sprint or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Sprint or any of its subsidiaries is a party or by which Sprint, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sprint or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of Sprint’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Sprint or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to Sprint or any of its subsidiaries in connection with the execution and delivery of this Agreement by Sprint or the consummation by Sprint of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), (B) compliance with any applicable requirements of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Communications Act”), (C) pursuant to any applicable Laws of any state or territorial public utility commissions (“PUCs”) or any similar foreign public utility bodies regulating telecommunications businesses, (D) pursuant to Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. § 4565), and the regulations promulgated by the Committee on Foreign Investment in the United States (“CFIUS”) thereunder, codified at 31 C.F.R. Part 800, et seq., or any successor statute and/or regulations thereto (collectively, “Section 721”), (E) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) pursuant to the DGCL, (G) in accordance with the rules and policies of the New York Stock Exchange (“NYSE”) or the NASDAQ Global Select Market (“NASDAQ”), (H) such filings with the Defense Security Service (“DSS”) as are necessary to comply with the National Industrial Security Program Operating Manual (DOD 5220.22-M) (February 28, 2006) (together with any supplements, amendments or revised editions thereof, the “NISPOM”) and (I) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Sprint or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of Sprint consists of 9,000,000,000 shares of Sprint Common Stock, 1,000,000,000 shares of non-voting common stock, par value $0.01 per share (the “Sprint Non-Voting Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Sprint Preferred Stock”). At the close of business on April 25, 2018 (the “Measurement Date”), (A) 4,006,698,492 shares of Sprint Common Stock were issued and outstanding, (B) 8,279 shares of Sprint Common Stock were held by Sprint in its treasury, (C) no shares of Sprint Non-Voting Common Stock were outstanding, (D) no shares of Sprint Preferred Stock were outstanding, (E) 28,403,976 shares of Sprint Common Stock were subject to issuance pursuant to Sprint Options, (F) 8,724,233 shares of Sprint Common Stock were subject to issuance pursuant to Sprint RSU Awards, (G) 70,075,588 shares (assuming satisfaction of any performance vesting conditions at target levels) or 89,994,614 shares (assuming satisfaction of any performance vesting conditions at maximum levels) of Sprint Common Stock were subject to issuance pursuant to Sprint PSU Awards, (H) 54,579,924 shares of Sprint Common Stock were subject to issuance at a purchase price of $5.25 per share pursuant to the SoftBank Sprint Warrant, and 7,288,630 shares of Sprint Common Stock were subject to issuance at a purchase price of $3.43 per share pursuant to the Non-SoftBank Sprint Warrant and (I) 68,030,781 shares of Sprint Common Stock were reserved for issuance under the Sprint ESPP.

(ii) All outstanding shares of capital stock of Sprint are, and all shares of capital stock of Sprint that may be issued as permitted by this Agreement or otherwise shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Measurement Date resulting from the issuance of shares of Sprint Common Stock pursuant to the Sprint ESPP or the exercise or settlement of Sprint Options, Sprint RSU Awards or Sprint PSU Awards, or otherwise, to the extent expressly permitted by Section 5.1(a)(ii) (including Section 5.1(a)(ii) of the Sprint Disclosure Letter) or otherwise by this Agreement, (A) there are not issued or outstanding (x) any shares of capital stock or other voting or equity securities or interests of Sprint, (y) any securities or interests of Sprint or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of Sprint or (z) any warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from Sprint or any of its subsidiaries (including any subsidiary trust), or any agreements, arrangements or obligations of Sprint or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of Sprint, or any securities or interests convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of Sprint, (B) there are no outstanding obligations of Sprint or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests and (C) there are no outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Sprint or any of its subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Sprint or any of its subsidiaries is party, in each case pursuant to which any person is entitled to receive any payment from Sprint based in whole or in part on the value of any shares of capital stock or other voting or equity securities or interests of Sprint or any of its subsidiaries.

(iii) There are no stockholder agreements, voting agreements, voting trusts or other agreements or understandings to which Sprint or any of its subsidiaries is a party, including any such agreements or understandings restricting the transfer of the capital stock or other voting or equity securities or interests of Sprint or its subsidiaries or affecting the voting rights of the capital stock or other voting or equity securities or interests of Sprint or its subsidiaries. Neither Sprint nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights, buy-sell rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Sprint are held by any subsidiary of Sprint.

(d) Subsidiaries.

(i) All outstanding shares of capital stock or other voting or equity securities or interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of Sprint have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sprint, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or interests.

(ii) There are no outstanding (A) securities or interests of Sprint or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint, (B) warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from Sprint or any of its subsidiaries (including any subsidiary trust), or agreements, arrangements or obligations of Sprint or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint, or any securities or interests convertible into, or exchangeable or exercisable for, or based on the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint or (C) obligations of Sprint or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any subsidiary of Sprint or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Sprint and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) with the SEC since January 1, 2016 (the “Sprint SEC Documents”). As of their respective dates, the Sprint SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Sprint SEC Documents, and none of the Sprint SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date of this Agreement, Sprint has furnished to T-Mobile true and complete copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the Sprint SEC Documents, together with all written responses of Sprint thereto, other than any such letters and responses that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval database (“EDGAR”) prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Sprint SEC Documents, and, to the knowledge of Sprint, none of the Sprint SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of Sprint is required to file periodic reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of Sprint and its subsidiaries included in the Sprint SEC Documents (the “Sprint Financial Statements”) when filed complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Sprint and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as (and to the extent) reflected or reserved against in Sprint’s unaudited balance sheet as of December 31, 2017 (or the notes thereto) included in the Sprint Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Sprint nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Sprint and its subsidiaries (or in the notes thereto)) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sprint.

(iv) Sprint maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of Sprint’s financial reporting and the preparation of Sprint’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Sprint, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Sprint are being made only in accordance with authorizations of management and directors of Sprint and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sprint’s assets that could have a material effect on its financial statements. Since January 1, 2016, none of Sprint, Sprint’s independent accountants, the Board of Directors of Sprint or its audit committee has received any written or, to the knowledge of Sprint, oral notification of any (1) “significant deficiency” in the internal controls over financial reporting of Sprint, (2) “material weakness” in the internal controls over financial reporting of Sprint or (3) fraud, whether or not material, that involves management or other employees of Sprint who have a significant role in the internal controls over financial reporting of Sprint. Since January 1, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Sprint or the Board of Directors of Sprint or any committee thereof.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Sprint are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sprint in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Sprint, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Sprint to make the certifications required under the Exchange Act with respect to such reports.

(vi) Since January 1, 2016, (A) neither Sprint nor any of its subsidiaries has received any written or, to the knowledge of Sprint, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Sprint or any of its subsidiaries, or unlawful accounting or auditing matters with respect to Sprint or any of its subsidiaries, and (B) no attorney representing Sprint or any of its subsidiaries, whether or not employed by Sprint or any of its subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Sprint or any of its subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Sprint or any committee thereof or to the general counsel or chief executive officer of Sprint pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, in each case (A) and (B), except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to Sprint and its subsidiaries, taken as a whole.

(vii) Neither Sprint nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract or arrangement relating to any transaction or relationship between or among Sprint and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sprint or any of its subsidiaries in the Sprint Financial Statements or otherwise in the Sprint SEC Documents.

(viii) Sprint is in compliance in all material respects with the applicable rules and regulations of the NYSE and the applicable listing requirements of the NYSE.

(f) Information Supplied. None of the information supplied or to be supplied by Sprint specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Consent Solicitation Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Sprint with respect to statements made or incorporated by reference therein based on information supplied by T-Mobile or a DT Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Sprint and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) From December 31, 2017 through the date of this Agreement, neither Sprint nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of clause (i), (iv), (viii), (ix), (xi), (xii), (xv), (xvii) or (xx) (in the case of (xx), to the extent relating to any of the foregoing clauses) of Section 5.1(a).

(iii) Since March 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Sprint.

(h) Compliance with Laws; Licenses.

(i) Sprint and its subsidiaries have been and are, and the businesses of Sprint and its subsidiaries have been and are being, conducted, in compliance with all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity (collectively, “Laws”) relating to Sprint and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such applicable Laws, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to Sprint or any of its subsidiaries is pending or, to the knowledge of Sprint, threatened, except for such investigations or reviews that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Each of Sprint and its subsidiaries has obtained, holds and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted (the “Sprint Material Licenses”), except where the failure to have any such License, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(ii) Each of Sprint and its subsidiaries is in compliance with its obligations under each of the Licenses issued or granted to it by the Federal Communications Commission (the “FCC”) and all leases for the use of wireless spectrum between Sprint or any of its subsidiaries, as lessee(s), and the FCC licensees of such spectrum, as lessors (the “Sprint FCC Licenses”) and the rules and regulations of the FCC, and with its obligations under each of the Licenses issued or granted to it by PUCs regulating telecommunications businesses (the “Sprint State Licenses”), and with its obligations under each of the Licenses issued or granted to it by foreign Governmental Entities regulating telecommunications businesses (together with the Sprint Material Licenses, the Sprint FCC Licenses and the Sprint State Licenses, the “Sprint Communications Licenses”), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(iii) Sprint and its subsidiaries are not the subject of, and there are no pending or, to the knowledge of Sprint, threatened proceedings, notices of violation, orders of forfeiture, complaints or investigations relating to the Sprint Communications Licenses before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. The FCC actions granting all Sprint Communications Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of Sprint, threatened application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such Sprint Communications License, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(iv) Sprint or its subsidiaries have good and valid title to, or in the case of leases, a valid leasehold interest in, free and clear of all Liens, other than Sprint Permitted Liens, all of the Sprint Communications Licenses. Each of the Sprint Communications Licenses is issued in the name of Sprint or one of its subsidiaries. Each of the Sprint Communications Licenses is in full force and effect, is granted without conditions, except for those conditions on the face of such Sprint Communications License, conditions imposed by the FCC’s 800 MHz Report and Order, or conditions generally applicable to all similarly situated licenses of comparable spectrum, and is free and clear of all Liens (other than Permitted Liens), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(v) Each lease pursuant to which Sprint or any of its subsidiaries has the right to use wireless spectrum licensed by the FCC is (A) valid and binding, (B) in compliance with all applicable Laws and (C) enforceable in accordance with its terms, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. To the knowledge of Sprint, each licensee of such wireless spectrum is in compliance with all of its obligations under the FCC Rules with respect to each License to which any such lease relates, and, to the knowledge of Sprint, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. None of Sprint or its subsidiaries has, nor to the knowledge of Sprint has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. No party to any such lease has claimed in writing nor, to the knowledge of Sprint, has any party threatened in writing that Sprint or any of its subsidiaries is in violation of or default under any such lease, or that such party has the right to terminate such lease, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. To the knowledge of Sprint, all FCC licenses underlying all such leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC license, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(vi) All of the currently operating cell sites, microwave paths, fiber routes and other network facilities of Sprint and its subsidiaries in respect of which a filing with the FCC or any other Governmental Entity was required have been constructed and are currently operated as represented to the FCC or such other Governmental Entity in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes or other network facilities have been preceded by the submission to the FCC or any other applicable Governmental Entity of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. All facilities constructed by Sprint or its subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, whether such filings were made by Sprint or a lessor leasing spectrum to Sprint, remain constructed and are currently being operated as represented to the FCC, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(vii) All transmission towers owned or leased by Sprint and its subsidiaries are (to the knowledge of Sprint with respect to leased towers) obstruction-marked and lighted by Sprint or its subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by Sprint and its subsidiaries to the extent required to be made by Sprint or any of its subsidiaries by, and in accordance with, the FAA Rules, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(viii) Neither Sprint nor any of its subsidiaries holds any Sprint Communications Licenses through a partnership, joint venture or other person that is not a subsidiary of Sprint, or any structured finance, special purpose or limited purpose entity or person.

(ix) Sprint and its subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the Sprint FCC Licenses generally. To the knowledge of Sprint, there are no facts or circumstances relating to the qualifications of Sprint and its subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the rules and regulations of the FCC (the “FCC Rules”) and the Communications Act with respect to the Merger Transactions.

(i) Litigation. There is no legal, administrative, arbitral or other action, suit, investigation, proceeding, claim, audit, hearing, charge, complaint, indictment, litigation or examination (each, an “Action”) pending or, to the knowledge of Sprint, threatened in writing against or affecting Sprint or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither Sprint nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) Section 4.1(j)(i) of the Sprint Disclosure Letter contains a complete and correct list of each material Sprint Benefit Plan. With respect to each material Sprint Benefit Plan, Sprint has made available to T-Mobile complete and accurate copies of the following documents (if applicable): (A) such Sprint Benefit Plan and summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (E) the most recently received IRS determination letter or opinion.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) each of the Sprint Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Sprint Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Sprint or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Sprint or its subsidiaries as of the Effective Time pursuant to each Sprint Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Sprint nor any of its subsidiaries has engaged in a transaction in connection with which Sprint or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (E) there are no pending or, to the knowledge of Sprint, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sprint Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.1(j)(iii) of the Sprint Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, each of the Sprint Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Sprint, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.1(j)(v) of the Sprint Disclosure Letter sets forth each Sprint Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Sprint Title IV Plan”). With respect to each Sprint Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Sprint Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Sprint, is expected to be incurred by Sprint or any of its subsidiaries, and (G) the PBGC has not instituted proceedings to terminate any such Sprint Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates. Since December 31, 2016, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Sprint Title IV Plan, or any material change in the manner in which contributions to any Sprint Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former employee, director or other individual service provider of Sprint or its subsidiaries under any Sprint Benefit Plan, (B) increase any compensation or benefits otherwise payable under any Sprint Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (D) impose any restrictions or limitations on the rights of T-Mobile or its affiliates to amend, merge, terminate or receive a reversion of assets from any Sprint Benefit Plan or (E) result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to Sprint or its affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Sprint or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, all Sprint Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, neither Sprint nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, affirmative action, immigration, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Sprint or any of its subsidiaries and, to the knowledge of Sprint, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Sprint or any of its subsidiaries, (B) to the knowledge of Sprint, there is no (and has not been during the three-year period preceding the date of this Agreement) labor organizing effort pending or threatened in writing against Sprint or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sprint, threatened in writing against Sprint or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown or work stoppage in effect or, to the knowledge of Sprint, threatened in writing, with respect to any employees of Sprint or any of its subsidiaries, (E) neither Sprint nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1988 or any similar applicable state, local or foreign law (the “WARN Act”), and (F) to the knowledge of Sprint, no current or former employee, independent contractor or consultant of Sprint or any of its subsidiaries has breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) Sprint or any of its subsidiaries or (ii) a former employer of any such individual relating to (a) the right of any such individual to be employed or engaged by Sprint or any of its subsidiaries or (b) the use or disclosure of confidential information in connection with such individual’s employment with or engagement by Sprint or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, Sprint and each of its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, immigration and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

(ii) Neither Sprint nor any of its subsidiaries is a party or subject to, or otherwise bound by, any Labor Agreement, and none of the employees of Sprint or its subsidiaries are represented by a works council, union or similar labor organization with respect to their services to Sprint or its subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Sprint or any of its subsidiaries.

(l) Taxes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint:

(i) (A) All Tax Returns required to be filed by Sprint and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Sprint and its subsidiaries have been timely paid, except, in the case of clause (B) or (C), with respect to Taxes for which adequate reserves have been established in accordance with GAAP in the Sprint Financial Statements, and (D) Sprint and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) As of the date hereof, there is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Sprint or any of its subsidiaries that remains in effect.

(iii) (A) No investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return of Sprint or any of its subsidiaries is currently pending or has been threatened in writing, and (B) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Sprint or any of its subsidiaries may be liable which has not been adequately reserved for in the Sprint Financial Statements, fully paid or finally settled.

(iv) Neither Sprint nor any of its subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority, which agreement, ruling or memorandum is or would be binding with respect to any taxable period for which the applicable statute of limitations has not yet expired.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where Sprint or any of its subsidiaries does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Neither Sprint nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely between Sprint and one or more wholly owned subsidiaries of Sprint or (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Sprint is the common parent corporation), or (C) has any liability for the payment of Taxes of any person (other than Sprint or any of its subsidiaries) as a successor or transferee, or otherwise.

(vii) None of the assets of Sprint or any of its subsidiaries is subject to any Liens for Taxes (other than Permitted Liens).

(viii) In the past two years, neither Sprint nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Neither Sprint nor any of its subsidiaries has taken any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Starburst or Galaxy from delivering their respective Tax Certificates, or (iii) Sprint obtaining the opinion described in Section 7.3(e).

(x) Neither Sprint nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(m) Voting Requirements. The Sprint Stockholder Approval is the only vote of holders of any securities of Sprint or its subsidiaries necessary to approve the transactions contemplated by this Agreement. The execution and delivery to Sprint by the SoftBank Stockholder (as defined in the SoftBank Support Agreement) of the written consent contemplated by Section 2 of the SoftBank Support Agreement will constitute receipt of the Sprint Stockholder Approval.

(n) Intellectual Property.

(i) Sprint and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. All such rights shall survive the consummation of the Merger unchanged in all respects, except as would not reasonably be expected to have a Material Adverse Effect on Sprint.

(ii) The conduct of Sprint’s and its subsidiaries’ businesses as currently conducted or as contemplated by them to be conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. No claims are pending or, to the knowledge of Sprint, threatened in writing adversely affecting the Intellectual Property rights of Sprint, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. To the knowledge of Sprint, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Sprint or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iii) Sprint and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, except where the failure to take such measures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. To the knowledge of Sprint, there has been no disclosure of any such trade secrets or confidential information of or relating to Sprint or any of its subsidiaries to any person, except for disclosures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iv) The material IT Assets of Sprint and its subsidiaries operate and perform as needed by Sprint and its subsidiaries to adequately conduct their respective businesses as currently conducted or as contemplated by them to be conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Since January 1, 2015, to the knowledge of Sprint, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of Sprint or its subsidiaries or any other persons to the extent used by or on behalf of Sprint or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(o) Data Protection.

(i) Sprint and its subsidiaries (A) are and have been since January 1, 2015 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole, and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.

(ii) To the knowledge of Sprint, since January 1, 2015, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Sprint or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. Since January 1, 2015, no person (including any Governmental Entity) has made any claim or commenced any Action with respect to any unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Sprint or any of its subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(p) Material Contracts.

(i) Except for this Agreement, the Sprint Benefit Plans or any contracts filed as exhibits to or incorporated by reference in (regardless of when such contract was originally filed) any Sprint Filed SEC Document, Section 4.1(p)(i) of the Sprint Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each contract described below in this Section 4.1(p)(i) that is unexpired and effective as of the date of this Agreement to which Sprint or any subsidiary of Sprint is a party or by which any of their respective properties or assets is bound or affected (all contracts of the type described in this Section 4.1(p)(i), other than the Sprint Benefit Plans, whether or not set forth on Section 4.1(p)(i) of the Sprint Disclosure Letter, being referred to herein as the “Sprint Material Contracts”):

(A) any partnership, joint venture, strategic alliance or collaboration contract which is material to Sprint and its subsidiaries, taken as a whole;

(B) any contract pursuant to which any Indebtedness of Sprint or any of its subsidiaries, in each case in excess of $100,000,000, is outstanding or secured, other than any such contract or instrument solely between or among Sprint and any of its wholly owned subsidiaries;

(C) any contract related to an acquisition, divestiture, merger or similar transaction that contains financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and that would reasonably be expected to result in the receipt or making of future payments in excess of $100,000,000;

(D) any contract requiring or reasonably likely to result in (x) payments by Sprint and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of Sprint or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $50,000,000 during any 12-month period or $100,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $200,000,000 during any 12-month period or $400,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (y) payments to Sprint and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of Sprint or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $50,000,000 during any 12-month period or $100,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $200,000,000 during any 12-month period or $400,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof;

(E) any contract containing a non-competition or similar provision that materially restricts the ability of Sprint or any of its subsidiaries to compete in any material line of business or in any material geographic region or with any person;

(F) any contract that provides for exclusive rights for the benefit of any third party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires Sprint or any of its subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to Sprint and its subsidiaries, taken as a whole;

(G) any contract obligating Sprint or any of its subsidiaries to make any capital expenditures in excess of $100,000,000, other than acquisitions of inventory and equipment in the ordinary course of business;

(H) any contract pursuant to which Sprint or any of its subsidiaries (x) leases wireless spectrum requiring or reasonably likely to result in annual payments by or to Sprint and its subsidiaries in excess of $100,000,000, (y) would reasonably be expected to be required to purchase, sell, lease or exchange any wireless spectrum with a value in excess of $100,000,000 or (z) provides mobile virtual network operator or other wholesale mobile network services to any third person and requiring or reasonably likely to result in annual payments by or to Sprint and its subsidiaries in excess of $100,000,000;

(I) any contract involving the settlement of any claim, action, suit or proceeding or any threatened claim, action, suit or proceeding (or series of related claims, actions, suits or proceedings) which (x) involves payments after the date hereof in excess of $100,000,000 or (y) imposes material monitoring, reporting or other non-monetary obligations to any third party or Governmental Entity;

(J) (x) any NSA, (y) any Government Contract of Sprint or any of its subsidiaries involving payments in excess of $50,000,000, the period of performance of which is still active or for which final payment has not been received or (z) any other material contract with a Governmental Entity;

(K) any contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which Sprint or any of its subsidiaries would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets;

(L) (x) any contract providing for a sale-leaseback, lease-leaseback or similar arrangement of tower sites and related assets involving, or that would reasonably be expected to involve, proceeds in excess of $100,000,000 and (y) any material lease, sublease, sub-sublease license or other agreement under which Sprint or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property;

(M) any contract or binding oral or other arrangement between Sprint or any of its subsidiaries, on the one hand, and SoftBank or any of its affiliates (other than Sprint and its subsidiaries), on the other hand reasonably likely to result in (x) payments by Sprint and its subsidiaries in excess of $25,000,000 in any fiscal year or (y) payments to Sprint and its subsidiaries in excess of $25,000,000 in any fiscal year; and

(N) any contract not otherwise described in any other subsection of this Section 4.1(p)(i) that would be required to be filed by Sprint as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(ii) Sprint has delivered or made available to T-Mobile, or its external legal advisors pursuant to a confidential review process, prior to the date of this Agreement, true and complete copies (with the exception of redactions) of all Sprint Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Sprint Filed SEC Documents. Except to the extent it has previously expired in accordance with its terms, each Sprint Material Contract is valid and binding on Sprint (or, to the extent that a subsidiary of Sprint is a party, such subsidiary) and is in full force and effect in all material respects (subject to the Enforceability Exceptions). Sprint and each of its subsidiaries have performed all obligations required to be performed by them to date under each Sprint Material Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Neither Sprint nor any of its subsidiaries has knowledge of, or has received written notice of, any material violation or default under (nor, to the knowledge of Sprint, does there exist any condition that with or without notice or lapse of time, or both, would result in such a material violation or default under) any Sprint Material Contract. To the knowledge of Sprint, no other party to any Sprint Material Contract is in breach of or default under the terms of any Sprint Material Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iii) Since December 31, 2013, (A) neither Sprint nor any of its subsidiaries has been suspended or debarred from bidding on or entering into contracts or subcontracts for or with any Governmental Entity, (B) no suspension or debarment actions with respect to any Government Contract have been commenced or threatened in writing against Sprint or any of its subsidiaries, (C) all representations and certifications made by Sprint or any of its subsidiaries in connection with each of such entity’s Government Contracts and Government Bids were accurate and complete in all material respects as of the date of submission, and all such representations and certifications have been kept current, to the extent required, (D) neither Sprint nor any of its subsidiaries has received any written notice of investigations or audits planned, underway or unresolved by any Governmental Entity with respect to any Government Contract or Government

Bid, and to the knowledge of Sprint, there are no such investigations planned, underway or unresolved for which Sprint or any of its subsidiaries has not received notice, (E) there are no material outstanding claims or disputes against or with Sprint or any of its subsidiaries relating to any Government Contracts and involving either the U.S. government, any prime contractor, any higher-tier subcontractor or any third party, (F) neither Sprint nor any of its subsidiaries has received a written negative determination of responsibility with respect to any quotation, bid or proposal for a Government Contract, (G) Sprint and its subsidiaries are in compliance, in all material respects, with all applicable statutory, regulatory and contractual requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, as set forth under Title 48 of the Code of Federal Regulations (“FAR”) and applicable agency supplements thereto, the FAR Cost Principles and the Cost Accounting Standards, (H) there are no adverse or negative government past performance evaluations or ratings that would reasonably be expected to adversely affect in any material respect the evaluation of bids or proposals for future Government Contracts, (I) to the knowledge of Sprint, no facts exist which are reasonably likely to give rise to a material claim for price adjustment under the False Claims Act (31 U.S.C. §§ 3729 - 3733), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. Chapter 35) or to any other request for a material reduction in the price of any Government Contract of Sprint or any of its subsidiaries, (J) the business systems of Sprint and each of its subsidiaries, including their accounting systems and related processes, are in compliance, in all material respects, with applicable requirements of each Government Contract and Government Bid and all applicable Laws, and no Governmental Entity has notified Sprint or any of its subsidiaries of a significant weakness or deficiency with respect to any such business system, (K) no termination for default, show cause notice, cure notice or letter of concern has been issued to or against Sprint or any of its subsidiaries with respect to any Government Contract and (L) no Government Contracts were awarded to Sprint or any of its subsidiaries pursuant to a procurement process that was limited to persons having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status. Section 4.1(p)(iii) of the Sprint Disclosure Letter contains a true and complete list of each Government Bid by Sprint or any of its subsidiaries outstanding as of the date of this Agreement, which Government Bid is material to the business of Sprint and its subsidiaries, taken as a whole.

(iv) A true and complete list of all facility security clearances held by Sprint or any of its subsidiaries, and aggregate data on all personnel security clearances held by their respective employees (the “Clearance List”), in each case as of the date of this Agreement, has been provided orally or in writing to T-Mobile’s external legal advisors prior to the date of this Agreement. Each Sprint entity holding any such facility security clearance holds, and at all relevant times has held, at least a “satisfactory” rating from DSS with respect to its facility clearance. The Clearance List contains all of the facility and aggregate data on personnel security clearances necessary to conduct the business of Sprint and its subsidiaries as currently being conducted, and are in full force and effect. No notice of revocation from DSS or any other Governmental Entity has been issued and remains unresolved with respect to any facility or personnel security clearance of Sprint, any of its subsidiaries or any of their respective employees. To the knowledge of Sprint, no information, fact, condition or circumstance currently exists that is reasonably likely to give rise to the revocation of any such clearance. Each of Sprint and its subsidiaries is in compliance with all applicable Laws regarding national security, including those obligations specified in the NISPOM, and in compliance with all national security agreements or other similar agreements with a Governmental Entity relating to U.S. national security (each, a “NSA”) to which it is a party. Prior to the date of this Agreement, Sprint has provided to T-Mobile’s external legal advisors a true and complete copy of each such NSA. A true and complete list of all Government Contracts that require access to U.S. classified information to which Sprint or any of its subsidiaries is a party except to the extent disclosure thereon is not permitted by Law (the “Sprint Classified Contracts”) will be provided to T-Mobile’s outside legal advisors after disclosure to and consent by the customers associated with the Sprint Classified Contracts.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint:

(i) Sprint and each of its subsidiaries are and have been since January 1, 2014 in compliance with all applicable Environmental Laws and neither Sprint nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Sprint or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) Sprint and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (“Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sprint and its subsidiaries are in compliance with all terms and conditions of their material Environmental Permits.

(iii) There are no Environmental Claims pending or, to the knowledge of Sprint, threatened against (1) Sprint or any of its subsidiaries, (2) any person or entity whose liability for any Environmental Claim Sprint or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (3) any real or personal property or operations which Sprint or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2014, in whole or in part.

(iv) There has been no release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Sprint or any of its subsidiaries, or, to the knowledge of Sprint, against any person or entity whose liability for any Environmental Claim Sprint or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Prohibited Payments. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, since January 1, 2014, none of Sprint or any of its subsidiaries or, to the knowledge of Sprint, any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (“Anti-Corruption Laws”) or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment. Neither Sprint nor any of its subsidiaries, as of the date of this Agreement, (i) to the knowledge of Sprint, is under external or internal investigation for any material violation of any Anti-Corruption Laws, (ii) has received any written or, to the knowledge of Sprint, other communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) to the knowledge of Sprint, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, since January 1, 2014, neither Sprint nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint: (i) Sprint and each of its subsidiaries have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of their owned real property, and good and valid leasehold title to all of their leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) all such real property (A) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (B) has sufficient access to a public road, and (C) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Licenses of Sprint and its subsidiaries and applicable Laws, (iii) there are no existing (or, to the knowledge of Sprint, threatened in writing) condemnation proceedings with respect to any such real property, and (iv) with respect to all such leased real property, Sprint and each of its subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Sprint nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Related Party Agreements. As of the date hereof, there are no agreements or arrangements between Sprint and/or any of its subsidiaries, on the one hand, and SoftBank and/or any affiliate of SoftBank or Sprint (other than Sprint and its subsidiaries), on the other hand, that are material to the operation of the businesses of Sprint and its subsidiaries as currently conducted, or that otherwise provide for rights or obligations of Sprint or any of its subsidiaries that, individually or in the aggregate, are, or would reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, other than as set forth on Section 4.1(t) of the Sprint Disclosure Letter. Sprint has delivered or made available to T-Mobile, prior to the date of this Agreement, true and complete copies of all such agreements or arrangements that exist as of the date of this Agreement and have not been filed as exhibits to the Sprint Filed SEC Documents.

(u) Opinion of Financial Advisors. The Board of Directors of Sprint has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Sprint Common Stock as of immediately prior to the SoftBank US Mergers. The Board of Directors of Sprint has received the opinion of Raine Securities LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement and taking into account the Merger is fair, from a financial point of view, to the holders of Sprint Common Stock as of immediately prior to the SoftBank US Mergers. The Sprint Transaction Committee has received the opinion of Centerview Partners LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, that Exchange Ratio is fair, from a financial point of view, to the holders of Sprint Common Stock, other than Sprint Common Stock held in treasury and Sprint Common Stock held by the SoftBank Parties, the DT Parties or any affiliate of Sprint or T-Mobile.

(v) Brokers. Except as set forth in Section 4.1(v) of the Sprint Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sprint.

(w) Takeover Statutes and Charter Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.2(x), the Board of Directors of Sprint has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies with respect to Sprint or any of its subsidiaries in connection with this Agreement, the Merger Transactions or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Sprint or any of its subsidiaries is subject, party or otherwise bound.

(x) Ownership of T-Mobile Common Stock. Neither Sprint nor any of its affiliates is, nor at any time during the last three years, has Sprint or any of its affiliates been, an “interested stockholder” of T-Mobile as defined in Section 203 of the DGCL. Sprint and its affiliates do not beneficially own any shares of T-Mobile Common Stock or other securities of

T-Mobile or any option, warrants or other rights to acquire T-Mobile Common Stock or other securities of, or any other economic interest in, T-Mobile.

Section 4.2. Representations and Warranties of T-Mobile, Merger Sub and Merger Company. Except as set forth in any T-Mobile SEC Document filed with the SEC since January 1, 2016 (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “T-Mobile Filed SEC Documents”), excluding any disclosures in such T-Mobile Filed SEC Documents contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or except as disclosed in the disclosure letter delivered by T-Mobile to Sprint at or prior to the execution of this Agreement (the “T-Mobile Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and any other subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies such other subsection), T-Mobile, Merger Sub and Merger Company represent and warrant to Sprint and SoftBank as follows:

(a) Organization, Standing and Corporate Power. Each of T-Mobile and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, or to have such power, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Each of T-Mobile and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. T-Mobile has delivered or made available to Sprint prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of T-Mobile (the “T-Mobile Certificate of Incorporation”) and the Bylaws of T-Mobile not filed prior to the date of this Agreement with the T-Mobile Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) T-Mobile has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject only to the T-Mobile Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by T-Mobile and the consummation by T-Mobile of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of T-Mobile, subject, in the case of the T-Mobile Share Issuance and the T-Mobile Charter Amendment, to the T-Mobile Stockholder Approval, and in the case of the Merger Transactions, to the adoption of this Agreement by the sole stockholder of Merger Sub and the sole member of Merger Company pursuant to Section 6.18. The Board of Directors of T-Mobile (at a meeting duly called and held) has, by the unanimous vote of all directors of T-Mobile, duly adopted resolutions: (A) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (B) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are fair to, and in the best interests of, T-Mobile and the stockholders of T-Mobile, (C) recommending the approval of the T-Mobile Charter Amendment and the T-Mobile Share Issuance to the stockholders of T-Mobile (the “T-Mobile Board Recommendation”) and (D) directing that the T-Mobile Charter Amendment and the T-Mobile Share Issuance be submitted to the stockholders of T-Mobile for approval, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. A committee of the Board of Directors of T-Mobile consisting solely of independent directors of T-Mobile (the “T-Mobile Independent Committee”) (at a meeting duly called and held) has, by unanimous vote, duly adopted resolutions: (A) determining that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are advisable and fair to, and in the best interests of, all of the stockholders of T-Mobile (including such stockholders other than DT and its affiliates (other than T-Mobile and its subsidiaries)), and (B) recommending the submission of this Agreement to the full Board of Directors of T-Mobile and the approval of this Agreement and the transactions contemplated hereby, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, by the full Board of Directors of T-Mobile. This Agreement has been duly executed and delivered by T-Mobile and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of T-Mobile, enforceable against T-Mobile in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of T-Mobile or any of its subsidiaries under, (A) the T-Mobile Certificate of Incorporation or the Bylaws of T-Mobile or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which T-Mobile or any of its subsidiaries is a party or by which T-Mobile, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to T-Mobile or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of T-Mobile’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on T-Mobile or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to T-Mobile or any of its subsidiaries in connection with the execution and delivery of this Agreement by T-Mobile or the consummation by T-Mobile of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the HSR Act, and with any other applicable Antitrust Laws, (B) compliance with any applicable requirements of the Communications Act, (C) pursuant to any applicable Laws of any PUCs or any similar foreign public utility bodies regulating telecommunications businesses, (D) pursuant to Section 721, (E) pursuant to the Securities Act and the Exchange Act, (F) pursuant to the DGCL, (G) in accordance with the rules and policies of the NYSE and NASDAQ, (H) such filings with DSS as are necessary to comply with the NISPOM and (I) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on T-Mobile or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of T-Mobile consists of 1,000,000,000 shares of T-Mobile Common Stock and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 20,000,000 shares have been designated as 5.50% Mandatory Convertible Preferred Stock, Series A (the “T-Mobile Preferred Stock”). At the close of business on the Measurement Date, (A) 847,947,274 shares of T-Mobile Common Stock were issued and outstanding, (B) 1,510,742 shares of T-Mobile Common Stock were held by T-Mobile in its treasury, (C) no shares of T-Mobile Preferred Stock were outstanding, (D) 397,541 shares of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile Options, (E) 14,356,507 shares of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile RSU Awards, (F) 2,218,614 shares (assuming satisfaction of any performance vesting conditions at target levels) or 4,437,228 shares (assuming satisfaction of any performance vesting conditions at maximum levels) of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile PSU Awards, and (G) 4,431,843 shares of T-Mobile Common Stock were reserved for issuance under the T-Mobile ESPP.

(ii) All outstanding shares of capital stock of T-Mobile are, and all shares of capital stock of T-Mobile that may be issued as permitted by this Agreement or otherwise shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of shares of T-Mobile Common Stock pursuant to the T-Mobile ESPP or the exercise or settlement of T-Mobile Options, T-Mobile RSU Awards or T-Mobile PSU Awards, or otherwise, to the extent expressly permitted by Section 5.1(b)(ii) (including Section 5.1(b)(ii) of the T-Mobile Disclosure Letter) or otherwise by this Agreement, (A) there are not issued or outstanding (x) any shares of capital stock or other voting or equity securities or interests of T-Mobile, (y) any securities or interests of T-Mobile or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of T-Mobile or (z) any warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from T-Mobile or any of its subsidiaries (including any subsidiary trust), or any agreements, arrangements or obligations of T-Mobile or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of T-Mobile, or any securities or interests convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of T-Mobile, (B) there are no outstanding obligations of T-Mobile or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests, and (C) there are no outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by T-Mobile or any of its subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which T-Mobile or any of its subsidiaries is party, in each case pursuant to which any person is entitled to receive any payment from T-Mobile based in whole or in part on the value of any shares of capital stock or other voting or equity securities or interests of T-Mobile or any of its subsidiaries.

(iii) There are no stockholder agreements, voting agreements, voting trusts or other agreements or understandings to which T-Mobile or any of its subsidiaries is a party, including any such agreements or understandings restricting the transfer of the capital stock or other voting or equity securities or interests of T-Mobile or its subsidiaries or affecting the voting rights of the capital stock or other voting or equity securities or interests of T-Mobile or its subsidiaries. Neither T-Mobile nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights, buy-sell rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of T-Mobile are held by any subsidiary of T-Mobile.

(d) Subsidiaries.

(i) All outstanding shares of capital stock or other voting or equity securities or interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of T-Mobile have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by T-Mobile, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or interests.

(ii) There are no outstanding (A) securities or interests of T-Mobile or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile, (B) warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from T-Mobile or any of its subsidiaries (including any subsidiary trust), or agreements, arrangements or obligations of T-Mobile or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile, or any securities or interests convertible into, or exchangeable or exercisable for, or based on the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile or (C) obligations of T-Mobile or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any subsidiary of T-Mobile or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests (in the case of clauses (B) and (C), other than in the case of Merger Sub and Merger Company pursuant to this Agreement).

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) T-Mobile and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) with the SEC since January 1, 2016 (the “T-Mobile SEC Documents”). As of their respective dates, the T-Mobile SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the T-Mobile SEC Documents, and none of the T-Mobile SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date of this Agreement, T-Mobile has furnished to Sprint true and complete copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the T-Mobile SEC Documents, together with all written responses of T-Mobile thereto, other than any such letters and responses that are publicly available on EDGAR prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the T-Mobile SEC Documents, and, to the knowledge of T-Mobile, none of the T-Mobile SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of T-Mobile is required to file periodic reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of T-Mobile and its subsidiaries included in the T-Mobile SEC Documents (the “T-Mobile Financial Statements”) when filed complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP

(except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of T-Mobile and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as (and to the extent) reflected or reserved against in T-Mobile’s audited balance sheet as of December 31, 2017 (or the notes thereto) included in the T-Mobile Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither T-Mobile nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of T-Mobile and its subsidiaries (or in the notes thereto)) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iv) T-Mobile maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of T-Mobile’s financial reporting and the preparation of T-Mobile’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of T-Mobile, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of T-Mobile are being made only in accordance with authorizations of management and directors of T-Mobile and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of T-Mobile’s assets that could have a material effect on its financial statements. Since January 1, 2016, none of T-Mobile, T-Mobile’s independent accountants, the Board of Directors of T-Mobile or its audit committee has received any written or, to the knowledge of T-Mobile, oral notification of any (1) “significant deficiency” in the internal controls over financial reporting of T-Mobile, (2) “material weakness” in the internal controls over financial reporting of T-Mobile or (3) fraud, whether or not material, that involves management or other employees of T-Mobile who have a significant role in the internal controls over financial reporting of T-Mobile. Since January 1, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of T-Mobile or the Board of Directors of T-Mobile or any committee thereof.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by T-Mobile are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by T-Mobile in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of T-Mobile, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of T-Mobile to make the certifications required under the Exchange Act with respect to such reports.

(vi) Since January 1, 2016, (A) neither T-Mobile nor any of its subsidiaries has received any written or, to the knowledge of T-Mobile, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of T-Mobile or any of its subsidiaries, or unlawful accounting or auditing matters with respect to T-Mobile or any of its subsidiaries, and (B) no attorney representing T-Mobile or any of its subsidiaries, whether or not employed by T-Mobile or any of its subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by T-Mobile or any of its subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of T-Mobile or any committee thereof or to the general counsel or chief executive officer of T-Mobile pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, in each case (A) and (B), except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to T-Mobile and its subsidiaries, taken as a whole.

(vii) Neither T-Mobile nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract or arrangement relating to any transaction or relationship between or among T-Mobile and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, T-Mobile or any of its subsidiaries in the T-Mobile Financial Statements or otherwise in the T-Mobile SEC Documents.

(viii) T-Mobile is in compliance in all material respects with the applicable rules and regulations of NASDAQ and the applicable listing requirements of NASDAQ.

(f) Information Supplied. None of the information supplied or to be supplied by T-Mobile specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Consent Solicitation Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by T-Mobile with respect to statements made or incorporated by reference therein based on information supplied by Sprint or a SoftBank Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of T-Mobile and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) From December 31, 2017 through the date of this Agreement, neither T-Mobile nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of clause (i), (iv), (viii), (ix), (xi), (xii), (xv), (xvii) or (xx) (in the case of (xx), to the extent relating to any of the foregoing clauses) of Section 5.1(b).

(iii) Since March 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on T-Mobile.

(h) Compliance with Laws; Licenses.

(i) T-Mobile and its subsidiaries have been and are, and the businesses of T-Mobile and its subsidiaries have been and are being, conducted, in compliance with all Laws relating to T-Mobile and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such applicable Laws, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to T-Mobile or any of its subsidiaries is pending or, to the knowledge of T-Mobile, threatened, except for such investigations or reviews that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Each of T-Mobile and its subsidiaries has obtained, holds and is in compliance with all Licenses necessary to conduct its business as currently conducted (the “T-Mobile Material Licenses”), except where the failure to have any such License, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(ii) Each of T-Mobile and its subsidiaries is in compliance with its obligations under each of the Licenses issued or granted to it by the FCC and all leases for the use of wireless spectrum between T-Mobile or any of its subsidiaries, as lessee(s), and the FCC licensees of such spectrum, as lessors (the “T-Mobile FCC Licenses”) and the rules and regulations of the FCC, and with its obligations under each of the Licenses issued or granted to it by PUCs regulating telecommunications businesses (the “T-Mobile State Licenses”), and with its obligations under each of the Licenses issued or granted to it by foreign Governmental Entities regulating telecommunications businesses (together with the T-Mobile Material Licenses, the T-Mobile FCC Licenses and the T-Mobile State Licenses, the “T-Mobile Communications Licenses”), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(iii) T-Mobile and its subsidiaries are not the subject of, and there are no pending or, to the knowledge of T-Mobile, threatened proceedings, notices of violation, orders of forfeiture, complaints or investigations relating to the T-Mobile Communications Licenses before the FCC, the FAA or any other Governmental Entity, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. The FCC actions granting all T-Mobile Communications Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of T-Mobile, threatened application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such T-Mobile Communications License, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(iv) T-Mobile or its subsidiaries have good and valid title to, or in the case of leases, a valid leasehold interest in, free and clear of all Liens, other than T-Mobile Permitted Liens, all of the T-Mobile Communications Licenses. Each of the T-Mobile Communications Licenses is issued in the name of T-Mobile or one of its subsidiaries. Each of the T-Mobile Communications Licenses is in full force and effect, is granted without conditions, except for those conditions on the face of such T-Mobile Communications License or conditions generally applicable to all similarly situated licenses of comparable spectrum, and is free and clear of all Liens (other than Permitted Liens), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(v) Each lease pursuant to which T-Mobile or any of its subsidiaries has the right to use wireless spectrum licensed by the FCC is (i) valid and binding, (ii) in compliance with all applicable Laws and (iii) enforceable in accordance with its terms, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. To the knowledge of T-Mobile, each licensee of such wireless spectrum is in compliance with all of its obligations under the FCC Rules with respect to each License to which any such lease relates, and, to the knowledge of T-Mobile, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. None of T-Mobile or its subsidiaries has, nor to the knowledge of T-Mobile has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. No party to any such lease has claimed in writing nor, to the knowledge of T-Mobile, has any party threatened in writing that T-Mobile or any of its subsidiaries is in violation of or default under any such lease, or that such party has the right to terminate such lease, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. To the knowledge of T-Mobile, all FCC licenses underlying all such leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC license, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(vi) All of the currently operating cell sites, microwave paths, fiber routes and other network facilities of T-Mobile and its subsidiaries in respect of which a filing with the FCC or any other Governmental Entity was required have been constructed and are currently operated as represented to the FCC or such other Governmental Entity in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes or other network facilities have been preceded by the submission to the FCC or any other applicable Governmental Entity of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. All facilities constructed by T-Mobile or its subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, whether such filings were made by T-Mobile or a lessor leasing spectrum to T-Mobile, remain constructed and are currently being operated as represented to the FCC, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(vii) All transmission towers owned or leased by T-Mobile and its subsidiaries are (to the knowledge of T-Mobile with respect to leased towers) obstruction-marked and lighted by T-Mobile or its subsidiaries to the extent required by, and in accordance with, the FAA Rules, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by T-Mobile and its subsidiaries to the extent required to be made by T-Mobile or any of its subsidiaries by, and in accordance with, the FAA Rules, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(viii) Neither T-Mobile nor any of its subsidiaries holds any T-Mobile Communications Licenses through a partnership, joint venture or other person that is not a subsidiary of T-Mobile, or any structured finance, special purpose or limited purpose entity or person.

(ix) T-Mobile and its subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the T-Mobile FCC Licenses generally. To the knowledge of T-Mobile, there are no facts or circumstances relating to the qualifications of T-Mobile and its subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the FCC Rules and the Communications Act with respect to the Merger Transactions.

(i) Litigation. There is no Action pending or, to the knowledge of T-Mobile, threatened in writing against or affecting T-Mobile or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither T-Mobile nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) Section 4.2(j)(i) of the T-Mobile Disclosure Letter contains a complete and correct list of each material T-Mobile Benefit Plan. With respect to each material T-Mobile Benefit Plan, T-Mobile has made available to Sprint complete and accurate copies of the following documents (if applicable): (A) such T-Mobile Benefit Plan and summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, and (E) the most recently received IRS determination letter or opinion.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, (A) each of the T-Mobile Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no T-Mobile Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of T-Mobile or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by T-Mobile or its subsidiaries as of the Effective Time pursuant to each T-Mobile Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither T-Mobile nor any of its subsidiaries has engaged in a transaction in connection with which T-Mobile or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (E) there are no pending or, to the knowledge of T-Mobile, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the T-Mobile Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.2(j)(iii) of the T-Mobile Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, none of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, each of the T-Mobile Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of T-Mobile, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) No T-Mobile Benefit Plan is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former employee, director or other individual service provider of T-Mobile or its subsidiaries under any T-Mobile Benefit Plan, (B) increase any compensation or benefits otherwise payable under any T-Mobile Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (D) impose any restrictions or limitations on the rights of T-Mobile or its affiliates to amend, merge, terminate or receive a reversion of assets from any T-Mobile Benefit Plan, or (E) result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to T-Mobile or its affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from T-Mobile or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, all T-Mobile Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, neither T-Mobile nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, affirmative action, immigration, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of T-Mobile or any of its subsidiaries and, to the knowledge of T-Mobile, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of T-Mobile or any of its subsidiaries, (B) to the knowledge of T-Mobile, there is no (and has not been during the three-year period preceding the date of this Agreement) labor organizing effort pending or threatened in writing against T-Mobile or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of T-Mobile, threatened in writing against T-Mobile or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown or work stoppage in effect or, to the knowledge of T-Mobile, threatened in writing, with respect to any employees of T-Mobile or any of its subsidiaries, (E) neither T-Mobile nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the WARN Act, and (F) to the knowledge of T-Mobile, no current or former employee, independent contractor or consultant of T-Mobile or any of its subsidiaries has breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) T-Mobile or any of its subsidiaries or (ii) a former employer of any such individual relating to (a) the right of any such individual to be employed or engaged by T-Mobile or any of its subsidiaries or (b) the use or disclosure of confidential information in connection with such individual’s employment with or engagement by T-Mobile or any of its subsidiaries.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, T-Mobile and each of its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, immigration and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

(ii) Neither T-Mobile nor any of its subsidiaries is a party or subject to, or otherwise bound by, any Labor Agreement, and none of the employees of T-Mobile or its subsidiaries are represented by a works council, union or similar labor organization with respect to their services to T-Mobile or its subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of T-Mobile or any of its subsidiaries.

(l) Taxes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile:

(i) (A) All Tax Returns required to be filed by T-Mobile and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes (whether or not reflected on such Tax Returns) required to have been paid by T-Mobile and its subsidiaries have been timely paid, except, in the case of clause (B) or (C), with respect to Taxes for which adequate reserves have been established in accordance with GAAP in the T-Mobile Financial Statements, and (D) T-Mobile and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) As of the date hereof, there is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to T-Mobile or any of its subsidiaries that remains in effect.

(iii) (A) No investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return of T-Mobile or any of its subsidiaries is currently pending or has been threatened in writing, and (B) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which T-Mobile or any of its subsidiaries may be liable which has not been adequately reserved for in the T-Mobile Financial Statements, fully paid or finally settled.

(iv) Neither T-Mobile nor any of its subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority, which agreement, ruling or memorandum is or would be binding with respect to any taxable period for which the applicable statute of limitations has not yet expired.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where T-Mobile or any of its subsidiaries does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Neither T-Mobile nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely between T-Mobile and one or more wholly owned subsidiaries of T-Mobile or (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which T-Mobile is the common parent corporation) or (C) has any liability for the payment of Taxes of any person (other than T-Mobile or any of its subsidiaries) as a successor or transferee, or otherwise.

(vii) None of the assets of T-Mobile or any of its subsidiaries is subject to any Liens for Taxes (other than Permitted Liens).

(viii) In the past two years, neither T-Mobile nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Neither T-Mobile nor any of its subsidiaries has taken any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) T-Mobile from delivering its Tax Certificate, or (iii) T-Mobile obtaining the opinion described in Section 7.2(e).

(x) Neither T-Mobile nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(m) Voting Requirements. The T-Mobile Stockholder Approval is the only vote of holders of any securities of T-Mobile or its subsidiaries necessary to approve the transactions contemplated by this Agreement. The execution and delivery to T-Mobile by the DT Stockholder (as defined in the DT Support Agreement) of the written consent contemplated by Section 2 of the DT Support Agreement will constitute receipt of the T-Mobile Stockholder Approval.

(n) Intellectual Property.

(i) T-Mobile and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. All such rights shall survive the consummation of the Merger unchanged in all respects, except as would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(ii) The conduct of T-Mobile’s and its subsidiaries’ businesses, as currently conducted or as contemplated by them to be conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. No claims are pending or, to the knowledge of T-Mobile, threatened in writing adversely affecting the Intellectual Property rights of T-Mobile, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. To the knowledge of T-Mobile, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of T-Mobile or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iii) T-Mobile and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, except where the failure to take such measures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. To the knowledge of T-Mobile, there has been no disclosure of any such trade secrets or confidential information of or relating to T-Mobile or any of its subsidiaries to any person, except for disclosures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iv) The material IT Assets of T-Mobile and its subsidiaries operate and perform as needed by T-Mobile and its subsidiaries to adequately conduct their respective businesses as currently conducted or as contemplated by them to be conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Since January 1, 2015, to the knowledge of T-Mobile, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of T-Mobile or its subsidiaries or any other persons to the extent used by or on behalf of T-Mobile or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(o) Data Protection.

(i) T-Mobile and its subsidiaries (A) are and have been since January 1, 2015 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole, and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.

(ii) To the knowledge of T-Mobile, since January 1, 2015, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of T-Mobile or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. Since January 1, 2015, no person (including any Governmental Entity) has made any claim or commenced any Action with respect to any unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of T-Mobile or any of its subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(p) Material Contracts.

(i) Except for this Agreement, the T-Mobile Benefit Plans or any contracts filed as exhibits to or incorporated by reference in (regardless of when originally filed) any T-Mobile Filed SEC Document, Section 4.2(p)(i) of the T-Mobile Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each contract described below in this Section 4.2(p)(i) that is unexpired and effective as of the date of this Agreement to which T-Mobile or any subsidiary of T-Mobile is a party or by which any of their respective properties or assets is bound or affected (all contracts of the type described in this Section 4.2(p)(i), other than the T-Mobile Benefit Plans, whether or not set forth on Section 4.2(p)(i) of the T-Mobile Disclosure Letter, being referred to herein as the “T-Mobile Material Contracts”):

(A) any partnership, joint venture, strategic alliance or collaboration contract which is material to T-Mobile and its subsidiaries, taken as a whole;

(B) any contract pursuant to which any Indebtedness of T-Mobile or any of its subsidiaries, in each case in excess of $100,000,000, is outstanding or secured, other than any such contract or instrument solely between or among T-Mobile and any of its wholly owned subsidiaries;

(C) any contract related to an acquisition, divestiture, merger or similar transaction that contains financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and would reasonably be expected to result in the receipt or making of future payments in excess of $150,000,000;

(D) any contract requiring or reasonably likely to result in (x) payments by T-Mobile and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of T-Mobile or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $75,000,000 during any 12-month period or $150,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $300,000,000 during any 12-month period or $600,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (y) payments to T-Mobile and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of T-Mobile or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $75,000,000 during any 12-month period or $150,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $300,000,000 during any 12-month period or $600,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof;

(E) any contract containing a non-competition or similar provision that materially restricts the ability of T-Mobile or any of its subsidiaries to compete in any material line of business or in any material geographic region or with any person;

(F) any contract that provides for exclusive rights for the benefit of any third party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires T-Mobile or any of its subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to T-Mobile and its subsidiaries, taken as a whole;

(G) any contract obligating T-Mobile or any of its subsidiaries to make any capital expenditures in excess of $150,000,000, other than acquisitions of inventory and equipment in the ordinary course of business;

(H) any contract pursuant to which T-Mobile or any of its subsidiaries (x) leases wireless spectrum requiring or reasonably likely to result in annual payments by or to T-Mobile and its subsidiaries in excess of $150,000,000, (y) would reasonably be expected to be required to purchase, sell, lease or exchange any wireless spectrum with a value in excess of $150,000,000 or (z) provides mobile virtual network operator or other wholesale mobile network services to any third person and requiring or reasonably likely to result in annual payments by or to T-Mobile and its subsidiaries in excess of $150,000,000;

(I) any contract involving the settlement of any claim, action, suit or proceeding or any threatened claim, action, suit or proceeding (or series of related claims, actions, suits or proceedings) which (x) involves payments after the date hereof in excess of $150,000,000 or (y) imposes material monitoring, reporting or other non-monetary obligations to any third party or Governmental Entity;

(J) (x) any NSA, (y) any Government Contract of T-Mobile or any of its subsidiaries involving payments in excess of $50,000,000, the period of performance of which is still active or for which final payment has not been received or (z) any other material contract with a Governmental Entity;

(K) any contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which T-Mobile or any of its subsidiaries would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets;

(L) (x) any contract providing for a sale-leaseback, lease-leaseback or similar arrangement of tower sites and related assets involving, or that would reasonably be expected to involve, proceeds in excess of $150,000,000 and (y) any material lease, sublease, sub-sublease license or other agreement under which T-Mobile or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property;

(M) any contract or binding oral or other arrangement between T-Mobile or any of its subsidiaries, on the one hand, and DT or any of its affiliates (other than T-Mobile and its subsidiaries), on the other hand, reasonably likely to result in (x) payments by T-Mobile and its subsidiaries in excess of $25,000,000 in any fiscal year or (y) payments to T-Mobile and its subsidiaries in excess of $25,000,000 in any fiscal year; and

(N) any contract not otherwise described in any other subsection of this Section 4.2(p)(i) that would be required to be filed by T-Mobile as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(ii) T-Mobile has delivered or made available to Sprint, or its external legal advisors pursuant to a confidential review process, prior to the date of this Agreement, true and complete copies (with the exception of redactions) of all T-Mobile Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the T-Mobile Filed SEC Documents. Except to the extent it has previously expired in accordance with its terms, each T-Mobile Material Contract is valid and binding on T-Mobile (or, to the extent that a subsidiary of T-Mobile is a party, such subsidiary) and is in full force and effect in all material respects (subject to the Enforceability Exceptions). T-Mobile and each of its subsidiaries have performed all obligations required to be performed by them to date under each T-Mobile Material Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Neither T-Mobile nor any of its subsidiaries has knowledge of, or has received written notice of, any material violation or default under (nor, to the knowledge of T-Mobile, does there exist any condition that with or without notice or lapse of time, or both, would result in such a material violation or default under) any T-Mobile Material Contract. To the knowledge of T-Mobile, no other party to any T-Mobile Material Contract is in breach of or default under the terms of any T-Mobile Material Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iii) Since December 31, 2013, (A) neither T-Mobile nor any of its subsidiaries has been suspended or debarred from bidding on or entering into contracts or subcontracts for or with any Governmental Entity, (B) no suspension or debarment actions with respect to any Government Contract have been commenced or threatened in writing against T-Mobile or any of its subsidiaries, (C) all representations and certifications made by T-Mobile or any of its subsidiaries in connection with each of such entity’s Government Contracts and Government Bids were accurate and complete in all material respects as of the date of submission, and all such representations and certifications have been kept current, to the extent required, (D) neither T-Mobile nor any of its subsidiaries has received any written notice of investigations or audits planned, underway or unresolved by any Governmental Entity with respect to any Government Contract or Government Bid, and to the knowledge of T-Mobile, there are no such investigations planned, underway or unresolved for which T-Mobile or any of its subsidiaries has not received notice, (E) there are no material outstanding claims or disputes against or with T-Mobile or any of its subsidiaries relating to any Government Contracts and involving either the U.S. government, any prime contractor, any higher-tier subcontractor or any third party, (F) neither T-Mobile nor any of its subsidiaries has received a written negative determination of responsibility with respect to any quotation, bid or proposal for a Government Contract, (G) T-Mobile and its subsidiaries are in compliance, in all material respects, with all applicable statutory, regulatory and contractual requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, as set

forth under FAR and applicable agency supplements thereto, the FAR Cost Principles and the Cost Accounting Standards, (H) there are no adverse or negative government past performance evaluations or ratings that would reasonably be expected to adversely affect in any material respect the evaluation of bids or proposals for future Government Contracts, (I) to the knowledge of T-Mobile, no facts exist which are reasonably likely to give rise to a material claim for price adjustment under the False Claims Act (31 U.S.C. §§ 3729 - 3733), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. Chapter 35) or to any other request for a material reduction in the price of any Government Contract of T-Mobile or any of its subsidiaries, (J) the business systems of T-Mobile and each of its subsidiaries, including their accounting systems and related processes, are in compliance, in all material respects, with applicable requirements of each Government Contract and Government Bid and all applicable Laws, and no Governmental Entity has notified T-Mobile or any of its subsidiaries of a significant weakness or deficiency with respect to any such business system, (K) no termination for default, show cause notice, cure notice or letter of concern has been issued to or against T-Mobile or any of its subsidiaries with respect to any Government Contract and (L) no Government Contracts were awarded to T-Mobile or any of its subsidiaries pursuant to a procurement process that was limited to persons having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status. Section 4.1(p)(iii) of the T-Mobile Disclosure Letter contains a true and complete list of each Government Bid by T-Mobile or any of its subsidiaries outstanding as of the date of this Agreement, which Government Bid is material to the business of T-Mobile and its subsidiaries, taken as a whole.

(iv) Neither T-Mobile nor any subsidiary of T-Mobile (A) has a facility security clearance under U.S. national industrial security regulations, or (B) performs, or since December 31, 2013, has performed, on any classified Government Contracts or programs. Aggregate data on all personnel security clearances held by T-Mobile’s and its subsidiaries’ employees (the “T-Mobile Clearance List”), as of the date of this Agreement, has been provided orally or in writing to Sprint’s external legal advisors prior to the date of this Agreement. The T-Mobile Clearance List provided to T-Mobile prior to the date hereof contains aggregate data on personnel security clearances necessary to conduct the business of T-Mobile and its subsidiaries as currently being conducted, and are in full force and effect. No notice of revocation from DSS or any other Governmental Entity has been issued to T-Mobile and remains unresolved with respect to any personnel security clearance of any employee of T-Mobile or any of its subsidiaries. To the knowledge of T-Mobile, no information, fact, condition or circumstance currently exists that is reasonably likely to give rise to the revocation of any such clearance.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile:

(i) T-Mobile and each of its subsidiaries are and have been since January 1, 2014 in compliance with all applicable Environmental Laws and neither T-Mobile nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that T-Mobile or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) T-Mobile and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and T-Mobile and its subsidiaries are in compliance with all terms and conditions of their material Environmental Permits.

(iii) There are no Environmental Claims pending or, to the knowledge of T-Mobile, threatened against (1) T-Mobile or any of its subsidiaries, (2) any person or entity whose liability for any Environmental Claim T-Mobile or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law or (3) any real or personal property or operations which T-Mobile or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2014, in whole or in part.

(iv) There has been no release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against T-Mobile or any of its subsidiaries or, to the knowledge of T-Mobile, against any person or entity whose liability for any Environmental Claim T-Mobile or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Prohibited Payments. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, since January 1, 2014, none of T-Mobile or any of its subsidiaries or, to the knowledge of T-Mobile, any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Anti-Corruption Laws or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment. Neither T-Mobile nor any of its subsidiaries, as of the date of this Agreement, (i) to the knowledge of T-Mobile, is under external or internal investigation for any material violation of any Anti-Corruption Laws, (ii) has received any written or, to the knowledge of T-Mobile, other communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) to the knowledge of T-Mobile, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, since January 1, 2014, neither T-Mobile nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile: (i) T-Mobile and each of its subsidiaries have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of their owned real property, and good and valid leasehold title to all of their leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) all such real property (A) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (B) has sufficient access to a public road, and (C) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Licenses of T-Mobile and its subsidiaries and applicable Laws, (iii) there are no existing (or, to the knowledge of T-Mobile, threatened in writing) condemnation proceedings with respect to any such real property, and (iv) with respect to all such leased real property, T-Mobile and each of its subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither T-Mobile nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Related Party Agreements. As of the date hereof, there are no agreements or arrangements between T-Mobile and/or any of its subsidiaries, on the one hand, and DT and/or any affiliate of DT or T-Mobile (other than T-Mobile and its subsidiaries), on the other hand, that are material to the operation of the businesses of T-Mobile and its subsidiaries as currently conducted, or that otherwise provide for rights or obligations of T-Mobile or any of its subsidiaries that, individually or in the aggregate, are, or would reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, other than as set forth on Section 4.2(t) of the T-Mobile Disclosure Letter. T-Mobile has delivered or made available to Sprint, prior to the date of this Agreement, true and complete copies of all such agreements or arrangements that exist as of the date of this Agreement and have not been filed as exhibits to the T-Mobile Filed SEC Documents.

(u) Opinion of Financial Advisors. The Board of Directors of T-Mobile has received the opinion of PJT Partners LP, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to T-Mobile. The Board of Directors of T-Mobile has received the opinion of Goldman Sachs & Co. LLC, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to T-Mobile. The T-Mobile Independent Committee has received the opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of T-Mobile Common Stock (including such holders of T-Mobile Common Stock other than DT and its affiliates).

(v) Brokers. Except as set forth in Section 4.2(v) of the T-Mobile Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of T-Mobile.

(w) Takeover Statutes and Charter Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.1(x), the Board of Directors of T-Mobile has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies with respect to T-Mobile or any of its subsidiaries in connection with this Agreement, the Merger Transactions or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which T-Mobile or any of its subsidiaries is subject, party or otherwise bound.

(x) Ownership of Sprint Common Stock. Neither T-Mobile nor any of its affiliates is, nor at any time during the last three years, has T-Mobile or any of its affiliates been, an “interested stockholder” of Sprint as defined in Section 203 of the DGCL. T-Mobile and its affiliates do not beneficially own any shares of Sprint Common Stock or other securities of Sprint or any option, warrants or other rights to acquire Sprint Common Stock or other securities of, or any other economic interest in, Sprint.

(y) Financing.

(i) T-Mobile has delivered to Sprint a true, complete and correct copy of an executed commitment letter, dated the date of this Agreement (such commitment letter as the same may be amended from time-to-time is referred to herein as the “Commitment Letter”, together with the customary fee letters referred to in clause (ii) below), among T-Mobile USA, Inc. and the Financing Parties party thereto, pursuant to which, among other things, each of the Financing Parties has agreed, subject to the terms and conditions of the Commitment Letter, to provide or cause to be provided the financing commitments specified in the Commitment Letter subject to the terms and conditions thereof, the proceeds of which are intended by T-Mobile to be utilized as specified in the Commitment Letter. The financing commitments contemplated under the Commitment Letter and the financing contemplated thereby are referred to herein, individually and collectively, as the “Financing”.

(ii) The Commitment Letter as of the date hereof, (x)is in full force and effect, (y) is a legal, valid and binding obligation of the T-Mobile USA, Inc. and, to the knowledge of T-Mobile, the other parties thereto (z) has not been amended or modified prior to the date hereof. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of T-Mobile USA, Inc. under the Commitment Letter, and (ii) subject the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, and assuming the accuracy in all material respects of the representations and warranties contained in Section 4.1, 4.3 and 4.4, T-Mobile has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the

Commitment Letter on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing (including any “market flex” provisions contained in the Commitment Letter) other than as expressly set forth in or expressly contemplated by the Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters, fee credit letters, and engagement letters, a correct and complete copy of which have been delivered by T-Mobile to Sprint on or prior to the date of this Agreement (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms) which do not contain provisions that impose any additional conditions to the funding of the Financing not otherwise set forth in the Commitment Letter) related to the funding of the full amount of the Financing other than as expressly set forth in or expressly contemplated by the Commitment Letter.

(z) Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Merger Company. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Merger Certificate pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(aa) Merger Company. All of the limited liability interests of Merger Company are, and at the Effective Time will be, owned by T-Mobile. Merger Company was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Subject only to the adoption of this Agreement by the sole member of Merger Company, Merger Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the SoftBank US Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement by Merger Company and the consummation by Merger Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Merger Company, subject only to the adoption of this Agreement by the sole member of Merger Company and the filing of the

SoftBank US Merger Certificates pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Merger Company, enforceable against Merger Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. No entity classification election has been made to treat Merger Company, for U.S. federal income tax purposes, other than as an entity disregarded as separate from T-Mobile.

Section 4.3. Representations and Warranties of the SoftBank Parties. The SoftBank Parties represent and warrant to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows:

(a) Organization, Standing and Corporate Power. Each SoftBank Party is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each SoftBank US HoldCo is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Each SoftBank US HoldCo has delivered or made available to T-Mobile prior to the date of this Agreement true and complete copies of its certificate of incorporation and bylaws.

(b) Corporate Authority. Subject, in the case of the SoftBank US HoldCos, only to the adoption of this Agreement by SoftBank UK HoldCo, in its capacity as the sole stockholder of each SoftBank US HoldCo, each of the SoftBank Parties has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the SoftBank Parties and the consummation by the SoftBank Parties of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the SoftBank Parties, subject, in the case of the SoftBank US HoldCos, only to the adoption of this Agreement by SoftBank UK HoldCo in its capacity as the sole stockholder of such SoftBank US HoldCo and the filing of the SoftBank US Merger Certificates pursuant to the DGCL. This Agreement has been duly executed and delivered by the SoftBank Parties and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the SoftBank Parties, enforceable against each of the SoftBank Parties in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Other than, in the case of the SoftBank US HoldCos, the adoption of this Agreement by SoftBank UK HoldCo in its capacity as the sole stockholder of each SoftBank US HoldCo, no approval by the stockholders of any of the SoftBank Parties is required in order for each of the SoftBank Parties to execute, deliver and perform its obligations under this Agreement or to consummate the transactions hereby on the terms and subject to the conditions of this Agreement.

(c) Ownership of Sprint Shares; Total Shares; Assets. As of the date hereof, Starburst is the record and beneficial owner of 3,076,525,523 shares of Sprint Common Stock, Galaxy is the record and beneficial owner of 314,980,663 shares of Sprint Common Stock (such shares of Sprint Common Stock held by the SoftBank US HoldCos, together with any shares of Sprint Common Stock acquired by the SoftBank Parties from and after the Effective Date as permitted under Section 5.1(d), collectively, the “Sprint Subject Shares”) and SoftBank is the indirect beneficial owner of all of the shares of common stock of each of Starburst and Galaxy. The Sprint Subject Shares are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or transfer the Sprint Subject Shares), except (i) for the obligation to settle the Galaxy RSUs in Sprint Capital Stock, (ii) as provided hereunder or (iii) pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, neither SoftBank US HoldCo owns any assets, directly or indirectly, beneficially or otherwise, other than its respective Sprint Subject Shares. As of the date hereof, none of the SoftBank Parties owns, directly or indirectly, beneficially or otherwise, any shares of Sprint Common Stock other than the Sprint Subject Shares and 54,579,924 shares of Sprint Common Stock issuable upon exercise of the SoftBank Sprint Warrants.

(d) Voting Power. Collectively, SoftBank and its wholly owned subsidiaries have full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in the SoftBank Support Agreement, in each case with respect to all of the Sprint Subject Shares. None of the Sprint Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided in the SoftBank Support Agreement.

(e) Capitalization. The authorized capital stock of Galaxy consists of 2,000 shares of Galaxy Common Stock. As of the date hereof and as of the Closing Date, (i) 1,501 shares of Galaxy Common Stock are issued and outstanding, all of which are owned of record and beneficially by SoftBank UK HoldCo, and (ii) no shares of Galaxy Common Stock are held by Galaxy in its treasury. The authorized capital stock of Starburst consists of 100,000 shares of Starburst Common Stock. As of the date hereof and as of the Closing Date, (i) 34,122 shares of Starburst Common Stock are issued and outstanding, all of which are owned of record and beneficially by SoftBank UK HoldCo, and (ii) no shares of Starburst Common Stock are held by Starburst in its treasury. All outstanding shares of capital stock of each SoftBank US HoldCo are, and all shares of capital stock of each SoftBank US HoldCo that may be issued shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(f) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of SoftBank, threatened against either SoftBank or any subsidiary of SoftBank (other than the SoftBank US HoldCos and other than Sprint or any subsidiary of Sprint) arising out of or relating to (i) the SoftBank Parties’ ownership of the Sprint Subject Shares or (ii) this Agreement or any of the transactions contemplated hereby, in each case, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby. As of the date of this Agreement and as of the Closing Date, there are no Actions pending or threatened against either SoftBank US HoldCo.

(g) Holdco Status. Each SoftBank US HoldCo was formed solely for the purpose of acquiring and holding shares of Sprint Common Stock and, since the date of its formation, has not carried on any other business, conducted any other operations, owned any assets other than the Sprint Subject Shares, or incurred any liabilities or obligations of any kind other than those incident to its ownership of the Sprint Subject Shares and the execution of this Agreement.

(h) Taxes. With respect to each SoftBank US HoldCo:

(i) (A) All material Tax Returns required to be filed by or with respect to such SoftBank US HoldCo have been timely filed, (B) all such Tax Returns are true, complete and correct in all material respects, (C) all material Taxes (whether or not reflected on such Tax Returns) required to have been paid have been timely paid and (D) all material Taxes required to be withheld have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) There is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material amount of Taxes that remains in effect.

(iii) (A) No material investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return is currently pending or has been threatened and (B) no Taxing Authority has asserted in writing, or has threatened, any material deficiency or claim for Taxes or any material adjustment to Taxes.

(iv) Such SoftBank US HoldCo is not bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) and has not received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where such SoftBank US HoldCo does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Such SoftBank US HoldCo (A) is not a party to or bound by, or does not have any obligation under, any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is not and has not been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except that, from October 5, 2012 to July 10, 2013, Starburst was the common parent of a consolidated federal income tax return group that included Sprint and its subsidiaries), and (C) has no liability for the payment of Taxes of any person as a successor or transferee, or otherwise.

(vii) None of such SoftBank US HoldCo’s assets is subject to any Liens for Taxes (other than statutory Liens for Taxes that are not yet delinquent).

(viii) Such SoftBank US HoldCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Such SoftBank US HoldCo has not taken any action, nor does it know of the existence of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Starburst or Galaxy from delivering their respective Tax Certificates, or (iii) Sprint obtaining the opinion described in Section 7.3(e).

(x) Such SoftBank US HoldCo has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(xi) No power of attorney has been granted to any person with respect to any Tax matter of such SoftBank US HoldCo that will remain in force after the Closing.

(xii) Such SoftBank US HoldCo (or any successor thereto) will not be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (B) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, or (C) installment sale or intercompany transaction made prior to the Closing.

(xiii) No such SoftBank US HoldCo has been or will have been, at any time during the five-year period ending on the date on which the SoftBank US Mergers Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Information Supplied. None of the information supplied or to be supplied by the SoftBank Parties specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the SoftBank Parties with respect to statements made or incorporated by reference therein based on information supplied by T-Mobile or a DT Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

Section 4.4. Representations and Warranties of the DT Parties. The DT Parties represents and warrants to Sprint and SoftBank as follows:

(a) Organization, Standing and Corporate Power. Each DT Party is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted.

(b) Corporate Authority. Each DT Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the DT Parties and the consummation by the DT Parties of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the DT Parties. This Agreement has been duly executed and delivered by the DT Parties and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of the DT Parties, enforceable against the DT Parties in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. No approval by the stockholders of the DT Parties is required in order for the DT Parties to execute, deliver and perform its obligations under this Agreement or to consummate the transactions hereby on the terms and subject to the conditions of this Agreement.

(c) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of DT, threatened against either DT or any subsidiary of DT (other than T-Mobile or any subsidiary of T-Mobile) arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby.

(d) Information Supplied. None of the information supplied or to be supplied by the DT Parties specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the DT Parties with respect to statements made or incorporated by reference therein based on information supplied by Sprint or SoftBank specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

Section 4.5. No Other Representations and Warranties.

(a) Except for the representations and warranties of Sprint contained in Section 4.1 or in any certificates delivered by Sprint in connection with the Merger Transactions pursuant to Section 7.2(c) and the representations and warranties of the SoftBank Parties contained in Section 4.3, T-Mobile, Merger Sub, Merger Company and the DT Parties acknowledge that none of Sprint, the SoftBank Parties or any of their respective affiliates or such parties’ or their affiliates’ respective Representatives, nor any other person on behalf of Sprint or the SoftBank Parties, makes, and none of T-Mobile, Merger Sub, Merger Company or the DT Parties has relied upon, any other express or implied representation or warranty with respect to Sprint, the SoftBank Parties or any of their respective affiliates or with respect to any other information provided or made available by them or on their behalf to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective Representatives in connection with this Agreement, including any information, documents, projections, forecasts or other material made available to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective Representatives in certain “data rooms” or management presentations or meetings in expectation of the Merger Transactions.

(b) Except for the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.2 or in any certificates delivered by T-Mobile in connection with the Merger Transactions pursuant to Section 7.3(c) and the representations and warranties of the DT Parties contained in Section 4.4, Sprint and the SoftBank Parties acknowledge that none of T-Mobile, Merger Sub, Merger Company, the DT Parties or any of their respective affiliates or such parties’ or their affiliates’ respective Representatives, nor any other person on behalf of T-Mobile, Merger Sub, Merger Company or the DT Parties, makes, and none of Sprint or the SoftBank Parties has relied upon, any other express or implied representation or warranty with respect to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective affiliates or with respect to any other information provided or made available by them or on their behalf to Sprint, the SoftBank Parties or their respective Representatives in connection with this Agreement, including any information, documents, projections, forecasts or other material made available to Sprint, the SoftBank Parties or their respective Representatives in certain “data rooms” or management presentations or meetings in expectation of the Merger Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business.

(a) Conduct of Business by Sprint. Except (w) as set forth in Section 5.1(a) of the Sprint Disclosure Letter, (x) as otherwise expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to by T-Mobile in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, Sprint (1) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and (2) shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Sprint to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) (I) other than with respect to the capital stock or securities of direct or indirect wholly owned subsidiaries of Sprint, split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, unless such issuance is to other direct or indirect wholly owned subsidiaries of Sprint, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Sprint or any non-wholly owned subsidiary of Sprint or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities of Sprint or any non-wholly owned subsidiary of Sprint (other than the acquisition of shares from a holder of a Sprint Equity Award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of a Sprint Equity Award);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities other than (A) in connection with the exercise or settlement of Sprint Equity Awards outstanding as of the date of this Agreement in accordance with their present terms (or granted following the date of this Agreement in accordance with the terms of this Agreement), (B) in accordance with Section 5.1(a)(ii) of the Sprint Disclosure Letter, (C) the issuance, delivery or sale of capital stock or other voting or equity securities or interests to another direct or indirect wholly owned subsidiary of Sprint, (D) Liens on the capital stock of any subsidiaries of Sprint which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(a)(viii) or that constitutes or is incurred because it represents a Pre-Merger Financing Transaction, or (E) the issuance by Sprint of up to 61,868,554 shares of Sprint Common Stock upon the exercise of Sprint Warrants in accordance with the terms thereof;

(iii) except as set forth in Section 5.1(a)(iii)(X) of the Sprint Disclosure Letter, (X) amend or modify in any material respect, renew, waive any material provision of, or terminate, any Sprint Material Contract, or enter into any contract that would have been a Sprint Material Contract had it been in effect as of the date of this Agreement, except (A) in the ordinary course of business consistent with past practice (other than materially increasing the financial commitments of Sprint or any of its subsidiaries under any contract of the type described in clause (D)(x)(II) of the definition of “Sprint Material Contracts ” (with the references to “$200,000,000” and “$400,000,000” in such clause replaced with “$300,000,000” and “$600,000,000,” respectively, for purposes of this

Section 5.1(a)(iii)) and other than with respect to any contract of the type described in clauses (H)(z), (J)(x), (L)(x) and (M) of the definition of “Sprint Material Contracts,” to which the foregoing ordinary course exception shall not apply), (B) in connection with any matter to the extent such matter is expressly permitted by another clause of this Section 5.1(a) or (C) for any renewal or extension of a Sprint Material Contract in the ordinary course of business consistent with past practice and in accordance with the express terms of such Sprint Material Contract as in effect on the date hereof; or (Y) permit to exist as of the Closing Date any condition that is or would result in an event of termination or an event of default with respect to any of the Sprint Material Contracts set forth on Section 5.1(a)(iii)(Y) to the Sprint Disclosure Letter, or otherwise would result in a right of the applicable counterparty to terminate such Sprint Material Contract;

(iv) other than acquisitions of wireless spectrum, which shall be governed by Section 5.1(a)(v), and except for transactions solely between Sprint and its wholly owned subsidiaries, or among Sprint’s wholly owned subsidiaries, (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire (including through leases, subleases and licenses of real property) any assets, except (I) in the case of clause (B), inventory, equipment, tower leases and assets acquired in the ordinary course of business consistent with past practice and (II) in the case of clauses (A) and (B), (w) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (x) acquisitions in the investment portfolio of Sprint or its subsidiaries made in the ordinary course of business consistent with past practice and consistent with Sprint’s bona fide cash management policies, (y) assets required for, and reasonably acquired for, a disaster recovery operation or (z) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $250,000,000;

(v) acquire any wireless spectrum, except (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of Sprint or its subsidiaries, (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (C) pursuant to an auction of wireless spectrum by a Governmental Entity or (D) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000;

(vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among Sprint and its wholly owned subsidiaries, including transactions between such subsidiaries) any Sprint Communications Licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to Sprint or any of its subsidiaries to do any of the foregoing to the extent it would impair rights of Sprint or its subsidiaries to leased spectrum), other than (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of Sprint or its subsidiaries, and would not reasonably be expected to adversely affect the expected benefits of the transactions contemplated by this Agreement to T-Mobile and Sprint, in each case, in any material respect, (B) pursuant to any agreement in effect on the date hereof and made available to T-Mobile prior to the date hereof (and without giving effect to any amendment or modification thereto after the date hereof), (C) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000, or (C) Liens which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(a)(viii);

(vii) except in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (except transfers, sales, leases or licenses solely among Sprint and its wholly owned subsidiaries, including transactions between such subsidiaries) any Licenses (other than Sprint Communications Licenses), assets (other than wireless spectrum and Intellectual Property), operations, rights, businesses or interests therein of Sprint or its subsidiaries, other than (A) any such Licenses, assets, operations, rights, businesses or interests therein with a fair market value or purchase price in the aggregate not in excess of $250,000,000 for all such transactions during the period from the date of this Agreement to the Closing Date or (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof;

(viii) create, incur or assume any Indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; enter into any securitization or factoring arrangement; or enter into any arrangement having the economic effect of any of the foregoing, except for:

(A) Indebtedness under Sprint’s current revolving credit facilities, and securitization facilities;

(B) any Indebtedness incurred to refinance or replace Indebtedness in existence on the date hereof or permitted to be incurred by this Section 5.1(a)(viii), which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto;

(C) any intercompany Indebtedness solely among Sprint and/or its direct or indirect wholly owned subsidiaries;

(D) incremental Indebtedness for borrowed money used to finance the acquisition of wireless spectrum under Section 5.1(a)(v)(C) after the date hereof and prior to the Closing Date, not to exceed $1,000,000,000 in the aggregate outstanding at any time;

(E) incremental Indebtedness for borrowed money not to exceed $2,000,000,000 in the aggregate outstanding at any time; and

(F) guarantees by Sprint or its wholly owned subsidiaries of Indebtedness for borrowed money of Sprint or its wholly owned subsidiaries (other than intercompany Indebtedness) to the extent that (1) such guarantee is required by the terms of such Indebtedness and (2) such Indebtedness is in existence on the date hereof or incurred in compliance with clauses (A) through (E) of this Section 5.1(a)(viii);

provided that any such Indebtedness incurred pursuant to the foregoing clauses (B), (D) or (E) is prepayable at par at any time (except, in the case of any term loan B, for any customary 101 “soft call”); provided, further, that the foregoing shall not limit the incurrence of Indebtedness pursuant to any Pre-Merger Financing Transaction in accordance with Section 6.17;

(ix) except in the ordinary course of business consistent with past practice, make any loans or advances, except (A) to the extent required under any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (B) to Sprint or any of its wholly owned subsidiaries (including loans and advances between such subsidiaries) or (C) loans or advances not in excess of $30,000,000 in the aggregate for all such loans and advances during the period from the date of this Agreement to the Closing Date;

(x) make or forgive any loans or advances to any of its employees, directors or officers (other than making travel and similar advances in the ordinary course of business consistent with past practice), except in the ordinary course of business in amounts not in excess of $5,000 per employee;

(xi) other than any Action with respect to Taxes (which are governed by Section 5.1(a)(xii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action, other than (A) settlements that result in recoveries by Sprint or any of its subsidiaries, (B) settlements involving de minimis non-monetary obligations entered into in the ordinary course of business consistent with past practice or (C) settlements that result solely in monetary obligations of Sprint or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the future activity or conduct of, Sprint or any of its subsidiaries, and excluding any Action subject to Section 6.16) involving the payment by Sprint or any of its subsidiaries of (i) amounts not in excess of the amounts specifically reserved in accordance with GAAP with respect to such Action on Sprint’s consolidated financial statements for the quarterly period ending December 31, 2017, or (ii) amounts not in excess of $100,000,000 for a single Action or $167,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any material aspect of its method of accounting for Tax purposes, (D) amend any material Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) surrender any claim for a refund of a material amount of Taxes;

(xiii) other than (1) in the ordinary course of business and consistent with past practice, (2) as set forth on Section 5.1(a)(xiii) of the Sprint Disclosure Letter, (3) as required by any Sprint Benefit Plan as in effect on the date of this Agreement or (4) as required by applicable Law, (A) increase any compensation or benefits of any executive officer or director of Sprint, (B) grant any cash or equity incentive compensation to any executive officer or director of Sprint, or pay or settle any cash or equity incentive compensation, other than in accordance with the terms of the applicable Sprint Benefit Plan based, if applicable, on actual performance, (C) enter into or adopt any new Sprint Benefit Plan or amend in any material respect or terminate any existing Sprint Benefit Plan, (D) accelerate the vesting of any compensation or benefits (including Sprint Equity Awards), (E) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (F) amend the funding obligation or contribution rate of any Sprint Benefit Plan or change any underlying assumptions to calculate benefits payable under any Sprint Benefit Plan, except as may be required by GAAP, or (G) grant to any executive officer or director of Sprint any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(xiv) (A) negotiate, enter into, materially modify or (except in accordance with its terms) extend any Labor Agreement or (B) voluntarily recognize or certify any labor or trade union, works council, employee representative body or other labor organization as the representative of any employees of Sprint or any of its subsidiaries;

(xv) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP (or with respect to permitted early adoption of changes required by GAAP), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board (the “FASB”) or any similar organization) as determined in consultation with Sprint’s outside auditor or (B) as required by applicable Law;

(xvi) make any payment or accrual of aggregate capital expenditures (excluding leased handsets in the ordinary course of business consistent with past practice) that are greater than 110% of the amounts set forth in Section 5.1(a)(xvi) of the Sprint Disclosure Letter for the respective periods set forth therein;

(xvii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Sprint’s financial accounting policies and procedures and GAAP as determined in consultation with Sprint’s outside auditor;

(xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of (in each case except among Sprint and its wholly owned subsidiaries), or cancel, dedicate to the public, disclaim, forfeit, reexamine, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms), any rights in, or registrations or applications for, Intellectual Property, other than immaterial rights in, or registrations or applications for, Intellectual Property in the ordinary course of business consistent with past practice;

(xix) (A) amend the Sprint Certificate of Incorporation or Bylaws of Sprint or the comparable organizational documents of any of its subsidiaries (other than any amendment to the organizational documents of any of its wholly owned subsidiaries that would not reasonably be expected to be materially adverse to T-Mobile or Merger Sub or to prevent or materially delay the consummation of any of the transactions contemplated hereby) or (B) merge or consolidate with any person (other than any merger or consolidation involving only Sprint’s direct and indirect wholly owned subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

(xx) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions.

(b) Conduct of Business by T-Mobile. Except (w) as set forth in Section 5.1(b) of the T-Mobile Disclosure Letter, (x) as otherwise expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to by Sprint in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, T-Mobile (1) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and (2) shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned subsidiary of T-Mobile to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) (I) other than with respect to the capital stock or securities of direct or indirect wholly owned subsidiaries of T-Mobile, split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, unless such issuance is to other direct or indirect wholly owned subsidiaries of T-Mobile, or (C) purchase, redeem or otherwise acquire any shares of capital stock of T-Mobile or any non-wholly owned subsidiary of T-Mobile or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities of T-Mobile or any non-wholly owned subsidiary of T-Mobile (other than the acquisition of shares from a holder of a T-Mobile Equity Award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of a T-Mobile Equity Award);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities other than (A) in connection with the exercise or settlement of T-Mobile Equity Awards outstanding as of the date of this Agreement in accordance with their present terms (or granted following the date of this Agreement in accordance with the terms of this Agreement), (B) in accordance with Section 5.1(b)(ii) of the T-Mobile Disclosure Letter, (C) the issuance, delivery or sale of capital stock or other voting or equity securities or interests to another direct or indirect wholly owned subsidiary of T-Mobile, or (D) Liens on the capital stock of any subsidiaries of T-Mobile which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(b)(viii) or that constitutes or is incurred because it represents a Pre-Merger Financing Transaction;

(iii) (X) amend or modify in any material respect, renew, waive any material provision of, or terminate, any T-Mobile Material Contract, or enter into any contract that would have been a T-Mobile Material Contract had it been in effect as of the date of this Agreement, except (A) in the ordinary course of business consistent with past practice (other than with respect to any contract of the type described in clause (M) of the definition of “T-Mobile Material Contracts”, to which the foregoing ordinary course exception does not apply), (B) in connection with any matter to the extent such matter is expressly permitted by another clause of this Section 5.1(b) or (C) for any renewal or extension of a T-Mobile Material Contract in the ordinary course of business consistent with past practice and in accordance with the express terms of such T-Mobile Material Contract as in effect on the date hereof; or (Y) permit to exist as of the Closing Date any condition that is or would result in an event of termination or an event of default with respect to any of the T-Mobile Material Contracts set forth on Section 5.1(b)(iii)(Y) to the T-Mobile Disclosure Letter, or otherwise would result in a right of the applicable counterparty to terminate such T-Mobile Material Contract;

(iv) other than acquisitions of wireless spectrum, which shall be governed by Section 5.1(b)(v), and except for transactions solely between T-Mobile and its wholly owned subsidiaries, or among T-Mobile’s wholly owned subsidiaries, (A)

acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire (including through leases, subleases and licenses of real property) any assets, except (I) in the case of clause (B), inventory, equipment, tower leases and assets acquired in the ordinary course of business consistent with past practice and (II) in the case of clauses (A) and (B), (w) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (x) acquisitions in the investment portfolio of T-Mobile or its subsidiaries made in the ordinary course of business consistent with past practice and consistent with T-Mobile’s bona fide cash management policies, (y) assets required for, and reasonably acquired for, a disaster recovery operation or (z) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $375,000,000;

(v) acquire any wireless spectrum, except (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of T-Mobile or its subsidiaries, (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (C) pursuant to an auction of wireless spectrum by a Governmental Entity or (D) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of this Agreement to the Closing Date does not exceed $2,000,000,000;

(vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among T-Mobile and its wholly owned subsidiaries, including transactions between such subsidiaries) any T-Mobile Communications Licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to T-Mobile or any of its subsidiaries to do any of the foregoing to the extent it would impair rights of T-Mobile or its subsidiaries to leased spectrum), other than (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of T-Mobile or its subsidiaries, and would not reasonably be expected to adversely affect the expected benefits of the transactions contemplated by this Agreement to T-Mobile and Sprint, in each case, in any material respect, (B) pursuant to any agreement in effect on the date hereof and made available to Sprint prior to the date hereof (and without giving effect to any amendment or modification thereto after the date hereof), or (C) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000, or (D) Liens which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(b)(viii);

(vii) except in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (except transfers, sales, leases or licenses solely among T-Mobile and its wholly owned subsidiaries, including transactions between such subsidiaries) any Licenses (other than T-Mobile Communications Licenses), assets (other than wireless spectrum and Intellectual Property), operations, rights, businesses or interests therein of T-Mobile or its subsidiaries, other than (A) any such Licenses, assets, operations, rights, businesses or interests therein with a fair market value or purchase price in the aggregate not in excess of $375,000,000 for all such transactions during the period from the date of this Agreement to the Closing Date or (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof;

(viii) create, incur or assume any Indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; or enter into any arrangement having the economic effect of any of the foregoing, except for:

(A) Indebtedness under T-Mobile’s current revolving credit agreements and securitization facilities;

(B) any Indebtedness incurred to refinance or replace Indebtedness in existence on the date hereof or permitted to be incurred by this Section 5.1(b)(viii), which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto;

(C) any intercompany Indebtedness solely among T-Mobile and/or its direct or indirect wholly owned subsidiaries;

(D) incremental Indebtedness for borrowed money used to finance the acquisition of wireless spectrum under Section 5.1(b)(v)(C) after the date hereof and prior to the Closing Date, not to exceed $2,500,000,000 in the aggregate outstanding at any time;

(E) incremental Indebtedness for borrowed money not to exceed $2,000,000,000 in the aggregate outstanding at any time; and

(F) guarantees by T-Mobile or its wholly owned subsidiaries of Indebtedness for borrowed money of T-Mobile or its wholly owned subsidiaries (other than intercompany Indebtedness) to the extent that (1) such guarantee is required by the terms of such Indebtedness and (2) such Indebtedness is in existence on the date hereof or incurred in compliance with clauses (A) through (E) of this Section 5.1(b)(viii);

provided that the foregoing shall not limit the incurrence of Indebtedness pursuant to any Pre-Merger Financing Transaction in accordance with Section 6.17;

(ix) except in the ordinary course of business consistent with past practice, make any loans or advances, except (A) to the extent required under any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (B) to T-Mobile or any of its wholly owned subsidiaries (including loans and advances between such subsidiaries) or (C) loans or advances not in excess of $30,000,000 in the aggregate for all such loans and advances during the period from the date of this Agreement to the Closing Date;

(x) make or forgive any loans or advances to any of its employees, directors or officers (other than making travel and similar advances in the ordinary course of business consistent with past practice), except in the ordinary course of business in amounts not in excess of $5,000 per employee;

(xi) other than any Action with respect to Taxes (which are governed by Section 5.1(b)(xii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action, other than (A) settlements that result in recoveries by T-Mobile or any of its subsidiaries, (B) settlements involving de minimis non-monetary obligations entered into in the ordinary course of business consistent with past practice or (C) settlements that result solely in monetary obligations of T-Mobile or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the future activity or conduct of, T-Mobile or any of its subsidiaries, and excluding any Action subject to Section 6.16) involving the payment by T-Mobile or any of its subsidiaries of (A) amounts not in excess of the amounts specifically reserved in accordance with GAAP with respect to such Action on T-Mobile’s consolidated financial statements for the annual period ending December 31, 2017 or (B) amounts not in excess of $150,000,000 for a single Action or $250,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any material aspect of its method of accounting for Tax purposes, (D) amend any material Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax, (F) surrender any claim for a refund of a material amount of Taxes or (G) take any action or make any election pursuant to Treasury Regulations Section 301.7701-3(c) to treat Merger Company as other than disregarded as an entity separate from T-Mobile for U.S. federal income Tax purposes;

(xiii) other than (1) in the ordinary course of business and consistent with past practice, (2) as set forth on Section 5.1(b)(xiii) of the T-Mobile Disclosure Letter, (3) as required by any T-Mobile Benefit Plan as in effect on the date of this Agreement or (4) as required by applicable Law, (A) increase any compensation or benefits of any executive officer or director of T-Mobile, (B) grant any cash or equity incentive compensation to any executive officer or director of T-Mobile, or pay or settle any cash or equity incentive compensation, other than in accordance with the terms of the applicable T-Mobile Benefit Plan based, if applicable, on actual performance, (C) enter into or adopt any new T-Mobile Benefit Plan or amend in any material respect or terminate any existing T-Mobile Benefit Plan, (D) accelerate the vesting of any compensation or benefits (including T-Mobile Equity Awards), (E) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (F) amend the funding obligation or contribution rate of any T-Mobile Benefit Plan or change any underlying assumptions to calculate benefits payable under any T-Mobile Benefit Plan, except as may be required by GAAP, or (G) grant to any executive officer or director of T-Mobile any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(xiv) (A) negotiate, enter into, materially modify or (except in accordance with its terms) extend any Labor Agreement or (B) voluntarily recognize or certify any labor or trade union, works council, employee representative body or other labor organization as the representative of any employees of T-Mobile or any of its subsidiaries;

(xv) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP (or with respect to permitted early adoption of changes required by GAAP), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the FASB or any similar organization) as determined in consultation with T-Mobile’s outside auditor or (B) as required by applicable Law;

(xvi) make any payment or accrual of aggregate capital expenditures (excluding leased handsets in the ordinary course of business consistent with past practice) that are greater than 110% of the amounts set forth in Section 5.2(b)(xvi) of the T-Mobile Disclosure Letter for the respective periods set forth therein;

(xvii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with T-Mobile’s financial accounting policies and procedures and GAAP as determined in consultation with T-Mobile’s outside auditor;

(xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of (in each case except among T-Mobile and its wholly owned subsidiaries), cancel, dedicate to the public, disclaim, forfeit, reexamine, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms), any rights in, or registrations or applications for, Intellectual Property, other than immaterial rights in, or registrations or applications for, Intellectual Property in the ordinary course of business consistent with past practice;

(xix) (A) amend the T-Mobile Certificate of Incorporation or Bylaws of T-Mobile or the comparable organizational documents of any of its subsidiaries (other than any amendment to the organizational documents of any of its wholly owned subsidiaries that would not reasonably be expected to be materially adverse to Sprint or to prevent or materially delay the consummation of any of the transactions contemplated hereby) or (B) merge or consolidate with any person (other than any merger or consolidation involving only T-Mobile’s direct and indirect wholly owned subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of T-Mobile; or

(xx) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions.

(c) Conduct of the SoftBank US HoldCos. Except (x) as required by applicable Law or (y) as consented to by T-Mobile in writing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, each SoftBank US HoldCo shall not, SoftBank shall cause each SoftBank US HoldCo not to:

(i) (A) enter into any agreement with respect to the voting of any shares of its capital stock, (B) (I) split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities;

(iii) (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire any other assets, or (B) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of any assets, operations, rights, businesses or interests therein;

(iv) create, incur or assume any Indebtedness; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; enter into any arrangement having the economic effect of any of the foregoing; or make any loans or advances;

(v) (A) amend its certificate of incorporation or bylaws or (B) merge or consolidate with any person or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vi) (A) make, change or revoke any Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any aspect of its method of accounting for Tax purposes, (D) file any amended Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or (F) surrender any claim for a refund of Taxes; or

(vii) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions;

provided, however, that notwithstanding the foregoing, (x) Galaxy is permitted to settle Galaxy RSUs by distributing up to 711,627 shares of Sprint Common Stock and (y) Starburst is permitted to exercise the SoftBank Sprint Warrant in accordance with its terms.

(d) Conduct of the SoftBank Parties. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, the SoftBank Parties shall not, and shall cause their respective subsidiaries not to, enter into or effect any acquisition of beneficial ownership of shares of Sprint Common Stock that would reasonably be expected to result in (i) SoftBank’s Voting Interest (as defined in the Sprint Certificate of Incorporation) equaling or exceeding 85% for purposes of Section 6.5 of the Sprint Certificate of Incorporation, (ii) the Voting Percentage of both Stockholders (as each such term in this clause (ii) is defined in the Stockholders’ Agreement), taken together, exceeding 80.1%, as of immediately following the Effective Time or (iii) SoftBank having Beneficial Ownership of Voting Securities (as each such term in this clause (iii) is defined in the Voting and Proxy Agreement) in excess of the ratio contemplated by Section 5(a) of the Voting and Proxy Agreement.

(e) Conduct of DT. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, DT shall not, and shall cause its subsidiaries not to, enter into or effect any acquisition of beneficial ownership of shares of T-Mobile Common Stock that would reasonably be expected to result in the Voting Percentage of both Stockholders (as each such term is defined in the Stockholders’ Agreement), taken together, exceeding 80.1% as of immediately following the Effective Time.

(f) Other Actions. Except as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Sprint nor T-Mobile shall, nor shall either permit any of its subsidiaries to, consummate, enter into any agreement providing for or announce any investment, acquisition, disposition, divestiture, business combination or other similar transaction, or enter into any new line of business, in each case that would or would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in Article VII.

(g) No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give T-Mobile, Merger Sub, Merger Company or DT, directly or indirectly, the right to control or direct the operations of Sprint or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Sprint or SoftBank, directly or indirectly, the right to control or direct the operations of T-Mobile or its subsidiaries prior to the Effective Time, in each case, in violation of applicable Law. Prior to the Effective Time, each of T-Mobile, Merger Sub, Merger Company and Sprint shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.2. No Solicitation by Sprint. Each of Sprint and the SoftBank Parties shall not, shall cause its controlled affiliates and its officers and directors not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other representative or agent (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons) (including by furnishing non-public information regarding Sprint and its subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, or (iii) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, a Sprint Alternative Transaction. Sprint or SoftBank will promptly (and in no event later than 48 hours after receipt) advise T-Mobile in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and thereafter shall keep T-Mobile informed on a reasonably prompt basis regarding the status and material details (including modifications and proposed modifications) of any such inquiry or proposal, and neither Sprint nor SoftBank will enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Each of Sprint and SoftBank shall, and shall cause its controlled affiliates and its respective officers and directors to, and shall use reasonable best efforts to cause its other employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (or group of persons) other than T-Mobile, DT and their respective subsidiaries (including Merger Sub) (any such person (or group of persons) other than T-Mobile, DT and their respective subsidiaries, a “Sprint Third Party”) conducted heretofore with respect to any Sprint Alternative Transaction. Sprint shall promptly (and in any event within one business day) after the date hereof (A) terminate access of any such Sprint Third Party to any data room (virtual or actual) containing any information of or relating to Sprint or its subsidiaries and (B) instruct each such Sprint Third Party that has heretofore executed a confidentiality agreement relating to a Sprint Alternative Transaction promptly to return to Sprint or destroy all information, documents and materials relating to such Sprint Alternative Transaction or to Sprint or its businesses, operations or affairs heretofore furnished by Sprint or any of its Representatives to such Sprint Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Sprint Third Party. In addition, to the extent any material non-public information, documents or materials (and that have not already been provided to T-Mobile) shall thereafter be made available by or on behalf of Sprint to any Sprint Third Party as required to be provided to such Sprint Third Party in response to any Sprint Alternative Transaction pursuant to the fiduciary duties of the Sprint Board of Directors, all such information, documents and materials shall promptly (and in any event within 48 hours) be made available to T-Mobile and DT. For purposes of this Agreement, “Sprint Alternative Transaction” means any of (I) a transaction or series of transactions pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of Sprint Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Sprint, whether from Sprint or pursuant to a tender offer or exchange offer or otherwise, (II) a merger, consolidation, share exchange or similar transaction pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, assets or businesses of Sprint or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, (III) any transaction pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Sprint and any entity surviving any merger or combination including any of them) of Sprint or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, (IV) any disposition of assets to a Sprint Third Party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, or (V) other than arrangements in effect as of the date hereof and arrangements in the ordinary course of business consistent with past practice, any agreement or transaction pursuant to which Sprint or any of its subsidiaries provides or would provide mobile virtual network operator or other wholesale mobile network services to any Sprint Third Party which, individually or together with all related agreements or transactions with such Sprint Third Party or any affiliate thereof, would provide annual billed revenue to Sprint in excess of $3,000,000,000.

Section 5.3. No Solicitation by T-Mobile. Each of T-Mobile and DT shall not, shall cause its controlled affiliates and its officers and directors not to, and shall use reasonable best efforts to cause its other employees and Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons) (including by furnishing non-public information regarding T-Mobile and its subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, or (iii) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, a T-Mobile Alternative Transaction. T-Mobile or DT will promptly (and in no event later than 48 hours after receipt) advise Sprint in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and thereafter shall keep Sprint informed on a reasonably prompt basis regarding the status and material details (including modifications and proposed modifications) of any such inquiry or proposal, and neither T-Mobile nor DT will enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Each of T-Mobile and DT shall, and shall cause its controlled affiliates and its respective officers and directors to, and shall use reasonable best efforts to cause its other employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (or group of persons) other than Sprint, SoftBank and their respective subsidiaries (any such person (or group of persons) other than Sprint, SoftBank and their respective subsidiaries, a “T-Mobile Third Party”) conducted heretofore with respect to any T-Mobile Alternative Transaction. T-Mobile shall promptly (and in any event within one business day) after the date hereof (A) terminate access of any such T-Mobile Third Party to any data room (virtual or actual) containing any information of or relating to T-Mobile or its subsidiaries and (B) instruct each such T-Mobile Third Party that has heretofore executed a confidentiality agreement relating to a T-Mobile Alternative Transaction promptly to return to T-Mobile or destroy all information, documents and materials relating to such T-Mobile Alternative Transaction or to T-Mobile or its businesses, operations or affairs heretofore furnished by T-Mobile or any of its Representatives to such T-Mobile Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such T-Mobile Third Party. In addition, to the extent any material non-public information, documents or materials (that have not already been provided to Sprint) shall thereafter be made available by or on behalf of T-Mobile to any T-Mobile Third Party as required to be provided to such T-Mobile Third Party in response to any T-Mobile Alternative Transaction pursuant to the fiduciary duties of the T-Mobile Board of Directors, all such information, documents and materials shall promptly (and in any event within 48 hours) be made available to Sprint and SoftBank. For purposes of this Agreement, “T-Mobile Alternative Transaction” means any of (I) a transaction or series of transactions pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of T-Mobile Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of T-Mobile, whether from T-Mobile or pursuant to a tender offer or exchange offer or otherwise, (II) a merger, consolidation, share exchange or similar transaction pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, assets or businesses of T-Mobile or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, (III) any transaction pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of T-Mobile and any entity surviving any merger or combination including any of them) of T-Mobile or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, (IV) any disposition of assets to a T-Mobile Third Party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, or (V) other than arrangements in effect as of the date hereof and arrangements in the ordinary course of business consistent with past practice, any agreement or transaction pursuant to which T-Mobile or any of its subsidiaries provides or would provide mobile virtual network operator or other wholesale mobile network services to any T-Mobile Third Party which, individually or together with all related agreements or transactions with such T-Mobile Third Party or any affiliate thereof, would provide annual billed revenue to T-Mobile in excess of $3,000,000,000.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of the Form S-4 and the Consent Solicitation Statement; Recommendations.

(a) As soon as practicable following the date of this Agreement, (i) Sprint and T-Mobile shall prepare, and the parties shall file with the SEC, a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively (such consent solicitation statement, as amended or supplemented from time to time, the “Consent Solicitation Statement”), and (ii) T-Mobile and Sprint shall prepare, and T-Mobile shall file with the SEC, a registration statement on Form S-4 in connection with the issuance of shares of T-Mobile Common Stock in the Merger Transactions (such registration statement, as amended or supplemented from time to time, the “Form S-4”), in which the Consent Solicitation Statement shall be included as a prospectus. Each of Sprint and T-Mobile shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sprint and T-Mobile shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Consent Solicitation Statement received from the SEC. Each of Sprint and T-Mobile shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Consent Solicitation Statement prior to filing such Form S-4 or Consent Solicitation Statement with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Consent Solicitation Statement shall be made without the approval of both Sprint and T-Mobile, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Consent Solicitation Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity (including the Merger Transactions and the other transactions contemplated by this Agreement). Sprint shall use reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Sprint, to seek the Sprint Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law in connection with obtaining the Sprint Stockholder Approval via written consent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. T-Mobile shall use reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of T-Mobile, to seek the T-Mobile Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law in connection with obtaining the T-Mobile Stockholder Approval via written consent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or any request by the SEC for amendment of the Consent Solicitation Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Sprint, T-Mobile or any of their respective affiliates, officers or directors, should be discovered by Sprint or T-Mobile that should be set forth in an amendment or supplement to the Form S-4 or the Consent Solicitation Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement disclosing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Sprint and T-Mobile.

(b) T-Mobile shall include the T-Mobile Board Recommendation in the Form S-4 and Consent Solicitation Statement, subject to the fiduciary duties of the Board of Directors of T-Mobile under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the T-Mobile Stockholder Approval, (i) nothing in this Agreement shall prohibit T-Mobile or the Board of Directors of T-Mobile from (A) disclosing to the stockholders of T-Mobile a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of T-Mobile pursuant to Rule 14d-9(f) under the Exchange Act or (B) making any disclosure to the stockholders of T-Mobile and (ii) the Board of Directors of T-Mobile shall be permitted to change or withdraw the T-Mobile Board Recommendation, but, in the case of clause (i)(B) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Board of Directors of T-Mobile to carry out its fiduciary duties under applicable Law; provided, further, however, that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the DT Support Agreement, including T-Mobile’s or the DT Parties’ obligations to consummate the transactions contemplated by this Agreement, including the Merger Transactions, or the DT Parties’ obligations to deliver (or cause to be delivered) the written consent contemplated by Section 2 of the DT Support Agreement, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Merger Transactions or the other transactions contemplated by this Agreement.

(c) Sprint shall include the Sprint Board Recommendation in the Form S-4 and Consent Solicitation Statement, subject to the fiduciary duties of the Board of Directors of Sprint under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the Sprint Stockholder Approval, (i) nothing in this Agreement shall prohibit Sprint or the Board of Directors of Sprint from (A) disclosing to the stockholders of Sprint a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of Sprint pursuant to Rule 14d-9(f)

under the Exchange Act or (B) making any disclosure to the stockholders of Sprint and (ii) the Board of Directors of Sprint shall be permitted to change or withdraw the Sprint Board Recommendation, but, in the case of clause (i)(B) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Board of Directors of Sprint to carry out its fiduciary duties under applicable Law; provided, further, however, that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the SoftBank Support Agreement, including Sprint’s or the SoftBank Parties’ obligations to consummate the transactions contemplated by this Agreement, including the Merger Transactions, or the SoftBank Parties’ or SoftBank UK HoldCo’s obligations to deliver (or cause to be delivered) the written consent contemplated by Section 2 of the SoftBank Support Agreement, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Merger Transactions or the other transactions contemplated by this Agreement.

(d) Neither Sprint nor T-Mobile shall call or convene any meeting of its stockholders in connection with the Sprint Stockholder Approval or the T-Mobile Stockholder Approval, respectively. The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement by the holders of Sprint Common Stock, (ii) the approval of the T-Mobile Share Issuance by the holders of the T-Mobile Common Stock, (iii) the approval of the T-Mobile Charter Amendment by the holders of T-Mobile Common Stock and, if applicable, by the holders of the Sprint Common Stock and (iv) any other matters contemplated by this Agreement that may be required to be approved by the holders of the T-Mobile Common Stock and/or the holders of Sprint Common Stock under applicable Law.

Section 6.2. Access to Information; Confidentiality.

(a) Subject to the terms and conditions of the Confidentiality Agreement and subject to applicable Law, and solely for purposes of furthering the Merger Transactions and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, afford the other party and the officers, employees and Representatives of such other party reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to its properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party and its subsidiaries), and during such period, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require Sprint or T-Mobile to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2(a), Sprint or T-Mobile, as applicable, shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Sprint or T-Mobile, as applicable, and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto.

(b) Notwithstanding anything to the contrary in this Agreement, none of Sprint, T-Mobile or any of their respective subsidiaries shall be obligated to afford any other party or its Representatives access to any properties, books, contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information, except pursuant to reasonable “clean room” procedures approved by counsel to Sprint and T-Mobile. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

(c) Subject to applicable Law, and solely for purposes of furthering the Merger Transactions and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, each of the SoftBank US HoldCos shall afford T-Mobile and the officers, employees and Representatives of T-Mobile reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to its properties, books, contracts, commitments, personnel and records, and during such period, each of the SoftBank US HoldCos shall furnish promptly to T-Mobile all information concerning its business, properties and personnel as T-Mobile may reasonably request.

Section 6.3. Reasonable Best Efforts; Filings; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) obtaining all Governmental Consents, including making all necessary registrations and filings and taking all steps as may be necessary to obtain a Governmental Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.3(a), each of Sprint and T-Mobile agrees to submit (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to other Antitrust Laws as promptly as practicable, (iii) appropriate filings with the FCC (including any petition for declaratory ruling regarding foreign ownership and any applications and filings pertaining to the transfer of control of the Sprint FCC Licenses and, if required, the T-Mobile FCC Licenses pursuant to the Merger Transactions) and any PUCs or similar state or foreign regulatory bodies, (iv) appropriate filings with CFIUS, (v) appropriate submissions to DSS and, to the extent applicable, any other Governmental Entity, pursuant to the NISPOM and any other applicable national or industrial security regulations, and appropriate submissions and requests for approval under any applicable foreign ownership, control or influence requirements (“FOCI”), and (v) any other necessary filings with other Governmental Entities relating to the Merger Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to such Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Governmental Consents as soon as practicable. The parties agree that the use of “reasonable best efforts” in this Section 6.3 shall include (A) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (B) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, (I) the sale, divestiture, license or disposition of such assets or businesses of either party or its subsidiaries and (II) restrictions, limitations or conditions relating to, or actions that after the Effective Time would limit T-Mobile’s or its subsidiaries’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (x) as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (y) conditioned upon the consummation of the Merger Transactions, in all cases subject to Section 6.3(d).

(c) Each of the parties shall (i) promptly notify the other party of any substantive communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed substantive communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein, and (iii) promptly furnish the other party with copies of all substantive correspondence, filings and written communications between them and their respective affiliates, officers, directors, employees and Representatives, on the one hand, and any such Governmental Entity or its staff, on the other hand, with respect to this Agreement and the Merger Transactions in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i)

and (ii); provided, that materials furnished pursuant to this Section 6.3(c) may be redacted as necessary to address reasonable attorney-client privilege or other relevant legal privilege or confidentiality concerns. In furtherance and not in limitation of Section 6.3(a) and Section 6.3(b), but subject to Section 6.3(d), each of the parties agrees to make or submit all filings, registrations, analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, correspondence and written communications, and to take all other actions or steps to be taken, in connection with or subject to this Section 6.3 in accordance with a strategy (including as to the timing and substance thereof) jointly developed by T-Mobile and Sprint, with each of the parties to consult and cooperate reasonably promptly and in good faith with the other parties with respect thereto; provided, that in the event any party reasonably objects in writing to any filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication to be (or proposed to be) made or submitted, or any other action or step (including any action or step contemplated by the last sentence of Section 6.3(b)) to be (or proposed to be) taken, in connection with obtaining any Governmental Consent necessary, proper or advisable to consummate and make effective the Merger Transactions and the other transactions contemplated by this Agreement, then such matters may be escalated for discussion to the Chief Executive Officer of SoftBank and the Chief Executive Officer of DT, such discussion to be held no later than 24 hours following the date of the objection, and if such representatives are not in good faith able to resolve such objection during such discussion, such matter shall thereafter be resolved by the Chief Executive Officer of DT in his sole discretion (it being understood that any such resolution shall not (a) relieve any party of its express obligations under Section 6.3(a) or Section 6.3(b), including such party’s general obligation to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or (b) affect the scope of the Regulatory Material Adverse Condition as such term is defined in Section 6.3(d) or any rights of, or remedies available to, any party relating to or arising out of a Regulatory Material Adverse Condition), and the parties shall in good faith, promptly following such resolution by the Chief Executive Officer of DT, make or submit any such filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication, or take any such other action or step, in accordance with such resolution by the Chief Executive Officer of DT.

(d) Notwithstanding the foregoing, nothing in this Section 6.3 or otherwise in this Agreement shall require Sprint, T-Mobile, any SoftBank Party or either DT Party to take, or cause to be taken, any action (including proposing, negotiating, committing to, agreeing to or effecting, by consent decree, hold separate order, any agreement or letter to address U.S. national security, law enforcement or public safety interests or to mitigate any foreign ownership, control or influence over the businesses of Sprint or T-Mobile, or otherwise, (x) the sale, divestiture, license or disposition of any of the assets or businesses of Sprint or T-Mobile or their respective subsidiaries or (y) restrictions, limitations or conditions, or actions that would limit Sprint or T-Mobile, or their respective subsidiaries, in its freedom of action or operations or ability to retain any businesses, product lines or assets, or any combination thereof), that, individually or in the aggregate (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3), would or would reasonably be expected to result in any of the following:

(i) any of the consequences set forth on Section 6.3(d)(i) of the T-Mobile Disclosure Letter;

(ii) a materially adverse impact on the business, financial condition or results of operations of T-Mobile, Sprint and their respective subsidiaries following the Merger, taking into account the impact on the expected synergies of the Merger (in each case with materiality measured on a scale consistent with the financial standard set forth in Section 6.3(d)(iii)), as compared to such persons if such action (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3) were not taken;

(iii) any loss, cost or diminution in value of $7,000,000,000 or more, measured on a net present value basis, to T-Mobile, Sprint and their respective subsidiaries following the Merger, taking into account the loss, cost or diminution in value of the expected synergies of the Merger, as compared to such persons if such action (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3) were not taken;

(iv) any limit, restrictions or conditions (including as a result of any national security agreement or similar agreement or arrangement with CFIUS or any of its constituent members, whether as part of or separate from any review by CFIUS (each, a “National Security Agreement”)) on:

(A) the ability of DT or SoftBank to designate members of the Board of Directors of T-Mobile after the Merger or committees thereof (other than a minority of the compensation committee thereof) in all respects as contemplated by Section 2.4(a) of this Agreement and/or the Stockholders Agreement and in accordance with the existing qualification criteria for T-Mobile directors as of the date of hereof (other than any requirement that one of each of DT’s and SoftBank’s designees qualify as a “Security Director” or substantial equivalent to the extent required by any National Security Agreement);

(B) the scope of authority provided to the Board of Directors of T-Mobile after the Merger or the exercise of any rights of any directors of such Board of Directors, in his or her capacity as a member of such Board of Directors or any committee thereof, other than with respect to oversight of, or participation in, a national security committee or related national security matters;

(C) the exercise of any material right contemplated to be provided to DT (unless waived by DT) or SoftBank (unless waived by SoftBank) under the Stockholders Agreement or the Voting and Proxy Agreement; or

(D) except in any de minimis respect, any business or operations of DT, SoftBank or any of their respective affiliates, apart from the business or operations of T-Mobile, Sprint or their respective subsidiaries;

(v) any requirement to adopt a FOCI mitigation agreement or similar arrangement with DSS that results in a material change in, or material impact to, the network operations or the business operations of T-Mobile and its subsidiaries following the Effective Time, including T-Mobile’s control over such network operations or the business operations, as compared to such operations as conducted and controlled by T-Mobile and Sprint and their respective subsidiaries prior to the Effective Time (it being agreed that restrictions having the same terms and operational scope of the FOCI mitigation agreement in effect as of the date hereof (including the Affiliated Operations Plan in effect as of the date hereof) between Sprint and DSS, and solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC, shall not be deemed to result in any such change or impact); or

(vi) any requirement to change the ownership, including the interests held by any shareholders, of DT, SoftBank or any of their respective affiliates.

(e) (any of the items described in clauses (i) through (vi), a (“Regulatory Material Adverse Condition”); it being agreed that each of (x) the existing Sprint Security Agreement and any other National Security Agreement with substantially similar or less conditions as applied to T-Mobile after the Merger and (y) the FOCI mitigation agreement in effect as of the date hereof (including the Affiliated Operations Plan in effect as of the date hereof between Sprint and DSS), and solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC is not a Regulatory Material Adverse Condition).

Section 6.4. Regulatory Compliance.

(a) Each of Sprint and T-Mobile shall, and shall cause its respective subsidiaries to, use commercially reasonable efforts to (i) cure no later than the Closing any material violations and material defaults by any of them under applicable FCC Rules and FAA Rules, (ii) comply in all material respects with the terms of their respective FCC Licenses and the FAA Rules, and (iii) file or cause to be filed with the FCC and the FAA all material reports and other material filings required to be filed under applicable FCC Rules and FAA Rules.

(b) During the period from the date hereof through the earlier of the Closing and the date this Agreement is terminated pursuant to the terms hereof, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, use reasonable best efforts to (i) take such actions as are reasonably necessary to maintain and preserve the Sprint Communications Licenses and the T-Mobile Communications Licenses, respectively, (ii) take such steps as are reasonably necessary to renew any expiring Sprint Communications License or T-Mobile Communications License, respectively, including preparing and filing with the appropriate Governmental Entities all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made, and (iii) refrain from taking any action that would reasonably be expected to cause the FCC or any other Governmental Entity with jurisdiction over such party or any of its subsidiaries to institute proceedings for the suspension, revocation or adverse modification of any Sprint Communications License or T-Mobile Communications License, respectively.

Section 6.5. Communications. Subject to applicable Law, the parties shall cooperate in developing an agreed upon communications program for communications relating to the Merger with customers, vendors, suppliers, contractors and other service providers (other than Representatives of the parties) (collectively, “Business Counterparties”) of Sprint, T-Mobile and their respective subsidiaries on or after the date hereof and prior to the Closing. Until the earlier of the Closing, or the termination of this Agreement pursuant to its terms, each party and its respective subsidiaries shall not, and each party shall use its reasonable best efforts to cause its Representatives not to, make any communication to any Business Counterparties of Sprint, T-Mobile or their respective subsidiaries that (i) primarily relates to the transactions contemplated hereby and (ii) is not in accordance with the agreed communications program described in the first sentence of this Section 6.5, other than in each case (x) with the prior written consent of Sprint or T-Mobile, as applicable, such consent not to be unreasonably withheld, conditioned or delayed, (y) as required by applicable Law or (z) as otherwise expressly permitted by the terms of this Agreement.

Section 6.6. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and T-Mobile shall cause the Surviving Corporation to, indemnify and hold harmless each individual who is or was, or who becomes prior to the Effective Time, a director or officer of Sprint or any of its subsidiaries or T-Mobile or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Sprint or any of its subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer or employee of Sprint or any of its subsidiaries or T-Mobile or is or was serving at the request of Sprint or any of its subsidiaries as a director, officer or employee of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Sprint or T-Mobile (as applicable) pursuant to the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any indemnification agreements in existence as of the date of this Agreement. Without limiting the indemnification obligations set forth in the immediately preceding sentence, in the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of costs and expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation to the same extent as such Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Sprint or T-Mobile (as applicable) pursuant to the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing or organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any indemnification agreements in existence as of the date of this Agreement; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any

indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, and (ii) T-Mobile and Sprint (as applicable) shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that T-Mobile or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, T-Mobile and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of T-Mobile and/or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.6.

(b) For a period of six years from and after the Effective Time, T-Mobile shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sprint or T-Mobile (as applicable) or any of their respective subsidiaries or provide substitute policies for not less than the existing coverage and with other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred prior to the Effective Time, except that in no event shall T-Mobile be required to pay with respect to such insurance policies (or substitute insurance policies) of Sprint or T-Mobile (as applicable) in respect of any one policy year more than 300% of the annual premium payable by Sprint or T-Mobile (as applicable) for such insurance for the prior 12 months (the “Maximum Amount”), and if T-Mobile is unable to obtain the insurance required by this Section 6.6 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided, that in lieu of the foregoing, Sprint or T-Mobile (as applicable) may obtain at or prior to the Effective Time a six-year “tail” policy under Sprint’s or T-Mobile’s existing directors’ and officers’ liability insurance policy (as applicable) providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c) The provisions of this Section 6.6 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.7. Fees and Expenses. Except as set forth in this Section 6.7, Section 6.17 or Section 8.2 or as otherwise explicitly provided in this Agreement, all fees and expenses incurred in connection with the Merger Transactions, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger Transactions are consummated, except that each of T-Mobile and Sprint shall bear and pay the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) (collectively, the “Apportioned Expenses”) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Consent Solicitation Statement (including SEC filing fees), of which Apportioned Expenses each of Sprint and T-Mobile will pay 50%, and (ii) (A) the filings of the premerger notification and report forms under the HSR

Act and similar laws of other jurisdictions (including filing fees) and (B) FCC filing fees, of which Apportioned Expenses, in each case (A) and (B), Sprint will pay 33% and T-Mobile will pay 67%.

Section 6.8. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release agreed by Sprint, T-Mobile, SoftBank and DT. Each of Sprint, T-Mobile, SoftBank and DT agrees that it shall consult with the other parties before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement, except (a) with the prior consent of Sprint, in the case of T-Mobile and DT, or T-Mobile, in the case of Sprint and SoftBank, such consent not to be unreasonably withheld, conditioned or delayed, (b) to the extent required by applicable Law (or any applicable securities exchange rule or requirement) or (c) to the extent the information contained therein relating to this Agreement or the transactions contemplated hereby is substantially consistent with (x) information included in a press release or other public statement to which Sprint (in the case of T-Mobile and DT) or T-Mobile (in the case of Sprint and SoftBank), as applicable, has previously consented pursuant to clause (a) or (y) a communications plan approved in writing in advance by T-Mobile and Sprint which has not been modified or rescinded by T-Mobile and Sprint; provided, that in the case of clause (b), to the extent not prohibited by applicable Law, the party issuing such press release or other public statement gives the other party reasonable advance notice of (including the contents of) such release or statement, and the opportunity to comment thereon, if giving such opportunity is practicable.

Section 6.9. Listing; Delisting and Deregistration. T-Mobile shall use reasonable best efforts to cause the T-Mobile Common Stock issuable under Article III to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the SoftBank US Mergers Effective Time. Prior to the Closing Date, Sprint shall cooperate with T-Mobile and use reasonable best efforts to take such actions as are necessary or advisable to cause the Sprint Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time. Prior to the Effective Time, Sprint shall not voluntarily delist the Sprint Common Stock from the NYSE.

Section 6.10. Certain Tax Matters.

(a) Each of SoftBank, Starburst, Galaxy, Sprint and T-Mobile shall use reasonable best efforts (i) to cause each of the SoftBank US Mergers and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to obtain the opinions of Specified Counsel referred to in Section 7.2(e) and Section 7.3(e). None of the parties hereto or any of their respective subsidiaries shall take any action, or allow any controlled affiliate to take any action, that could reasonably be expected to prevent or impede such qualification or the ability of counsel to deliver such opinion.

(b) If pursuant to this Agreement the SoftBank US Mergers are to be consummated, T-Mobile hereby requests, and SoftBank shall cause each of Starburst and Galaxy to deliver to T-Mobile prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Starburst or Galaxy, as applicable, certifying that the equity interests in Starburst and Galaxy, as applicable, are not “United States real property interests” (as defined in Section 897(c)(1) of the Code) and (ii) a copy of the notification provided to the IRS regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). If pursuant to this Agreement the SoftBank US Mergers will not be consummated, each of Starburst and Galaxy shall deliver to T-Mobile prior to the Closing a duly executed certificate of non-foreign status, substantially in the form of the sample certification contained in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(c) To the extent Treasury Regulations Section 1.358-6 were to apply with respect to the SoftBank US Mergers and the Merger, taken together, T-Mobile agrees to determine its tax basis in the Sprint shares acquired from Starburst and Galaxy in accordance with Treasury Regulations Section 1.358-6(c)(2)(ii)(B).

Section 6.11. Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or, if it is not possible to eliminate, then to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.12. Conveyance Taxes. Sprint and T-Mobile shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any sales, use, transfer (including real property transfer), value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

Section 6.13. Employee Benefits.

(a) For a period of eighteen (18) months following the Effective Time (the “Protection Period”), T-Mobile shall provide, or cause to be provided, to each employee of Sprint or its subsidiaries (i) base salary and base wages that are each on a basis no less favorable than those in effect immediately prior to the Effective Time, (ii) short-term or annual cash incentive compensation opportunities, equity compensation and commission opportunities that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, and (iii) other benefits that are no less favorable in the aggregate than the benefits provided to such employee immediately prior to the Effective Time or, commencing with the year immediately following the year in which the Effective Time occurs, that are no less favorable in the aggregate than the benefits provided to similarly situated employees of T-Mobile or its subsidiaries. In addition, during the Protection Period, T-Mobile shall provide, or cause to be provided, to each employee of Sprint or its subsidiaries with severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits that were provided to such employee immediately prior to the Closing and (ii) the severance payments and severance benefits that are provided to similarly situated employees of T-Mobile and its affiliates from time to time.

(b) Effective as of the Effective Time, T-Mobile shall cause, for all purposes under the benefit plans of T-Mobile or its subsidiaries in which individuals who were employed by Sprint, T-Mobile or their respective subsidiaries as of immediately prior to the Effective Time (the “Employees”) are eligible to participate following the Effective Time (the “New Plans”), each Employee to be credited with his or her years of service with Sprint or T-Mobile or any of their respective affiliates, as the case may be, before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Sprint Benefit Plans or T-Mobile Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: T-Mobile shall, to the extent permitted by the terms of the applicable New Plans, cause (i) each Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Sprint Benefit Plan or T-Mobile Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to making any material broad-based communications to Employees pertaining to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, each of Sprint and T-Mobile shall provide the other party with a copy of the intended communication, the other party shall have a reasonable opportunity to review and comment on the proposed communication, and the party seeking to make the communication shall consider in good faith all comments of such other party.

(d) If requested by T-Mobile in writing not less than ten (10) business days before the Closing Date, the Board of Directors of Sprint (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate Sprint’s 401(k) plan (the “Sprint 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of T-Mobile (which review and approval shall not be unreasonably withheld, conditioned or delayed). If the Sprint 401(k) Plan is terminated prior to the Closing Date pursuant to this Section 6.13(d), then following the Effective Time, the account balances of the participants in the Sprint 401(k) Plan shall be distributed to the participants, and T-Mobile shall permit the Employees who are then actively employed by T-Mobile or its subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code including loans) in an amount equal to the full account balance (including loans) distributed to such Employee from the Sprint 401(k) Plan to T-Mobile’s 401(k) plan (the “T-Mobile 401(k) Plan”).

(e) Each Employee participating in any Sprint Benefit Plan that is an annual bonus plan (an “Annual Bonus Plan”) during Sprint’s fiscal year in which the Effective Time occurs shall be eligible to receive a bonus equal to the product obtained by multiplying (i) such Employee’s full bonus entitlement under all such Annual Bonus Plans for Sprint’s fiscal year in which the Effective Time occurs, based on the greater of (A) deemed performance at “target” levels and (B) actual performance through the latest practicable date prior to the Effective Time, with such level of achievement (1) determined by the Compensation Committee of the Board of Directors of Sprint or such other applicable committee and (2) annualized, on a straight line basis, through the end of the quarter in which the Closing occurs, by (ii) a fraction, the numerator of which equals the number of days that have elapsed during such fiscal year through the Effective Time and the denominator of which equals 365 (a “Pro-Rata Bonus”), payable following the end of Sprint’s fiscal year in which the Effective Time occurs (but in no event later than sixty (60) days following the end of such fiscal year), subject to the applicable Employee’s continued employment with T-Mobile, Sprint or any of their respective affiliates through the end of Sprint’s fiscal year in which the Effective Time occurs; provided, however, that if any such Employee becomes eligible for severance payments or severance benefits pursuant to either a Sprint Benefit Plan or T-Mobile Benefit Plan, as applicable, following the Effective Time, such Pro-Rata Bonus shall be paid to such Employee within sixty (60) days following such termination of employment (and such payment shall, if requested by T-Mobile, Sprint or any of their affiliates, be subject to the applicable Employee’s execution and non-revocation of a general release of claims in a form customarily used by T-Mobile, Sprint or their respective affiliates for their similarly situated employees).

(f) T-Mobile hereby agrees and acknowledges that a “change of control” (or similar phrase) within the meaning of the Sprint Benefit Plans shall occur at or prior to the Effective Time, as applicable.

(g) Nothing contained in this Section 6.13 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Sprint, T-Mobile or any of their respective subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Sprint, T-Mobile or any of their respective subsidiaries or affiliates or (iv) limit the right of Sprint, T-Mobile or any of their respective subsidiaries or affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.14. Section 16(b). Sprint and T-Mobile shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Sprint (including derivative securities) or acquisitions of equity securities of T-Mobile (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Sprint or (b) at the Effective Time, will become a director or officer of T-Mobile, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15. Notification of Certain Matters. Each of Sprint and T-Mobile shall promptly advise the other party of any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Sprint or T-Mobile, respectively, or (b) that it believes has caused or constituted or would reasonably be expected to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that it would cause a failure of the applicable condition related to such breach in Article VII if the Closing were otherwise to occur on the date such Effect occurs; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.15 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.16. Certain Litigation. Each party shall promptly advise the other party of any litigation commenced before, on or after the date hereof against such party or any of its directors or officers (in their capacities as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby (any such litigation, “Stockholder Litigation”), and shall keep the other party reasonably informed regarding any such Stockholder Litigation. With respect to Stockholder Litigation commenced against Sprint or any of its directors or officers, Sprint shall give T-Mobile the opportunity to participate in the defense or settlement of any such Stockholder Litigation and no settlement shall be offered or agreed to by Sprint without T-Mobile’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to Stockholder Litigation commenced against T-Mobile or any of its directors or officers, T-Mobile shall give Sprint the opportunity to participate in the defense or settlement of any such Stockholder Litigation, and no settlement shall be offered or agreed to by T-Mobile without Sprint’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.17. Financing Matters.

(a) The parties hereto acknowledge and agree that, prior to the Effective Time, but subject to the limitations set forth in Section 5.1, it may be necessary for Sprint, T-Mobile and/or their respective subsidiaries to enter into financing transactions (including (i) the raising of new financing by Sprint, T-Mobile and/or their respective subsidiaries, (ii) the refinancing of existing Indebtedness by Sprint, T-Mobile and/or their respective subsidiaries, (iii) the repayment or retirement of existing Indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, (iv) tendering or exchanging (or offering to tender or exchange) existing Indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, and/or (v) entering into amendments or modifications or obtaining consents or waivers (including waivers of change of control provisions) in relation to agreements governing existing Indebtedness or other financing arrangements of Sprint, T-Mobile and/or their respective subsidiaries, including the Change of Control Waiver Offers and the Spectrum Notes Change of Control Waiver) (any such financing transaction, other than any financing transaction permitted by Section 5.1(a)(viii)(A)-(F) or Section 5.1(b)(viii)(A)-(F), a “Pre-Merger Financing Transaction”).

(b) Management; Certain Requirements.

(i) T-Mobile shall, in reasonable consultation with Sprint and in a reasonable manner, direct and control all decisions, communications and discussions relating to any Pre-Merger Financing Transaction, including as to the amount, type, providers, economic and other terms, syndication and marketing thereof, and documentation in respect thereof. Sprint shall not, and shall cause its subsidiaries and use its reasonable best efforts to cause its Representatives not to, enter into any Pre-Merger Financing Transaction without the prior written consent of T-Mobile, such consent not to be unreasonably withheld. Without limiting the foregoing, T-Mobile may commence, or may direct Sprint to commence, one or more offers to purchase or exchange, and/or consent solicitations with respect to, or amendment requests relating to, all or any portion of notes issued by Sprint or its subsidiaries (the “Sprint Notes”) or any other Indebtedness of Sprint or its subsidiaries, on terms determined by T-Mobile and otherwise in compliance with applicable Law and the indentures relating to the applicable Sprint Notes (collectively, the “Debt Offers”). None of the Sprint Notes or such other Indebtedness shall be required to be purchased pursuant to the Debt Offers prior to the Closing.

(ii) In addition, without limiting the foregoing, Sprint shall:

(A) in consultation with T-Mobile, commence consent solicitations with respect to each of the following series of Sprint Notes: (I) all Sprint Notes issued by Sprint Corporation and (II) the 11.500% Senior Notes due 2021, the 7.000% Senior Notes due 2020 and the $2.28 billion 6.000% Senior Notes due 2022, each issued by Sprint Communications (collectively, the notes described in clauses (I) and (II), the “Sprint CoC Notes”) for the purpose of changing the relevant definitions under the Sprint CoC Notes such that (x) T-Mobile and DT and their affiliates will constitute “Permitted Holders” and (y) the Merger and related transactions will not constitute a change of control thereunder (each, a “Change of Control Waiver Offer”), as soon as reasonably practicable following the date hereof on terms reasonably determined by T-Mobile in consultation with Sprint;

(B) use its reasonable best efforts, and T-Mobile shall also use its reasonable best efforts to cause the consummation of the closing of such Change of Control Waiver Offers (including paying all consent fees in connection therewith, to be allocated in the manner described in Section 6.17(f)) not later than the date which is 60 days after the date hereof; and

(C) in connection with and subject to the closing of the Change of Control Waiver Offers, execute, and use its reasonable best efforts to cause the applicable trustees to execute, supplemental indentures (“Change of Control Waiver Supplemental Indentures”) with respect to each series of Sprint CoC Notes effecting the consents contemplated in clause (A) above.

(iii) In addition, without limiting the foregoing, Sprint shall:

(A) upon request of T-Mobile on reasonable notice, use its reasonable best efforts to obtain (and T-Mobile shall also use its reasonable best efforts to assist in obtaining) the consents necessary such that (x) T-Mobile and DT and their affiliates will constitute “Permitted Holders”, (y) the Merger and related transactions will not constitute a change of control thereunder ((x) and (y) together, the “Spectrum Notes Change of Control Waiver”) with respect to the Series 2016-1 3.360% Senior Secured Notes, Series 2018-1 4.738% Senior Secured Notes, and Series 2018-1 5.152% Senior Secured Notes (the “Spectrum Notes”) issued under that certain Base Indenture dated as of October 27, 2016, among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC, as issuers, and Deutsche Bank Trust Company Americas, as trustee and securities intermediary on terms reasonably determined by T-Mobile in consultation with Sprint; and

(B) upon receipt of the necessary consents, Sprint shall execute, and use its reasonable best efforts to cause the applicable trustee to execute, a supplemental indenture effecting the Spectrum Notes Change of Control Waiver.

(iv) Sprint covenants and agrees that, promptly following the expiry of any consent solicitation forming part of any Debt Offer and assuming the requisite consents are received, Sprint or its applicable subsidiaries shall (and shall use reasonable best efforts to cause the applicable Sprint Notes trustee to, including by delivering to the Trustee any deliverables required to be delivered under the applicable indenture for the Sprint Notes subject to such Debt Offer), execute a supplemental indenture in the form contemplated by the Debt Offer, which supplemental indenture shall become operative upon the Effective Time. In addition, in connection with the Debt Offer, T-Mobile may select one or more dealer managers, information agents, depositaries and other agents to provide assistance in connection therewith, and at T-Mobile’s request, Sprint shall enter into customary agreements therewith.

(c) Without limiting the generality of this Section 6.17, (i) each of T-Mobile and Sprint agrees that it shall timely file all periodic and current reports required to be filed by it with the SEC by the date required under the Exchange Act and (ii) each of T-Mobile and Sprint agrees that it shall, and shall cause (x) its officers and employees, (y) its subsidiaries and (z) the officers and employees of its subsidiaries to, and shall use reasonable best efforts to cause its Representatives (including legal and accounting advisors) to, provide all reasonable cooperation in consummating any Pre-Merger Financing Transaction (and, in particular, each of T-Mobile and Sprint agree to use reasonable best efforts to consummate and obtain the financing contemplated by the Commitment Letter in amounts reasonably necessary to effect the Merger and related transactions), including to:

(i) designate members of senior management to participate in a reasonable and customary number of meetings, drafting sessions, presentations, “road show” meetings and conference calls, sessions with rating agencies and due diligence sessions;

(ii) assist in preparing the documentation required in connection with such Pre-Merger Financing Transaction, including requesting any consents of accountants for use of their historical reports in any materials relating to such Pre-Merger Financing Transaction, and assist in preparing materials for rating agency presentations, “road show” meetings and conference calls, bank information memoranda, private placement memoranda and other customary marketing materials, and assist in the preparation of pro forma financial statements;

(iii) furnish financial and other information necessary, customary or otherwise advisable in connection with such Pre-Merger Financing Transaction, including as necessary to prepare any pro forma financial statements or information;

(iv) provide all documentation and other information required by U.S. bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(v) agree to deliver such officer’s certificates as are reasonable and customary and as are, in the good faith determination of the persons executing such officer’s certificates, accurate;

(vi) obtain customary accountants’ comfort letters, if applicable (and the participation of outside auditors in customary accounting due diligence calls), legal opinions, consents, approvals and other documentation and items relating to or reasonably requested in connection with such Pre-Merger Financing Transaction; and

(vii) cooperate in connection with the prepayment or discharge (or defeasance), in each case with is fully effective as of the Closing Date, of any Sprint Indebtedness, including delivery of notices and deliverables with respect thereto.

(d) Notwithstanding anything to the contrary in this Section 6.17, none of Sprint, T-Mobile or their respective subsidiaries shall be required to disclose any information pursuant to this Section 6.17 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party, or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege (but, for absence of doubt, this clause (iii) shall not apply to disclosure of the underlying nonprivileged facts); provided, that Sprint or T-Mobile, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information that is reasonably acceptable to T-Mobile or Sprint, as applicable, and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such attorney-client privilege. Additionally, except as otherwise provided in this Section 6.17 (including with respect to the Change of Control Waiver Offers and the Spectrum Notes Change of Control Waiver), neither party will be required to consummate any Pre-Merger Financing Transaction prior to the Closing.

(e) T-Mobile shall indemnify and hold harmless Sprint, its subsidiaries and their respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable, documented out-of-pocket attorneys’ fees) suffered or incurred by any of them in connection with any Pre-Merger Financing Transaction solely to the extent arising from (i) information provided by or on behalf of T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof for inclusion in any offering documents or similar materials relating to any Pre-Merger Financing Transaction or (ii) the bad faith, gross negligence or willful misconduct of T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof in connection with any Pre-Merger Financing Transaction. Sprint shall indemnify and hold harmless T-Mobile, its subsidiaries and their respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable attorneys’ fees) suffered or incurred by any of them in connection with any Pre-Merger Financing Transaction solely to the extent arising from (i) information provided by or on behalf of Sprint, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof to T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof for inclusion in any offering documents or similar materials relating to any Pre-Merger Financing Transaction or (ii) the bad faith, gross negligence or willful misconduct of Sprint, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof in connection with any Pre-Merger Financing Transaction. This Section 6.17(e) shall survive the termination of this Agreement.

(f) T-Mobile shall bear 67% and Sprint shall bear 33% of the out-of-pocket fees, costs, penalties, premiums and expenses incurred in connection with any Pre-Merger Financing Transaction, and any interest on or prepayment penalties with respect to any pre-funded indebtedness (including indebtedness funded into escrow) incurred as part of any Pre-Merger Financing Transaction, including any such costs and expenses incurred prior to the date hereof (including fees and expenses relating to rating advisory services), in each case subject to Section 6.17(f) of the Sprint Disclosure Letter. This Section 6.17(f) shall be given effect whether or not the Closing occurs and shall survive the termination of this Agreement.

(g) T-Mobile and Sprint shall each use their reasonable best efforts to (i) secure the credit ratings for T-Mobile, after giving effect to the Merger, which are contemplated in Section 7.1(g), and (ii) obtain the financing necessary to consummate the transactions contemplated by this Agreement.

(h) Upon consummation of the Merger, T-Mobile will, and will cause T-Mobile USA, Inc. to, provide guarantees of the Sprint obligations set forth on Section 6.17(h) of the T-Mobile Disclosure Letter.

Section 6.18. Merger Sub Approval and Merger Company Approval. Promptly following the execution of this Agreement, (a) Merger Company, acting in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement by written consent in accordance with the Certificate of Incorporation and Bylaws of Merger Sub and the DGCL, and T-Mobile shall deliver a copy of the corporate record evidencing such adoption to Sprint, and (b) T-Mobile, acting in its capacity as the sole member of Merger Company, shall adopt this Agreement by written consent in accordance with the limited liability company agreement of Merger Company and the DLLCA, and T-Mobile shall deliver a copy of the corporate record evidencing such adoption to Sprint.

Section 6.19. Termination of Certain Agreements. From and after (a) the date hereof and prior to the Effective Time, the parties shall reasonably cooperate in order to mutually agree as to which of the agreements or other arrangements set forth on Section 6.19 of the Sprint Disclosure Letter or Section 6.19(a) of the T-Mobile Disclosure Letter will be continued following, or terminated effective as of, the Effective Time, and shall take all such other actions as may be reasonably necessary or appropriate in order to effect such mutual agreement, and (b) the Effective Time through the six-month anniversary thereof, each of SoftBank and DT shall, and shall cause its affiliates to, execute all such agreements, documents and instruments, and take all such other actions as may be reasonably necessary or appropriate, in order to terminate any contracts or other arrangements (without any penalty, payment or other continuing obligation of T-Mobile or any of its subsidiaries under such contract or other arrangement, as a result of or relating to such termination or waiver, or otherwise (other than payment for amounts accrued for products or services rendered under such contract or other arrangement through the date of such termination set forth in such notice)) between or among SoftBank or any of its affiliates, or DT or any of its affiliates, as applicable (in each case other than T-Mobile and its subsidiaries), on the one hand, and T-Mobile or any of its subsidiaries (including Sprint or any of its subsidiaries), on the other hand, other than those set forth on Section 6.19 of the Sprint Disclosure Letter or on Section 6.19 of the T-Mobile Disclosure Letter, promptly following notice from T-Mobile to SoftBank or DT, as applicable, that it has elected to terminate such contract or other arrangement pursuant to this Section 6.19.

Section 6.20. FCC Auction Procedures. Sprint and T-Mobile hereby acknowledge that this Agreement is not intended to, and shall not be interpreted to, restrict the ability of either Sprint and its subsidiaries, or T-Mobile and its subsidiaries, from participating in any FCC auction that may occur after the date of this Agreement and prior to the Closing. In connection with the foregoing, (a) Sprint and T-Mobile shall not discuss or enter into any agreements related to bids, bidding strategies or post-auction market structure related to licenses being auctioned by the FCC and (b) not later than 30 days in advance of the applicable initial auction application deadline, the parties shall (i) distribute guidelines for compliance with the FCC’s Prohibited Communications rules to all individuals and consultants involved in the discussions with the other party regarding the transactions contemplated by this Agreement and (ii) implement safeguards mutually agreed upon by the parties, which may include assigning personnel or committees to monitor or evaluate proposed communications between the Parties regarding matters potentially falling under the FCC’s Prohibited Communications rules, firewalls and third-party nondisclosure agreements, remedial steps to be followed in the event of any such Prohibited Communication, and other reasonable and appropriate procedures implemented in consultation with outside counsel and intended to prevent communications concerning any FCC licenses to be auctioned, bids or bidding strategy between such parties.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger Transactions. The respective obligations of each party to effect the Merger Transactions are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Sprint Stockholder Approval and the T-Mobile Stockholder Approval shall have been obtained.

(b) Required Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the Merger Transactions under the HSR Act shall have been terminated or shall have expired and (ii) all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement shall have been granted by the FCC.

(c) Other Governmental Consents. (i) All consents required to be obtained from any PUCs or similar state and foreign regulatory bodies in connection with the transactions contemplated by this Agreement shall have been obtained, (ii) all consents required to be obtained pursuant to any Antitrust Laws other than the HSR Act set forth on Section 7.1(c)(ii) of the T-Mobile Disclosure Letter in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, (iii) CFIUS shall have completed its review and, where applicable, investigation under Section 721 without unresolved national security concerns with respect to the transactions contemplated by this Agreement, and (iv) DSS shall have approved a plan to operate pursuant to a FOCI mitigation agreement those NISPOM covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

(d) No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have entered, enacted, promulgated, enforced or issued any Law (whether temporary, preliminary or permanent) preventing the consummation of the Merger (a “Restraint”).

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Consent Solicitation Statement by each of Sprint and T-Mobile to their respective stockholders, and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) NASDAQ Listing. The shares of T-Mobile Common Stock issuable to the stockholders of Sprint as contemplated by Article III shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Ratings. On the Closing Date, T-Mobile USA, Inc., taking into account and after giving effect to the Merger and the other transactions contemplated by and relating to this Agreement, shall have at least two of the following three credit ratings: (i) a corporate family rating (CFR) of at least “Ba2” from Moody’s Investors Services, Inc., (ii) a long-term issuer credit rating of at least “BB” from Standard & Poor’s Financial Services LLC, and (iii) a long-term issuer credit rating of at least “BB” from Fitch, Inc., provided, however, that the foregoing condition in this Section 7.1(g) shall be deemed satisfied if, on the Closing Date (or, earlier, upon the date of issuance by T-Mobile USA, Inc. of debt securities in an amount sufficient to replace in full the commitments under the bridge facilities in the Commitment Letter), T-Mobile USA, Inc., taking into account and after giving effect to the Merger and the other transactions contemplated by and relating to this Agreement, shall have at least two of the following three public credit ratings on not less than $45,000,000,000 of secured debt: (i) a secured tranche rating of at least “Baa3” from Moody’s Investors Services, Inc., (ii) a secured tranche rating of at least “BBB-” from Standard & Poor’s Financial Services LLC, and (iii) a secured tranche rating at least “BBB-” from Fitch, Inc.; provided, further, that no party may rely on the failure of the condition set forth in this Section 7.1(g) to be satisfied if such failure was principally caused by such party’s material breach of any material provision of this Agreement or such party’s failure to act in good faith.

Section 7.2. Conditions to Obligations of T-Mobile, Merger Sub, Merger Company and the DT Parties. The obligations of T-Mobile, Merger Sub, Merger Company and the DT Parties to effect the Merger Transactions are further subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Sprint contained in the first sentence of Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(iii), Section 4.1(m), Section 4.1(t), Section 4.1(v) and Section 4.1(w) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Sprint contained in Section 4.1(c)(i) and Section 4.1(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Sprint contained in Section 4.1(g)(iii) shall be true and correct as of the Closing Date as though made on the Closing Date, (iv) the representations and warranties of Sprint contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect on Sprint, and (v) the representations and warranties of the SoftBank Parties contained in Section 4.3 (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that the accuracy of the representations and warranties of the SoftBank US HoldCos shall only be a condition to the obligations of T-Mobile, Merger Sub, Merger Company and DT to effect the SoftBank US Mergers.

(b) Performance of Obligations. Each of Sprint and the SoftBank Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. T-Mobile shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Sprint to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Other Agreements. SoftBank shall have duly executed and delivered (i) the Stockholders’ Agreement and (ii) the Voting and Proxy Agreement.

(e) Tax Opinion. Subject to the last sentence of Section 1.1, T-Mobile shall have received a written opinion of its Specified Counsel, in form and substance reasonably satisfactory to T-Mobile, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, each of the SoftBank US Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, T-Mobile’s Specified Counsel shall be entitled to receive and rely upon representations and covenants contained in certificates of Starburst, Galaxy and T-Mobile substantially in the form of Exhibits A, B and C to the T-Mobile Disclosure Letter (the “Tax Certificates”).

Section 7.3. Conditions to Obligations of Sprint and the SoftBank Parties. The obligations of Sprint and the SoftBank Parties to effect the Merger Transactions are further subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of T-Mobile, Merger Sub and Merger Company contained in the first sentence of Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(iii), Section 4.2(m), Section 4.2(t) and Section 4.2(v) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.2(c)(i) and Section 4.2(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.1(g)(iii) shall be true and correct as of the Closing Date as though made on the Closing Date, (iv) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect on T-Mobile, and (v) the representations and warranties of the DT Parties contained in Section 4.4 (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. Each of T-Mobile, Merger Sub, Merger Company and the DT Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Sprint shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of T-Mobile to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Other Agreements. T-Mobile and DT shall have duly executed and delivered (as applicable) (i) the Stockholders’ Agreement, (ii) the Voting and Proxy Agreement and (iii) the License Agreement Amendment.

(e) Tax Opinion. Subject to the last sentence of Section 1.1, Sprint shall have received a written opinion of its Specified Counsel, in form and substance reasonably satisfactory to Sprint (and, with respect to the opinion in clause (ii), T-Mobile), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) each of the SoftBank US Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Merger (or the Merger and the SoftBank US Mergers, taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. T-Mobile shall be entitled to rely upon the opinion in clause (ii) as though T-Mobile were an addressee of such opinion. In rendering such opinion, Sprint’s Specified Counsel shall be entitled to receive and rely upon representations and covenants (x) with respect to the opinion in clause (i), contained in certificates of Starburst, Galaxy and T-Mobile substantially in the form of the Tax Certificates, and (y) with respect to the opinion in clause (ii), of T-Mobile and Sprint as reasonably requested by Sprint’s Specified Counsel for purposes of such opinion.

For the avoidance of doubt, this Section 7.3(e) may not be waived without the consent of the SoftBank Parties.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the SoftBank US Mergers Effective Time, whether before or after the Sprint Stockholder Approval or the T-Mobile Stockholder Approval:

(a) by mutual written consent of Sprint and T-Mobile;

(b) by either Sprint or T-Mobile:

(i) if the Merger Transactions shall not have been consummated by the first anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the first anniversary of the date of this Agreement) (the “Outside Date”); provided, that if the Closing shall not have occurred by the first anniversary of the date of this Agreement, but on that date, any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then either T-Mobile or Sprint may elect (by delivery of written notice to the other party at or prior to 11:59 p.m. New York City time on such first anniversary of the date of this Agreement) to extend the Outside Date to the fifteen-month anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the fifteen-month anniversary of the date of this Agreement); provided, further, that, if after such extension, the Closing shall not have occurred by the fifteen-month anniversary of the date of this Agreement, but on that date, any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then either T-Mobile or Sprint may elect (by delivery of written notice to the other party at or prior to 11:59 p.m. New York City time on such extended date) to extend the Outside Date to the eighteen-month anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the eighteen-month anniversary of the date of this Agreement); and in each such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any DT Party’s, material breach of its obligations under this Agreement, the SoftBank Support Agreement or the DT Support Agreement, as applicable, has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by such time;

(ii) if (A) any Restraint shall be in effect and shall have become final and nonappealable or (B) any authorization or consent from a Governmental Entity that must be obtained pursuant to Section 7.1(b) or Section 7.1(c): (I) has been denied and such denial has become final and nonappealable or (II) requires as a final and nonappealable condition to such authorization or consent that Sprint, T-Mobile, SoftBank or DT take any action that would or would reasonably be expected to result in a Regulatory Material Adverse Condition; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Sprint, if Sprint’s or SoftBank’s, or T-Mobile, if T-Mobile’s or DT’s, material breach of its obligations under Section 6.3 has been the principal cause of, or principally resulted in, such Restraint or denial;

(c) by T-Mobile (provided, that T-Mobile is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Sprint shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Sprint or is not cured within sixty (60) days of written notice thereof;

(d) by Sprint (provided, that Sprint is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if T-Mobile shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by T-Mobile or is not cured within sixty (60) days of written notice thereof;

(e) by T-Mobile, if any of the SoftBank Parties or SoftBank UK HoldCo fail to execute and deliver to T-Mobile the SoftBank Support Agreement within one business day following the execution of this Agreement; and

(f) by Sprint, if either DT Party fail to execute and deliver to Sprint the DT Support Agreement within one business day following the execution of this Agreement.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees or Representatives), except (i) the provisions of this Section 8.2 (Effect of Termination), the last sentence of Section 6.2(b) (Access to Information; Confidentiality), Section 6.7 (Fees and Expenses), Section 6.17(e) (Financing

Matters), Section 6.17(f) (Financing Matters), this Section 8.2 (Effect of Termination) and Article X (General Provisions) shall survive any such termination of this Agreement and remain in full force and effect and no such termination shall relieve either party from any liability or obligation under such provisions, and (ii) nothing contained herein shall relieve any party from liability for fraud or any Willful Breach of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby and delivered in connection herewith prior to the termination of this Agreement.

(b) In the event that (i) T-Mobile terminates this Agreement pursuant to Section 8.1(b)(i), (ii) at the time of such termination, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(g)) and all of the conditions set forth in Section 7.2 would be satisfied at the time of such termination if the Closing were held at the time of such termination, and (iii) Sprint has provided a written certification to T-Mobile that it stands ready, willing and able to consummate the Merger on the date required by Section 1.3 at the time of termination of this Agreement (a “Specified Termination”), then T-Mobile shall pay to Sprint, on the date of termination of this Agreement, an amount equal to $600,000,000 (the “Payment Amount”); provided, that notwithstanding the foregoing, T-Mobile shall have no obligation to pay the Payment Amount (in whole or in part) and may terminate this Agreement pursuant to Section 8.1(b)(i) without paying the Payment Amount if:

(i) on the date of termination of this Agreement pursuant to the Specified Termination, Sprint does not have the following three credit ratings: (A) a corporate family rating (CFR) of at least “B2” from Moody’s Investors Services, Inc., (B) a long-term issuer credit rating of at least “B” from Standard & Poor’s Financial Services LLC, and (C) a long-term issuer credit rating of at least “B+” from Fitch, Inc., unless Sprint does not have any such credit rating due to a change in credit ratings or credit outlook generally affecting the industry in which Sprint operates; or

(ii) Sprint or any of the SoftBank Parties has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach has impacted any of the credit ratings described in clause (i) of this Section 8.2(b) or the ability of T-Mobile to obtain the credit ratings described in Section 7.1(g).

(c) Sprint and the SoftBank Parties agree that in the event that the Payment Amount is paid to Sprint pursuant to Section 8.2(b), the payment of the Payment Amount shall be the sole and exclusive remedy of Sprint and the SoftBank Parties and their respective subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against T-Mobile, Merger Sub, Merger Company, DT, their respective affiliates and their and their respective affiliates’, stockholders, officers, directors, employees and Representatives, for, and in no event will Sprint or the SoftBank Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (I) any loss suffered as a result of the failure of the Merger Transactions to be consummated, (II) the termination of this Agreement, (III) any liabilities or obligations arising under this Agreement or (IV) any claims or actions arising out of or relating to this Agreement, and upon payment to Sprint of the Payment Amount, none of T-Mobile, Merger Sub, Merger Company, DT, their respective affiliates and their and their respective affiliates’, stockholders, officers, directors, employees and Representatives shall have any further liability or obligation to Sprint or the SoftBank Parties relating to or arising out of this Agreement, the Merger Transactions or the transactions contemplated hereby. All payments under this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Sprint to T-Mobile.

Section 8.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Sprint Stockholder Approval or the T-Mobile Stockholder Approval; provided, however, that any amendment of this Agreement that requires approval by the stockholders of Sprint or approval by the stockholders of T-Mobile under applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors (or comparable governing body) or a duly authorized committee thereof.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement, except in the case of each of (c) and (d) for any waiver that is prohibited by Law. No extension or waiver by Sprint or T-Mobile shall require the approval of the stockholders of Sprint or T-Mobile, respectively, unless such approval is required by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

SOFTBANK INDEMNIFICATION

Section 9.1. SoftBank US Mergers Indemnification. Effective from and after the SoftBank US Mergers Effective Time, SoftBank shall indemnify DT, T-Mobile, their respective affiliates (including DT Holdco and the SoftBank Surviving Entity) and each of their and their respective affiliates’ Representatives, successors and assigns (each, an “Article IX Indemnitee”) against, and shall hold each of them harmless from, any claims, losses, costs, Taxes, liabilities, obligations and expenses (whether or not arising out of third-party claims), including interest, penalties, attorneys’ fees and all amounts paid in connection with the investigation, defense or settlement or other compromise of any of the foregoing (collectively, “Losses”) incurred or suffered by any such Article IX Indemnitee arising out of, attributable to or resulting from (a) any breach of, or inaccuracy in, any of the representations or warranties of the SoftBank US HoldCos contained in this Agreement or any Tax Certificate (in each case, without giving effect to any limitation as to materiality or knowledge set forth therein), (b) any breach or nonfulfillment of any of the covenants or agreements made or to be performed by any of the

SoftBank US HoldCos pursuant to this Agreement, whether before, on or after the Effective Time, (c) any breach of a covenant or agreement made or to be performed by SoftBank or any of its Representatives or affiliates pursuant to Section 9.3, whether before, on or after the Effective Time, (d) any and all assets of any of the SoftBank US HoldCos, other than the Sprint Subject Shares, or (e) any and all liabilities of any of the SoftBank US HoldCos, other than Taxes of the SoftBank US HoldCos indemnified pursuant to Section 9.2.

Section 9.2. SoftBank Tax Indemnification. Effective from and after the SoftBank US Mergers Effective Time, SoftBank shall indemnify and hold harmless each Article IX Indemnitee from any and all Losses for or in connection with (a) Taxes imposed on or payable by any of the SoftBank US HoldCos or the SoftBank Surviving Entity for any Pre-Closing Tax Period, (b) Taxes arising from the failure of any of the SoftBank US Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except to the extent such failure is exclusively attributable to a breach by T-Mobile of any of the covenants contained in the Tax Certificates delivered by T-Mobile, (c) any Taxes of an Article IX Indemnitee that would not have arisen but for the SoftBank US Mergers, (d) Taxes required to be deducted or withheld from the Galaxy Merger Consideration, the Starburst Merger Consideration or any other amounts paid, issued or delivered pursuant to the SoftBank US Mergers, (e) amounts payable by any of the SoftBank US HoldCos pursuant to any Tax sharing, allocation or indemnification agreement entered into before the SoftBank US Mergers Effective Time, (f) any transfer, recording, documentary, sales, use, stamp, registration and similar Taxes (including any real estate transfer or similar Tax arising from any indirect transfer of property) and related fees incurred with respect to or arising from any of the SoftBank US Mergers, (g) Taxes for which any of the SoftBank US HoldCos (or any successor thereof) is liable (or that may be collected from any of the SoftBank US HoldCos by way of offset against a refund of Tax otherwise due to the SoftBank US HoldCos (or any successor thereof)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a successor or transferee or as a result of having been a member of any group prior to the SoftBank US Mergers Effective Time, (h) Taxes attributable to the inclusion of any item of income in, or the denial of any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (I) adjustment required with respect to any of the SoftBank US HoldCos by reason of a change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law), (II) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into by any of the SoftBank US HoldCos prior to the SoftBank US Mergers Effective Time or (III) installment sale by, or intercompany transaction (within the meaning of Treasury Regulations Section 1.1502-13) involving, any of the SoftBank US HoldCos entered into prior to the SoftBank US Mergers Effective Time, or (i) Taxes of SoftBank or any of its affiliates (other than the SoftBank US HoldCos, Sprint or Sprint’s subsidiaries) for any period. In determining the amount of Losses (including Taxes) indemnifiable by SoftBank under this Section 9.2, no Tax Attribute or Tax benefit (e.g., any correlative step-up in the tax basis of assets) of any Article IX Indemnitee shall be taken into account.

Section 9.3. Additional Agreements.

(a) An Article IX Indemnitee shall notify SoftBank of a third-party claim with respect to which indemnification may be sought under this Article IX reasonably promptly after receiving written notice thereof (provided, that the failure or delay to so notify SoftBank shall not affect any Article IX Indemnitee’s right to indemnification, or SoftBank’s indemnification obligations, under this Article IX, except to the extent SoftBank is materially prejudiced by such failure or delay). SoftBank shall have the right to assume control of the defense of any such third-party claim upon written notice to the Article IX Indemnitee within fifteen (15) days of receipt of the notice referred to in the preceding sentence, unless such third party claim involves an injunction or equitable relief, non-monetary claims, or criminal liability (in which case, the Article IX Indemnitee will have the right to take control and conduct the defense, compromise and settlement of such third-party claim (but such third-party claim shall not be compromised or settled without the written consent of SoftBank, which consent shall not be unreasonably withheld, conditioned or delayed); provided, that (i) as a condition precedent to SoftBank’s right to control such defense, it must first notify the Article IX Indemnitee in writing within such fifteen (15)-day period that SoftBank will indemnify the Article IX Indemnitee from and against the entirety of any Losses of Article IX Indemnitees may suffer resulting from, arising out of, relating to or caused by the third party claim in accordance with the terms of this Article IX and (ii) in no event shall SoftBank enter into any settlement or compromise or consent to the entry of any judgment with respect to such third party claim without the prior written consent of the Article IX Indemnitees (not to be unreasonably withheld, conditioned or delayed); and provided, further, that if SoftBank does not assume control of the defense of such third-party claim within such fifteen (15)-day period, then the Article IX Indemnitee shall have the exclusive right to control the defense thereof. SoftBank shall (and shall cause its affiliates to) cooperate with the Article IX Indemnitees with respect to any claim for indemnification under this Article IX, including making available all witnesses, information and materials in its possession or under its control relating thereto as are reasonably requested by an Article IX Indemnitee.

(b) If SoftBank (or an applicable withholding agent) is required by applicable Law to deduct or withhold any Tax from any payment required to be made pursuant to this Article IX, then the amount of the payment shall be increased as necessary so that after any such deduction or withholding (including any deductions or withholdings applicable to additional amounts payable under this provision) the applicable Article IX Indemnitee receives an amount equal to the amount it would have received had no such deduction or withholding been required.

(c) If an Article IX Indemnitee incurs or would incur any Tax liability arising from the receipt or accrual of any payment received or to be received pursuant to this Article IX, then the amount of the payment payable by SoftBank shall be increased as necessary so that after taking into account any such Tax liability (including any Tax liability arising from additional amounts payable under this provision, and disregarding any Tax Attributes of such Article IX Indemnitee) the Article IX Indemnitee receives an amount equal to the amount it would have received had no such Tax liability arisen. To the extent permitted by applicable Law, SoftBank and the applicable Article IX Indemnitee agree to treat, for applicable Tax purposes, any indemnification payment pursuant to this Article IX as an adjustment to the Starburst Merger Consideration or Galaxy Merger Consideration, as applicable.

(d) Any payment required to be made pursuant to this Article IX shall be made by wire transfer of immediately available funds to an account designated by the relevant Article IX Indemnitee within fifteen (15) business days after any of the Article IX Indemnitees makes written demand upon SoftBank, but (in the case of any payment for Taxes payable) no earlier than five (5) days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority.

(e) SoftBank and T-Mobile shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in connection with all disputes, audits and other proceedings relating to Taxes, in each case imposed on or with respect to the SoftBank US HoldCos or the SoftBank US Mergers, including by maintaining and making available to each other all records reasonably requested and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. SoftBank shall cause the SoftBank US HoldCos to be in possession, at the SoftBank US Mergers Effective Time, of all Tax Returns, schedules, work papers and all other material records and documents relating to Tax matters of the SoftBank US HoldCos for their respective Tax periods ending on or prior to, or including, the Closing Date.

(f) Any Article IX Indemnitee’s right to indemnification for Losses pursuant to this Article IX shall not be affected by any investigation conducted, or knowledge or information acquired or capable of being acquired, by such Article IX Indemnitee (or any Representative of such Article IX Indemnitee or its affiliates), whether before or after the date hereof or the Closing Date, of or with respect to the facts, events or conditions resulting in or giving rise to such Losses (including the breach of, or inaccuracy in, any representation or warranty, or the breach or nonfulfillment of any covenant, agreement or other provision giving rise to such Losses). The waiver of any condition based upon the accuracy of any representation or warranty, or the fulfillment of, or compliance with, any covenant or agreement, will not affect the right to, or amount of, indemnification under this Article IX.

(g) In the event that SoftBank or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, SoftBank shall cause proper provision to be made so that the successors and assigns of SoftBank assume the obligations set forth in this Article IX, and such successor, assignee or transferee, as the case may be, shall be deemed to have assumed the obligations of SoftBank set forth in this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Nonsurvival of Representations and Warranties. Except as provided in the next sentence, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 4.3 (and, for the absence of doubt, any right to indemnification for breach thereof pursuant to Article IX) shall survive the Effective Time and shall terminate 90 days after the expiration of the applicable statute of limitations (or, provided that notice for indemnification is delivered prior to such date, until the matter specified in such notice is finally resolved). This

Section 10.1 shall not limit Section 8.2 or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 10.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to T-Mobile, to:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention:         Dave Miller

Email:               dave.miller@t-mobile.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

                          David K. Lam

Email:              AOEmmerich@wlrk.com

                          DKLam@wlrk.com

and with a copy (which shall not constitute notice) to, as counsel to the T-Mobile Independent Committee:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:         Charles K. Ruck

Email:               Charles.Ruck@lw.com

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention:         Mark J. Gentile

Email:               gentile@rlf.com

(b) if to the DT Parties, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

Attention:         General Counsel

Email:               Axel.luetzner@telekom.d

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

                          David K. Lam

Email:              AOEmmerich@wlrk.com

                          DKLam@wlrk.com

(c) if to Sprint, to:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention:         General Counsel

Email:               office.chief.legal.officer@sprint.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:         Robert S. Townsend

                          Brandon C. Parris

Email:              RTownsend@mofo.com

                          BParris@mofo.com

and

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, Delaware 19899

Attention:         Mark A. Morton

                          Pamela L. Millard

Email:              mmorton@potteranderson.com

                         pmillard@potteranderson.com

and with a copy (which shall not constitute notice) to, as counsel to the Sprint Independent Committee:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:         Stuart M. Cable

                           Mark S. Opper

Email:               scable@goodwinlaw.com

                           mopper@goodwinlaw.com

(d) if to the SoftBank Parties, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303

Japan

Attention:         Corporate Officer, Head of Legal Unit

Email:               sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:         Robert S. Townsend

                          Brandon C. Parris

Email:              RTownsend@mofo.com

                          BParris@mofo.com

and

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, Delaware 19899

Attention:         Mark A. Morton

                          Pamela L. Millard

Email:               mmorton@potteranderson.com

                           pmillard@potteranderson.com

Section 10.3. Definitions. For purposes of this Agreement:

“affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Galaxy RSUs” means restricted stock units granted by Galaxy to Ronald D. Fisher.

“Board of Directors” means, with respect to any person, the board of directors of such person.

“business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York, Bonn, Germany, or Tokyo, Japan are authorized or obligated by law to close.

“Compliant” means, with respect to the Required Information, that: (a) such Required Information does not contain any untrue statement of a material fact regarding Sprint and its Subsidiaries, or omit to state any material fact regarding Sprint and its Subsidiaries necessary in order to make such Required Information not materially misleading in light of the circumstances under which such statements were made, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering, and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under the rules and regulations promulgated by the SEC for registered debt offerings and are sufficient to permit Sprint and its Subsidiaries’ applicable independent accountants to issue comfort letters in connection with any Pre-Merger Financing Transaction, including as to customary negative assurances, in order to consummate any Pre-Merger Financing Transaction on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Confidentiality Agreement” means the Agreement for Mutual Use and Non-Disclosure of Proprietary Information, effective as of August 8, 2013, by and among Sprint, SoftBank, DT and T-Mobile, as modified and supplemented by the Supplement to the Non-Disclosure Agreement, effective as of August 13, 2017, and the Addendum to Non-Disclosure Agreement, effective as of September 25, 2017, as it may be further amended or supplemented from time to time.

“contract” means any binding written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, arrangement, commitment, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement (excluding purchase orders not containing material contractual terms entered into in the ordinary course of business consistent with past practice).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (e) under corresponding or similar provisions of foreign laws.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Hazardous Materials, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, release or threatened release of any Hazardous Materials.

“Environmental Laws” means any applicable Law relating to (a) the protection of the environment or natural resources (including air, water, soil and natural resources), (b) the use, storage, handling, release or disposal of any Hazardous Materials or waste or (c) as it relates to any of the foregoing, the protection of human health and safety.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Existing Stockholder’s Agreement” means that certain Stockholder’s Agreement, by and between DT and T-Mobile, dated as of April 30, 2013.

“FCC Licenses” means the Sprint FCC Licenses and the T-Mobile FCC Licenses.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties”.

“Financing Parties” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for T-Mobile in lieu of the Financing under the Commitment Letter, in connection with the Merger, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Governmental Consents” means all notices, reports and other filings required to be made prior to the Closing by Sprint, T-Mobile or any of their respective affiliates with, and all consents, registrations, approvals, permits, clearances, licenses, certificates, waivers and authorizations required to be obtained prior to the Closing by Sprint, T-Mobile or any of their respective affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

“Government Bid” means any quotation, bid or proposal by Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, task order or delivery order that is (a) between Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, and a Governmental Entity or (b) is entered into by Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, as a subcontractor (at any tier) to provide supplies or services in connection with a contract between another entity and a Governmental Entity.

“SoftBank Sprint Warrant” means the Warrant to Purchase Shares of Common Stock of Sprint Corporation, dated July 10, 2013 and issued to Starburst.

“Hazardous Materials” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon, and (c) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security (including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock) or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any similar contract designated to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property, services or equipment, and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of Sprint or any of its subsidiaries or T-Mobile or any of its subsidiaries, as applicable.

“Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property, industrial or similar proprietary rights (in whatever form or medium) recognized under any jurisdiction worldwide.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment.

“knowledge” means (i) with respect to Sprint or SoftBank, the actual knowledge of the persons listed on Section 10.3(a) or (b), respectively, of the Sprint Disclosure Letter, and (ii) with respect to T-Mobile or DT, the actual knowledge of the persons listed on Section 10.3(a) or (b), respectively, of the T-Mobile Disclosure Letter.

“Labor Agreement” means any collective bargaining agreements, union contract or similar agreement with a labor union or labor organization.

“Marketing Period” shall mean the first period of twenty (20) consecutive business days after the date hereof (a) throughout and at the end of which T-Mobile shall have the Required Information and (b) throughout and at the end of which the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) shall be satisfied. Notwithstanding anything in this definition of “Marketing Period” to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive business day period: (i) Sprint’s independent accountant shall have withdrawn its audit opinion with respect to Sprint’s most recent annual audited financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of Sprint for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to T-Mobile, (ii) Sprint issues a public statement indicating its intent to restate any historical financial statements of Sprint or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or Sprint has announced that it has concluded that no restatement shall be required in accordance with GAAP, (iii) any Required Information would not be Compliant at any time during such twenty (20) consecutive business day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by T-Mobile of Required Information that is Compliant, or (iv) Sprint shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed. Notwithstanding anything herein to the contrary, (s) May 28, 2018 shall be excluded as a business day for such purposes, (t) July 4, 2018 through July 6, 2018 shall each be excluded as a business day for such purposes, (u) November 22, 2018 through November 23, 2018 shall each be excluded as a business day for such purposes, (v) if such twenty (20) consecutive business day period has not ended on or prior to August 17, 2018, then such twenty (20) consecutive business day period shall not commence prior to September 4, 2018, (w) if such twenty (20) consecutive business day period has not ended on or prior to December 14, 2018, then such twenty (20) consecutive business day period shall not commence prior to January 2, 2019, (x) May 27, 2019 shall be excluded as a business day for such purposes, (y) July 4, 2019 through July 5, 2019 shall be excluded as a business day for such purposes and (z) if such twenty (20) consecutive business day period has not ended on or prior to August 16, 2019, then such twenty (20) consecutive business day period shall not commence prior to September 3, 2019.

“Material Adverse Effect” on Sprint or T-Mobile means any fact, circumstance, effect, change, event or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, assets, financial condition or results of operations of Sprint and its subsidiaries, or T-Mobile and its subsidiaries, as applicable, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions in the United States or in any foreign jurisdiction, (B) any failure, in and of itself, by Sprint or T-Mobile to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Sprint or T-Mobile, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Merger Transactions or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (C) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and Section 4.1(b)(iii), in the case of Sprint, and Section 4.2(b)(ii) and Section 4.2(b)(iii), the case of T-Mobile), (D) any change, in and of itself, in the market price or trading volume of the securities of Sprint or T-Mobile, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Sprint or T-Mobile, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change after the date hereof in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (G) any hurricane, tornado, flood, earthquake or other natural disaster, (H) any changes, including in credit ratings or credit outlook, generally affecting the industry in which Sprint or T-Mobile operates, or (I) any action taken by a party hereto pursuant to the express written direction of another party hereto, where the authority of the second party to direct the first party is granted by this Agreement; provided, that the exclusions in clauses (A), (E), (F), (G) and (H) shall not apply to the extent the Effects set forth therein have a disproportionate impact on Sprint and its subsidiaries, or T-Mobile and its subsidiaries, as applicable, relative to other participants in the industry in which Sprint and T-Mobile and their respective subsidiaries operate.

“Merger Transactions” means (a) if the Revised Structure Notice has not been delivered in accordance with Section 1.1, the Merger and the SoftBank US Mergers, and (b) if the Revised Structure Notice has been delivered in accordance with Section 1.1, the Merger.

“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Permitted Liens” means all Liens specifically reflected, reserved against or disclosed in any Sprint Filed SEC Documents or T-Mobile Filed SEC Documents, as applicable, together with the following (without duplication): (a) Liens imposed by law, such as mechanics and materialmen Liens or other common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice and that are not material in amount or effect on the business of Sprint and its subsidiaries or T-Mobile and its subsidiaries, as applicable, in each case taken as a whole, (b) Liens for Taxes that are (x) not yet delinquent or (y) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP in the Sprint Financial Statements or the T-Mobile Financial Statements, as applicable, (c) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period in which such proceedings may be initiated has not expired, (d) with respect to real property, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, in each case that do not in the aggregate materially adversely affect the value of the property or materially impair its use for the purpose for which the property is currently being used, (e) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord, (f) Liens arising from licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business consistent with past practice, and (g) Liens required under the Indebtedness of Sprint or its subsidiaries and T-Mobile or its subsidiaries, as applicable, in existence as of the date hereof and delivered or made available to T-Mobile or Sprint, respectively, prior to the date hereof, or incurred as expressly permitted under this Agreement, in each case as security for such Indebtedness.

“person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Personal Data” means any information about an individual that, alone or in combination with other information, could be used to identify such individual, including: (a) a natural person’s name, street address, telephone number, email address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, biometric identifier or any other piece of information that allows the identification of, or contact with, a natural person, and (b) any (i) persistent identifier, such as IP address or machine I.D. associated with an individual, (ii) Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended) or (iii) Nonpublic Personal Information

(as such term is defined in the Gramm-Leach-Bliley Act, as amended). “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending at the close of the last day of the Straddle Period.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the close of the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Required Information” means all financial statements, financial data, audit reports and other information regarding Sprint and its Subsidiaries which is:

(i) of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering; or

(ii) of the type and form customarily included in prospectuses for registered debt securities under the Securities Act;

it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of T-Mobile (without waiver of the obligations of Sprint under Section 5.16).

“Specified Counsel” means (i) in the case of T-Mobile, Wachtell, Lipton, Rosen & Katz; provided that, if Wachtell, Lipton, Rosen & Katz is unable to deliver the opinion contemplated by Section 7.2(e), then T-Mobile shall use its reasonable best efforts to select another nationally recognized legal counsel reasonably satisfactory to T-Mobile to deliver the opinion contemplated by Section 7.2(e) (and, if T-Mobile selects such counsel, then such counsel shall be the Specified Counsel of T-Mobile for purposes of Section 7.2(e)), and (ii) in the case of Sprint, Morrison & Foerster LLP.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (b) at least 50% of the outstanding equity, voting or financial interests in such second person.

“Sprint Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Sprint or any of its subsidiaries or which Sprint or any of its subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which Sprint would reasonably be expected to have any liability, but excluding any Multiemployer Plan.

“Sprint Equity Plans” means the Sprint Amended and Restated 2015 Omnibus Incentive Plan, the Sprint 2007 Omnibus Incentive Plan, the Sprint 1997 Long-Term Incentive Plan and the Sprint ESPP.

“Sprint Option” means an option to purchase shares of Sprint Common Stock, other than an option pursuant to the Sprint ESPP.

“Sprint PSU Award” means an award of restricted stock units in respect of shares of Sprint Common Stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria.

“Sprint RSU Award” means an award of restricted stock units in respect of shares of Sprint Common Stock whose vesting is not conditioned in any part on the satisfaction of performance criteria.

“Sprint Stockholder Approval” means the adoption of this Agreement by the affirmative vote of, or the execution and delivery to Sprint of a written consent by, the holders of a majority of the outstanding shares of Sprint Common Stock entitled to vote thereon.

“Sprint TIA Award” means a Sprint PSU Award with performance vesting based on the volume-weighted average price of Sprint Common Stock.

“Sprint Warrants” means the Non-SoftBank Sprint Warrant and the SoftBank Sprint Warrant.

“Tax Attribute” means a net operating loss, net capital loss, Tax credit, or any other Tax item that could reduce a Tax.

“Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form and information return relating to Taxes filed or required to be filed with any Taxing Authority, including any schedules or amendments thereto.

“Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, intangible property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Taxing Authority” means any Governmental Entity responsible for the administration of Taxes.

“T-Mobile ESPP” means the T-Mobile 2014 Employee Stock Purchase Plan.

“T-Mobile Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by T-Mobile or any of its subsidiaries or which T-Mobile or any of its subsidiaries is obligated to sponsor, maintain or contribute to, or otherwise has any liability, but excluding any Multiemployer Plan.

“T-Mobile Charter Amendment” means the amendment and restatement of the T-Mobile Certificate of Incorporation in its entirety to be in the form attached hereto as Exhibit A.

“T-Mobile Charter Amendment Approval” means the approval of the T-Mobile Charter Amendment by the affirmative vote of the holders of, or the execution and delivery to T-Mobile of a written consent by, a majority of the outstanding shares of T-Mobile Common Stock entitled to vote thereon.

“T-Mobile Equity Award” means a T-Mobile Option, T-Mobile RSU Award or T-Mobile PSU Award.

“T-Mobile Option” means an option to purchase shares of T-Mobile Common Stock, other than with respect to an option pursuant to the T-Mobile ESPP.

“T-Mobile PSU Award” means an award of restricted stock units in respect of shares of T-Mobile Common Stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria.

“T-Mobile RSU Award” means an award of restricted stock units in respect of shares of T-Mobile Common Stock whose vesting is not conditioned in any part on the satisfaction of performance criteria.

“T-Mobile Share Issuance” means the issuance of shares of T-Mobile Common Stock to the holders of (a) shares of Sprint Common Stock as of immediately prior to the Effective Time in accordance with the terms of this Agreement and (b) if the SoftBank US Mergers are consummated, shares of Starburst Common Stock and Galaxy Common Stock as of immediately prior to the SoftBank US Mergers Effective Time in accordance with the terms of this Agreement.

“T-Mobile Share Issuance Approval” means the approval of the T-Mobile Share Issuance by the affirmative vote of the holders of, or the execution and delivery to T-Mobile of a written consent by, a majority of the outstanding shares of T-Mobile Common Stock entitled to vote thereon.

“T-Mobile Stockholder Approval” means, collectively, the T-Mobile Share Issuance Approval and the T-Mobile Charter Amendment Approval.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 10.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Except with respect to Section 6.8, whenever a consent or approval of Sprint or T-Mobile is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

Section 10.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 10.6. Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement and the Roaming Agreement, (i) constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger Transactions and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.6, is not intended to confer upon any person other than the parties any rights or remedies.

Section 10.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.8. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.10. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to Section 7.2(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.11. Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.2 shall be effective service of process for any such action.

Section 10.12. Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.14. Financing Parties. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of T-Mobile and/or any of its subsidiaries under and pursuant to the Commitment Letter or the definitive agreement entered into with respect to the Financing, Sprint on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Commitment Letter, the Financing or the definitive agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Sprint, its Subsidiaries or its controlled affiliates in any such Action shall be effective if notice is given in accordance with Section 10.14, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Parties in any way arising out of or relating to, this

Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to Sprint or any of its subsidiaries or any of their respective affiliates or Representatives relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.14 and such provisions and (i) agrees that the provisions in this Section 10.14 and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name: John J. Legere
Title: President and Chief Executive Officer

[Business Combination Agreement]

SUPERIOR MERGER SUB CORPORATION

By:	/s/ G. Michael Sievert
Name: G. Michael Sievert
Title: President

[Business Combination Agreement]

HURON MERGER SUB LLC

By:	/s/ G. Michael Sievert
Name: G. Michael Sievert
Title: President

[Business Combination Agreement]

SPRINT CORPORATION

By:	/s/ Marcelo Claure
Name: Marcelo Claure
Title: Chief Executive Officer

[Business Combination Agreement]

DEUTSCHE TELEKOM AG

By:	/s/ Timotheus Höttges
Name: Timotheus Höttges
Title: Member of the Management Board, CEO

By:	/s/ Thomas Dannenfeldt
Name: Thomas Dannenfeldt
Title: Member of the Management Board

[Business Combination Agreement]

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: Chairman & CEO

[Business Combination Agreement]

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Business Combination Agreement]

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Business Combination Agreement]

DEUTSCHE TELEKOM HOLDING B.V.

By:	/s/ Raphael Kübler
Name: Raphael Kübler
Title: Managing Director

By:	/s/ Roman Zitz
Name: Roman Zitz
Title: Managing Director

[Business Combination Agreement]

Exhibit A

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

T-MOBILE US, INC.

T-Mobile US, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: The name of the Corporation is T-Mobile US, Inc.

TWO: The Corporation was originally incorporated under the name “MetroPCS Communications, Inc.” and the original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the Delaware General Corporation Law (the “DGCL”).

THREE: The directors and the stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the DGCL, have duly adopted and approved this Fifth Amended and Restated Certificate of Incorporation.

The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of the Corporation is T-Mobile US, Inc.

ARTICLE II

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

(A) General. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Billion One Hundred Million (2,100,000,000) shares. Two Billion (2,000,000,000) shares shall be Common Stock, par value $0.00001 per share, and One Hundred Million (100,000,000) shares shall be Preferred Stock, par value $0.00001 per share.

(B) Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in

Article VIII. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV or Article VIII and to the full extent now or hereafter permitted by the laws of the State of Delaware.

2. Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(C) Common Stock. All shares of Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.

(D) Rights of Holders of Capital Stock.

1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2. Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section (D)(2), except with respect to such rights as are set forth in Section (E) of this Article IV.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder.

3. Redemption.

(a) Subject to Section (D)(3)(e) of this Article IV, if, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the Federal Communications Commission (“FCC”) regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no mutually acceptable agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the “Common Stock Fair Market Value”) or the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section (D)(3), the Common Stock Fair Market Value shall be determined as follows:

(i) if the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales of the Common Stock on any such exchange on such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices for the Common Stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for the Common Stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section (D)(3)(b) of this Article IV); and

(ii) if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.

As used in this Section (D)(3), the Preferred Stock Fair Market Value shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible.

(b) At least five (5) but no more than thirty (30) days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section (D)(3)(c) of this Article IV, on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock or Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock or Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock or Preferred Stock to be redeemed. The shares of Common Stock or Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock or Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d) Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

(e) The provisions of Sections (D)(3)(a) through (D)(3)(d) of this Article IV shall not apply to the DT Stockholder or the SoftBank Stockholder] (each as defined in that certain Amended and Restated Stockholders’ Agreement, dated as of [•], 201[•], by and among the Corporation, Deutsche Telekom AG and SoftBank Group Corp., as it may be amended from time to time (the “Stockholders’ Agreement”)) (each, a “Stockholder”, and collectively, the “Stockholders”), any acquisition of shares of Common Stock or Preferred Stock by a Stockholder or any of its subsidiaries, or any ownership of such shares otherwise attributed to a Stockholder or any of its subsidiaries, and the Corporation shall not have the authority under Sections (D)(3)(a) through (D)(3)(d) of this Article IV to redeem any shares of Common Stock or Preferred Stock Beneficially Owned, directly or indirectly, by a Stockholder or any of its subsidiaries, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for a Stockholder or any of its subsidiaries to acquire or hold Common Stock or Preferred Stock, such Stockholder and its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

(E) Voting Rights.

1. Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class.

2. Preferred Stock. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto.

ARTICLE V

POWER TO AMEND BYLAWS

(A) Board of Directors. Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, this “Certificate of Incorporation”) and subject to any additional requirements expressly set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

(B) Stockholders. The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of the Corporation’s capital stock then entitled to vote thereon, subject to any additional requirements in the Bylaws of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

(A) Number, Election and Term of Directors. Subject to the provisions of Article III of the Stockholders’ Agreement, which are hereby incorporated by reference herein:

1. The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. All of the directors of the Corporation shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

(B) Vacancies. Any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled as provided in the Bylaws of the Corporation.

(C) Resignation; Retirement; Death; Removal. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.

(D) Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(E) Corporate Opportunity Matters.

1. Except as set forth in Section (E)(2) of this Article VI, to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature (each, a “Person”) other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

2. Notwithstanding the provisions of Section (E)(1) of this Article VI, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

(A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders of the Corporation (i) may be called, for any purpose or purposes, by the chairperson of the Board of Directors or the chief executive officer and (ii) shall be called by the Secretary of the Corporation at the request of (a) a majority of the Board of Directors or (b) for so long as the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is twenty-five percent (25%) or greater, the holders of not less than thirty-three and one third percent (33-1/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote generally for the election of directors, which such request must be in writing, shall state the purpose or purposes of the proposed meeting (which shall be included in the notice of such meeting) and shall include all information required to be delivered pursuant to the notice requirements set forth in the Bylaws of the Corporation in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder. If at any time the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is less than twenty-five percent (25%), the stockholders’ ability to request a special meeting of stockholders pursuant to the immediately preceding sentence shall forever terminate. Each special meeting shall be held within a reasonable time after being called in accordance with the preceding sentence. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(B) Stockholder Action by Written Consent. For so long as the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is twenty-five percent (25%) or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is less than twenty-five percent (25%), the stockholders’ ability to act by written consent pursuant to the immediately preceding sentence shall forever terminate, and, thereafter, (i) no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of such stockholders and (ii) the stockholders may not take action by written consent.

ARTICLE VIII

CONSENTS

(A) Specified Actions Requiring Consent of DT. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, prior to the DT Specified Actions Termination Date (as defined in the Stockholders’ Agreement), the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of Deutsche Telekom AG, which consent Deutsche Telekom AG may withhold in its sole discretion:

1. create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (as defined in the Stockholders’ Agreement) (excluding any Permitted Debt (as defined in the Stockholders’ Agreement)) that would result in the Corporation and its subsidiaries, on a consolidated basis, having or being liable for Indebtedness (as defined in the Stockholders’ Agreement) in an aggregate principal amount that would result in the Debt to Cash Flow Ratio (as defined in the Stockholders’ Agreement) for the Corporation’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness (as defined in the Stockholders’ Agreement) had been incurred at the beginning of such four-quarter period;

2. take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which Deutsche Telekom AG or any of its affiliates is a party or is bound;

3. acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business) (each, an “Acquisition”), for consideration in excess of $1,000,000,000;

4. sell, lease, transfer, Encumber (as defined in the Stockholders’ Agreement) (other than Permitted Liens (as defined in the Stockholders’ Agreement)) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Corporation or any of its subsidiaries, or any equity interests of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions (each, a “Disposition”), for consideration in excess of $1,000,000,000 (it being understood that for the purposes of Section (A)(4) of this Article VIII only, the foregoing shall include (A) any merger, tender or exchange offer, amalgamation, consolidation or similar transaction involving the Corporation, pursuant to which the stockholders of the Corporation immediately prior to such merger, tender or exchange offer, amalgamation, consolidation or similar transaction would own, as of immediately after such transaction, less than 50% of the Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation (or, in the case of a transaction where the Corporation or its successor entity becomes a direct or indirect subsidiary of a publicly traded entity, own less than 50% of the voting securities of such publicly traded entity) and (B) any sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or other liquidation of the Corporation, in each of cases (A) and (B), whether in any single transaction or series of related transactions, and regardless of the amount of consideration (each of the transactions described in clause (A) and (B), a “Sale of the Corporation”);

5. change the size of the Board of Directors;

6. issue any equity or equity-linked securities or other Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, (i) constituting 10% or more of the then outstanding shares of Common Stock (other than (1) grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board of Directors or the applicable committee thereof or (2) issuances of securities to the Corporation or any of its wholly owned Subsidiaries) or (ii) for the purpose of redeeming or purchasing any Indebtedness (as defined in the Stockholders’ Agreement) of the Corporation held by Deutsche Telekom AG or its affiliates;

7. subject to Section (D)(3)(e) of Article IV, (i) repurchase or redeem any equity (or equity-based) securities of the Corporation or any of its non-wholly owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Corporation or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Corporation, or a dividend to the Corporation or any of its wholly owned subsidiaries; or

8. hire, or terminate without cause, its chief executive officer, or agree to do so (provided that, if Deutsche Telekom AG has a right to designate any DT Designees (as defined in the Stockholders’ Agreement) pursuant to Section 3.1(a), 3.1(b), 3.1(c) or 3.1(d) of the Stockholders’ Agreement, then such consent shall be evidenced by a majority vote of the members of the CEO Selection Committee (as defined in the Stockholders’ Agreement)).

(B) Specified Actions Requiring Consent of SoftBank. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation or applicable Law, prior to the SoftBank Specified Actions Termination Date (as defined in the Stockholders’ Agreement), the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of SoftBank Group Corp., which consent SoftBank Group Corp. may withhold in its sole discretion:

1. complete any Acquisition for consideration in excess of $1,000,000,000;

2. complete any Disposition for consideration in excess of $1,000,000,000 (other than a Sale of the Corporation, for which the prior written consent of SoftBank Group Corp. shall not be required); or

3. issue any equity or equity-linked securities or other Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions constituting 10% or more of the then outstanding shares of Common Stock (other than (A) grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board of Directors or the applicable committee thereof, (B) issuances of securities to the Corporation or any of its wholly owned subsidiaries, (C) issuances in connection with an Acquisition (provided that any issuance in connection with an Acquisition covered by Section (B) of this Article (VIII) shall remain subject to Section (B) of this Article VIII) or (D) an issuance in connection with a Sale of the Corporation).

(C) Organizational Documents Actions. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as a Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is 5% or greater, the Corporation shall not amend or seek to amend this Certificate of Incorporation, the Bylaws of the Corporation or the Stockholders’ Agreement (including the creation of any stockholder rights plan or other amendment intended to limit such Stockholder’s ownership or acquisition of securities of the Corporation) in any manner that could limit, restrict or adversely affect such Stockholder or its rights thereunder without the prior written consent of such Stockholder, which consent may be withheld in its sole discretion.

ARTICLE IX

INDEMNIFICATION

(A) The Corporation shall, to the fullest extent permitted by the DGCL in effect on the date of the effectiveness of this Certificate of Incorporation, and to such greater extent as the DGCL may thereafter permit, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

(B) To the extent that a director, manager, member, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (A) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(C) Any indemnification under Section (A) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

(D) Expenses (including attorneys’ fees) incurred by an officer, director, a manager of a Corporation limited liability company, or a member of a management committee of a Corporation limited liability company, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, manager or member to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(E) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(F) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(G) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company, or joint venturer or other enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise, or is or was serving at the request of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venturer or other enterprise as he would have with respect to such constituent corporation if its separate existence had continued.

(H) For purposes of this Article IX, (i) references to “other enterprises” shall include employee benefit plans, including without limitation, any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(I) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, manager, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(J) The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts, whether such state of facts was then known or later known.

ARTICLE X

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and subject to Article VIII, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the Board of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article IX and this Article XI of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of all of the members of the Board of Directors.

ARTICLE XII

GOVERNING LAW; FORUM FOR ADJUDICATION OF DISPUTES

This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be executed by [Name], a duly authorized officer of the Corporation, on this             day of             , 201[•].

T-Mobile US, Inc.

By:
Name:
Title:

Exhibit B

SIXTH AMENDED AND RESTATED BYLAWS

OF

T-MOBILE US, INC.

(A DELAWARE CORPORATION)

Effective [•], 201[•]

PREAMBLE

These Sixth Amended and Restated Bylaws (these “Bylaws”) of T-Mobile US, Inc., a Delaware corporation (the “Corporation”), are subject to, and governed by, the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) and the Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Corporation. In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the Delaware Corporation Law or the provisions of the Certificate of Incorporation, such provisions of the Delaware Corporation Law or the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

OFFICES

1. The registered office of the Corporation shall be the registered office named in the Certificate of Incorporation or such other place as shall be determined by the Board of Directors from time to time.

2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

1. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, either within or without the State of Delaware, or solely by means of remote communication pursuant to Section 211(a)(2) of the Delaware Corporation Law, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

2. Written or printed notice of the annual meeting, stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the

Delaware Corporation Law) or by mail, to each stockholder of record entitled to vote at such meeting.

3. Special meetings of the stockholders, for any purpose or purposes, may be called only as set forth in the Certificate of Incorporation. A special meeting of stockholders shall be held on such date, and at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

4. Written or printed notice of the special meeting, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting is called, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the Delaware Corporation Law) or by mail, to each stockholder of record entitled to vote at such meeting.

5. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

6. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting of stockholders (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided in the notice of the meeting, or at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders entitled to vote at any meeting of stockholders.

7. At each meeting of the stockholders, the stockholders holding issued and outstanding capital stock of the Corporation having not less than a majority of the votes of the capital stock of the Corporation entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. Where a separate vote by a class or classes or series of capital stock of the Corporation is required on any matter at a meeting of stockholders, the stockholders holding issued and outstanding shares of such class or classes or series having not less than a majority of the votes of such class or classes or series entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such separate vote. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the chairperson of such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

8. When a quorum is present or represented at any meeting, unless otherwise required by applicable law, the Certificate of Incorporation, or these Bylaws, the election of directors and any advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of stock entitled to vote thereon. When a quorum is present or represented at any meeting, unless a different or minimum vote is provided applicable law, the Certificate of Incorporation, or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter, any matter, other than the election of directors and an advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of stock entitled to vote thereon. For the avoidance of doubt, abstentions and, except as may be required pursuant to the rules of any exchange where the securities of the Corporation may be listed, broker non-votes will not be counted as votes cast for such purposes.

9. Unless otherwise provided by applicable law, in the Certificate of Incorporation, or in these Bylaws, at every meeting of the stockholders, each stockholder entitled to vote thereat shall be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders may, by written instrument, electronic transmission or any other means permitted under Section 212 of the Delaware Corporation Law, authorize another person or persons to act for such stockholder as proxy, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

10. At every meeting of stockholders, the chairperson of the Board of Directors, or in his or her absence or inability to act, the chief executive officer, or in his or her absence or inability to act, the person whom the chief executive officer shall appoint, shall act as presiding chairperson of, and preside at, the meeting. The secretary, or in his or her absence or inability act, the person whom the presiding chairperson of the meeting shall appoint as secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or any rules and regulations adopted by the Board of Directors (or in the absence of any rules and regulations adopted by the Board of Directors), the presiding chairperson of any meeting of the stockholders shall have the right and authority to convene, recess and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding chairperson of the meeting, may include, without limitation, the following: (a) the order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by participants; and (g) policies and procedures with respect to the adjournment of such meeting.

11. Unless otherwise provided in the Certificate of Incorporation, the provisions of this Section 11 shall apply to nominations of directors for election to the Board of Directors. Nominations of directors for election to the Board of Directors must be made by the Board of Directors or by any Eligible Stockholder (as defined below). Nominations, other than those made by the Board of Directors of the Corporation, may be made only by an Eligible Stockholder and only if (1) such stockholder has provided timely notice thereof in accordance with this Section 11, including timely updates and supplements thereof in accordance with Section 13, in each case in proper form in writing to the secretary of the Corporation, and (2) such stockholder has provided, or caused to be provided, the information and disclosures required by this Section 11. To be timely, a stockholder’s notice must be received by the secretary of the Corporation at the executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting, regardless of whether the party or parties seeking to make the nominations are seeking to include the nominees in management’s proxy materials or in its or their own or other proxy materials; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice must be received by the secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the sixtieth (60th) calendar day nor earlier than the close of business on the ninetieth (90th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than seventy (70) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such notice shall contain the following:

(a) the written consent of each proposed nominee to being named in the proxy statement as a nominee and to serve as a director if so elected;

(b) the following information as to each proposed nominee:

(1) the name, age, citizenship, residence address and business address of such proposed nominee;

(2) the principal occupation or employment, and the name, type of business and address of the corporation or other organization in which such employment is carried on, of such proposed nominee and of each such person nominating such proposed nominee;

(3) the qualifications of such proposed nominee to serve as a director of the Corporation;

(4) the amount of stock of the Corporation owned of record and beneficially, either directly or indirectly, by such proposed nominee;

(5) a description of any Derivatives Arrangements and Instruments (as defined below) that have been entered into by or on behalf of such proposed nominee;

(6) any proxy, contract, arrangement, understanding or relationship pursuant to which such proposed nominee has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(7) any performance-related fees (other than an asset-based fee) that such proposed nominee is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) a description of all arrangements or understandings of each proposed nominee, each stockholder proposing such nomination and any Stockholder Associated Person (as defined below) of such stockholder with each other or with any other person pursuant to which the nomination or nominations are to be made by the stockholder proposing such nomination, or regarding compensation or future employment with such stockholder and any Stockholder Associated Person or any future transaction to which the Corporation will or may be a party;

(9) all information required by the Corporation’s director questionnaire then in use by the Corporation for its directors and officers, a copy of which shall be available at the offices of the Corporation; and

(c) the following information with respect to the stockholder giving the notice and each of such stockholder’s Stockholder Associated Persons:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and any Stockholder Associated Person;

(2) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and any Stockholder Associated Person;

(3) the voting rights of such stockholder and any Stockholder Associated Person, including any proxy, contract, arrangement, understanding or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(4) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of such stockholder and any Stockholder Associated Person;

(5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such stockholder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(6) any proportionate interest in shares of the Corporation or Derivative Arrangements and Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7) any performance-related fees (other than an asset-based fee) that such stockholder and any Stockholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) any direct or indirect interest of such stockholder and any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to vote in the election of directors required under applicable law to elect the nominee; provided, however, that this Section 11(c)(7) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder of record providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner; and

(10) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

The term “Derivative Arrangements and Instruments” means, with respect to a specified person, any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, synthetic, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such person, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give such person economic benefits or risks similar to ownership of any class or series of shares of the Corporation, including due to the fact that the value of such agreement, arrangement or understanding is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, and without regard to whether such person or others acting in concert therewith may have entered into transactions that hedge or mitigate the economic effect of such agreement, arrangement or understanding, (2) mitigate loss to such person, manage risk or volatility for such person, increase or decrease the voting power of such person, or (3) create any other direct or indirect opportunity to profit or share in any profit from any increase or decrease in value, in each case with respect to any class or series of shares of the Corporation.

The term “Eligible Stockholder” means a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice by such stockholder provided for in this Section 11 or Section 12 (as the case may be) and on the record date for the determination of stockholders entitled to vote at the applicable annual or special meeting of the stockholders, (ii) who is entitled to vote on the business proposed in such notice to be conducted at an annual meeting of the stockholders (in the case of Section 12) or for the election of directors to be elected at an annual or special meeting of stockholders (in the case of this Section 11) and (iii) who complies with the applicable procedures set forth in this Section 11 or Section 12 (as the case may be).

The term “Stockholder Associated Person” in relation to any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the nomination or proposal, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with, associate of, or other person acting in concert with, such person referred to in the preceding clauses (i) and (ii).

Public announcement of a stockholder meeting shall be deemed to occur upon disclosure of the date of such meeting in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Eligible Stockholder who complies with the notice procedures set forth in these Bylaws. The procedures referred to in clause (c) of the immediately preceding sentence and described in the remainder of this Section 12 shall be the exclusive means for a stockholder to submit business (other than stockholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at an annual meeting of stockholders. To be properly brought before a special meeting of the stockholders, business must be specified in the notice of meeting (or any supplement thereto), and stockholders shall not be entitled to submit business to be considered or acted upon at any special meeting except in accordance with any applicable procedures for calling a special meeting as set forth in the Certificate of Incorporation. For the avoidance of doubt, the nomination of directors and the election of directors are deemed separate and distinct items of business, and candidates eligible for election to the Board of Directors at any meeting will be limited to those candidates who have been nominated in accordance with the provisions of Section 11.

For business to be properly brought before an annual meeting by an Eligible Stockholder pursuant to clause (c) of the first sentence of this Section 12, (1) such stockholder must have provided timely notice thereof in accordance with this Section 12, including timely updates and supplements thereof in accordance with Section 13, in each case in proper form in writing to the secretary of the Corporation, (2) such stockholder must have provided, or caused to be provided, the information and disclosures required by this Section 12, and (3) such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice to the Corporation to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such notice shall contain the following:

(a) as to each matter the stockholder proposes to bring before the meeting, a precise description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and

(b) the following information with respect to the stockholder and each of such stockholder’s Stockholder Associated Persons:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and any Stockholder Associated Person;

(2) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and any Stockholder Associated Person;

(3) the voting rights of such stockholder and any Stockholder Associated Person, including any proxy, contract, arrangement, understanding or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(4) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of such stockholder and any Stockholder Associated Person;

(5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such stockholder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(6) any proportionate interest in shares of the Corporation or Derivative Arrangements and Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7) any performance-related fees (other than an asset-based fee) that such stockholder and any Stockholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) any direct or indirect interest of such stockholder or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to vote on the proposal required under applicable law to carry the proposal; provided, however, that this Section 12(c)(9) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder of record providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner;

(10) any material interest that such stockholder and any Stockholder Associated Person has in the item of business that is the subject of the proposal; and

(11) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

The preceding requirements must be met independently for each item of business that any stockholder proposes to bring before a meeting, regardless of whether the stockholder seeks to include the proposal in management’s proxy materials or in its own or other proxy materials.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12.

13. An Eligible Stockholder providing notice of any nominations to be made or business proposed to be brought before an annual meeting as set forth in Section 11 or Section 12, as applicable, shall further update and supplement such applicable notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 11 or Section 12, as applicable, shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation no later than five (5) business days after the record date for the meeting (in the case of an update and supplement required to be made as of the record date), and no later than eight (8) business days prior to the date of the meeting, if practicable (or, if not practicable, on the first practicable date prior to), or any adjournment or postponement thereof (in the case of an update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

14. Failure to receive notice of any meeting shall not invalidate the meeting.

15. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment or postponement thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the presiding chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the presiding chairperson of the meeting and shall be announced at the meeting. No ballots, proxies, votes or any revocations thereof or changes thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE III

DIRECTORS

1. Except as provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Except as provided in Section 2 of this Article III and the Certificate of Incorporation, the directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until his or her successor is elected and qualified, unless he or she shall die, resign, retire, become disqualified or otherwise be removed. Directors need not be stockholders.

2. Except as provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the votes of the directors then in office, though less than a quorum, or by a sole remaining director. The term of a director elected to fill a newly created directorship or other vacancy shall expire at the next annual election of directors, and such director shall hold office until his or her successor is duly elected and shall qualify, or until his or her earlier death, resignation, retirement, disqualification or removal. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

3. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders or by specific stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

4. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

5. The first meeting of each newly elected Board of Directors shall be held on such date and at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

6. Regular meetings of the Board of Directors may be held without notice on such dates at such times and places as shall from time to time be determined by the Board of Directors.

7. Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors or the chief executive officer, and shall be called by the secretary on the written request of a majority of the directors. Notice of every special meeting of the Board of Directors shall be given to each director personally, in writing, by overnight courier service or first class mail, or by electronic transmission at least forty-eight (48) hours (in the case of notice given personally or by electronic transmission) or five (5) days (in the case of notice by overnight courier service or first class mail) before the date of the special meeting.

8. At all meetings of the Board of Directors a majority of all directors in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, in the Certificate of Incorporation or in these Bylaws. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

9. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

10. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference call, video conference, webcast or other means by which all persons participating in the meeting can hear or communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting.

11. At each meeting of the Board of Directors, the chairperson of the Board of Directors, or in his or her absence, the presiding or lead independent director, or in his or her absence, a director in attendance at such meeting selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the presiding chairperson of the meeting may appoint any person to act as secretary of the meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

12. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the provisions of the Certificate of Incorporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to submitting any actions to the stockholders which require stockholder approval (other than the election or removal of directors), amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending these Bylaws; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of capital stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless the Board of Directors or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. Unless the Board of Directors or the committee charter provides otherwise and subject to the provisions of the Certificate of Incorporation, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

13. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

14. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors or designated committee thereof shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings.

REMOVAL OF DIRECTORS

15. Unless otherwise restricted or permitted by the Certificate of Incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors at any meeting of stockholders or any adjournment thereof or by action taken by the stockholders by written consent without a meeting.

RESIGNATIONS OF DIRECTORS OR COMMITTEE MEMBERS

16. Any director or member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time or upon the happening of an event or events specified therein, or if no such time or event is specified, at the time of its receipt by the chairperson of the Board of Directors or chief executive officer and the secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

FCC ELIGIBILITY — DIRECTORS

17. The Corporation, to the extent necessary to comply with FCC reporting or disclosure requirements, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonable to ensure the Corporation is in compliance with applicable law.

ARTICLE IV

NOTICES

1. Whenever, under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any director or stockholder, such notice may be delivered either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the General Delaware Corporation Law) or by mail. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the director or stockholder at such director’s or stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the Delaware Corporation Law. Such further notice shall be given as may be required by applicable law.

2. Whenever any notice is required to be given under the provisions of applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

1. Subject to the restrictions of the Certificate of Incorporation, the officers of the Corporation elected or appointed by the Board of Directors shall include a chief executive officer, president, chief financial officer, treasurer and secretary, and may include such additional officers as may from time to time be authorized by these Bylaws or the Board of Directors. The Board of Directors may appoint, or may delegate to the chief executive officer or president the power to appoint, such other officers (including without limitation one or more senior vice-presidents, vice-presidents, assistant secretaries and assistant treasurers) as may be necessary or desirable for the conduct of the business or affairs of the Corporation. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

2. Each officer of the Corporation shall hold office until such officer’s successor is elected or appointed by the Board of Directors, or to the extent permitted in Section 1 of this Article V, by the chief executive officer or president, or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Such resignation shall be made in writing or electronic transmission and shall take effect at the time specified therein, or if no such time is specified, at the time of its receipt by the chief executive officer or secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to the restrictions of the Certificate of Incorporation, any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of directors comprising the whole Board of Directors and any officer elected or appointed by the chief executive officer or president may be removed by the Board of Directors, chief executive officer or president. Subject to the restrictions of the Certificate of Incorporation, any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors, or to the extent permitted in Section 1 of this Article V, the chief executive officer or president.

CHAIRPERSON OF THE BOARD OF DIRECTORS; PRESIDING DIRECTOR

3. Subject to the restrictions of the Certificate of Incorporation, the Board of Directors may elect from among its members a chairperson of the Board of Directors and a presiding or lead independent director of the Board of Directors, each of whom shall have and may exercise such powers as are set forth in these Bylaws or assigned by the Board of Directors from time to time. The chairperson of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. In his or her absence, the presiding or lead independent director shall preside at any meetings of the Board of Directors and of the stockholders at which he or she shall be present.

THE CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND PRESIDENT

4. The chief executive officer, in the absence of the chairperson of the Board of Directors, shall preside at all meetings of the stockholders. The chief executive officer shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall perform such other duties may be prescribed by the Board of Directors.

5. The chief operating officer shall be responsible for the day-to-day operations of the Corporation. The chief operating officer shall perform such duties as from time to time may be assigned to him or her by the Board of Directors or by the chief executive officer. In the absence of the chief executive officer or in the event of his or her inability or refusal to act, the chief operating officer shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the chief executive officer.

6. Unless otherwise determined by the Board of Directors, the chief executive officer shall be the president of the Corporation. If an officer other than the chief executive officer is designated president, the president shall perform such duties as may be prescribed by the Board of Directors or by the chief executive officer. In the absence of the chief executive officer or in the event of his or her inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer.

CHIEF FINANCIAL OFFICER

7. The chief financial officer of the Corporation shall have responsibility for the general charge, management and control of the financial and accounting affairs and business of the Corporation and, jointly with the treasurer of the Corporation, shall have custody and control of all the funds and securities of the Corporation, and he or she shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president.

VICE PRESIDENTS

8. The vice presidents shall perform such duties and have such powers as may be prescribed by the Board of Directors or the chief executive officer or president.

THE SECRETARY AND ASSISTANT SECRETARIES

9. The secretary shall cause to be issued all authorized notices for, and shall keep minutes of, all meetings of the Board of Directors, the standing committees of the Board of Directors, and the stockholders. The secretary shall have charge of the corporate books and records of the Corporation, and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties may be prescribed by the Board of Directors or the chief executive officer or president.

THE TREASURER AND ASSISTANT TREASURERS

10. The treasurer, jointly with the chief financial officer, shall have custody and control of the corporate funds and securities. The treasurer shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president.

ARTICLE VI

CERTIFICATE OF STOCK

1. Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, any authorized officers of the Corporation, certifying the number of shares owned by such holder in the Corporation; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in a form approved by the Board of Directors.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the Delaware Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

2. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

3. The Corporation may issue a new certificate or certificates in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. The Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

4. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

TRANSFER OF STOCK

5. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named as the holder thereof on the stock records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. Subject to Section 155 of the Delaware Corporation Law, to the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

6. Except in the case of consent to corporate action in writing without a meeting, in order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment or postponement thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned or postponed meeting.

7. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall request the Board of Directors to fix a record date, which request shall be in proper form and delivered to the Secretary at the principal executive offices of the Corporation. To be in proper form, such request must be in writing and shall state the purpose or purposes of the action or actions proposed to be taken by written consent. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

REGISTERED STOCKHOLDERS

8. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS

1. Dividends upon the capital stock of the Corporation, subject to applicable law and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of the Certificate of Incorporation and applicable law.

2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

3. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

FISCAL YEAR

4. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. In the absence of such a resolution, the fiscal year of the Corporation shall be the calendar year.

SEAL

5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

FCC ELIGIBILITY — STOCKHOLDERS

6. In order to enable the Corporation to establish that existing and proposed stockholders are eligible to be stockholders of the Corporation under applicable law, the officers of the Corporation, to the extent necessary, may request from each existing and proposed stockholder information relating to the citizenship and the extent, if any, of the foreign ownership of the stockholder, and such other information regarding the stockholder as is reasonable to ensure the Corporation is in compliance with applicable law.

ARTICLE VIII

AMENDMENTS

1. These Bylaws may be altered, amended or repealed only in accordance with the provisions of the Certificate of Incorporation.

Exhibit C

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of DT (the “DT Stockholder”), Sprint Corporation, a Delaware corporation (“Sprint”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile U.S., Inc. (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint, and, for the limited purposes set forth therein, DT, DT Holding and SoftBank, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, the parties agreed to effect a business combination through the SoftBank US Mergers (as defined in the Business Combination Agreement) and the merger of Merger Sub with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of T-Mobile (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the DT Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of common stock, par value $0.00001 per share, of T-Mobile (the “T-Mobile Common Stock”) set forth in Section 4.4 of this Agreement (such shares of T-Mobile Common Stock, together with all other shares of T-Mobile Common Stock with respect to which the DT Stockholder or DT or any other Controlled Affiliate of DT acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and together with all other securities issued to DT or the DT Stockholder in respect of such T-Mobile Common Stock or into which shares of such T-Mobile Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Shares”); and

WHEREAS, Sprint and SoftBank desire that DT and the DT Stockholder agree, and DT and the DT Stockholder are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the SoftBank US Mergers, the Merger and the other transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1 Definitions. This Agreement is the “DT Support Agreement” as defined in the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination

Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, none of T-Mobile, Sprint, SoftBank or their respective Subsidiaries shall be deemed to be an Affiliate of DT or the DT Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“DT” shall have the meaning set forth in the Preamble.

“DT Stockholder” shall have the meaning set forth in the Preamble.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms.

“Form S-4” shall have the meaning set forth in Section 2.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“SoftBank” shall have the meaning set forth in the Preamble.

“Sprint” shall have the meaning set forth in the Preamble.

“T-Mobile” shall have the meaning set forth in the Recitals.

“T-Mobile Common Stock” shall have the meaning set forth in the Recitals.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such Share, or otherwise; provided, however, that (i) the Transfer of equity interests in the DT Stockholder to another Person Controlled by DT shall not be deemed to be a Transfer, and (ii) any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by DT, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any Shares by DT or the DT Stockholder.

1.2 Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vi) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vii) references herein to any gender includes each other gender; and (viii) the word “or” shall not be exclusive.

2. Agreement to Consent and Approve. The DT Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of a registration statement on Form S-4 in connection with the issuance of the shares of T-Mobile Common Stock in the Merger Transactions, in which a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively, is included as a prospectus (the “Form S-4”), which Form S-4 has been declared effective under the Securities Act by the SEC, the DT Stockholder shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The DT Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the DT Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of each of the T-Mobile Share Issuance and the T-Mobile Charter Amendment. The DT Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against (a) any T-Mobile Alternative Transaction and (b) any other action, agreement or transaction involving T-Mobile that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by the DT Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

3. Agreement Not to Transfer or Encumber. The DT Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares or (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that the DT Stockholder may Transfer any Shares to any Controlled Affiliate of DT subject to compliance with Section 9.11. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio.

4. Representations, Warranties and Covenants of DT and the DT Stockholder. DT and the DT Stockholder hereby represent and warrant to Sprint and SoftBank as follows:

4.1 DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany. The Deer Stockholder is a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands

4.2 Each of DT and the DT Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of DT and the DT Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT and the DT Stockholder, as applicable. This Agreement has been duly executed and delivered by each of DT and the DT Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Sprint and SoftBank, constitutes the legal, valid and binding obligation of DT and the DT Stockholder, as applicable, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3 The execution and delivery of this Agreement by each of DT and the DT Stockholder and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of DT or the DT Stockholder, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of DT or the DT Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT or the DT Stockholder, or (c) a conflict with, breach or violation of any Law applicable to DT or the DT Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of DT or the DT Stockholder to perform its obligations under this Agreement on a timely basis.

4.4 As of the date hereof, (a) the DT Stockholder (i) Beneficially Owns 538,590,941 shares of T-Mobile Common Stock free and clear of any and all Liens, other than those created by this Agreement, and (ii) has sole voting power over and right to consent with respect to all of such shares of T-Mobile Common Stock and (b) DT and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of T-Mobile, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of T-Mobile Common Stock.

4.5 Except as contemplated by this Agreement, neither DT nor the DT Stockholder has entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Any and all proxies in respect of the Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

4.6 As of the date hereof, there is no Action pending or, to the knowledge of DT, threatened against or affecting DT or the DT Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of DT or the DT Stockholder to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

4.7 Each of DT and the DT Stockholder hereby (i) authorizes T-Mobile and Sprint to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Business Combination Agreement, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, their identity and ownership of the Shares and the nature of their obligations under this Agreement, and (ii) agrees that it shall promptly (A) furnish to T-Mobile and Sprint any information that T-Mobile or Sprint may reasonably request for the preparation of any such announcement or disclosure and (B) notify T-Mobile and Sprint of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties hereto agree that T-Mobile is a third party beneficiary, and entitled to enforce the terms, of this Section 4.7.

5. Termination. Other than this Section 5 and Section 9, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

6. Duties. DT and the DT Stockholder are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of T-Mobile.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Sprint or SoftBank any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to DT and the DT Stockholder, as applicable, and neither Sprint nor SoftBank shall have the authority to direct DT or the DT Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

8. No Obligation to Exercise. No provision of this Agreement shall require DT or the DT Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of T-Mobile Common Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of T-Mobile Common Stock acquired by DT or the DT Stockholder pursuant thereto shall be Shares for all purposes hereunder.

9. Miscellaneous.

9.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

9.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, DT may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of DT, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 9.2 shall be null and void ab initio.

9.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to SoftBank, to:

SoftBank Group Corp.
Tokyo Shiodome Bldg. 1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303, Japan
	Attention:	Corporate Officer, Head of Legal Unit
	Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94015
	Attention:	Robert S. Townsend
Brandon C. Parris
	Email:	RTownsend@mofo.com
BParris@mofo.com

(ii)	if to DT or the DT Stockholder, to:
Deutsche Telekom AG
Friedrich-Ebert-Allee 140 53113 Bonn, Germany
	Attention:	General Counsel
	Email:	axel.luetzner@telekom.de

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Adam O. Emmerich
David K. Lam
	Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

(iii)	if to Sprint, to:

Sprint Corporation 6200 Sprint Parkway
Overland Park, KS 66251
	Attention:	Chief Legal Officer
	Email:	office.chief.legal.officer@sprint.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94015
	Attention:	Robert S. Townsend
Brandon C. Parris
	Email:	RTownsend@mofo.com
BParris@mofo.com

9.5 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.5. In any action between the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.4 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

9.6 Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.7 Entire Agreement; No Other Representations. This Agreement, the DT Support Agreement and the Business Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. Except as provided in Section 4.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

9.11 Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Shares on or after the date hereof, (i) DT shall give each of Sprint and SoftBank written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by Sprint or SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

DEUTSCHE TELEKOM AG

By:
Name:
Title:

DEUTSCHE TELEKOM HOLDING B.V.

By:
Name:
Title:

[Signature Page to Support Agreement]

SOFTBANK GROUP CORP.

By:
Name:
Title:

SPRINT CORPORATION

By:
Name:
Title:

[Signature Page to Support Agreement]

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

[•], 201[•]

The undersigned, being the stockholder of T-Mobile US, Inc., a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.00001 per share, of the Company (the “Stockholder”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Article VII(B) of the fourth amended and restated certificate of incorporation of the Company (the “Original Charter”), hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) and a committee of the Board consisting solely of independent directors of the Company have determined that it is advisable and fair to, and in the best interests of, the Company and all of its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among the Company, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc. (“Galaxy”), a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of Merger Sub with and into Sprint (the “Merger”), with Sprint continuing as the surviving corporation and a wholly owned subsidiary of Merger Company, with each share of common stock, par value $0.01 per share, of Sprint (“Sprint Common Stock”) (other than certain treasury and other similar internally held shares) converting into the right to receive 0.10256 validly issued, fully paid and nonassessable shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”), (ii) the issuance of shares of Company Common Stock to the holders of shares of shares of Sprint Common Stock as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement and, if the SoftBank US Mergers (as defined in the Business Combination Agreement) are consummated, shares of common stock, par value $0.01 per share, of Starburst and shares of common stock, par value $0.01 per share, of

Galaxy as of immediately prior to the SoftBank US Mergers Effective Time (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement (the “Company Share Issuance”) and (iii) the amendment and restatement of the Original Charter in its entirety in the form attached as Annex I hereto at the Effective Time (as defined in the Business Combination Agreement) (the “Company Charter Amendment”); and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company Share Issuance and the Company Charter Amendment, the Company has executed and delivered the Business Combination Agreement and submitted the Company Share Issuance and the Company Charter Amendment to the stockholders of the Company for their adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Company Share Issuance and the Company Charter Amendment be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholder, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

A-2

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholder, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among DT, the DT Stockholder, Sprint and SoftBank.

[Signature Page Follows]

A-3

IN WITNESS WHEREOF, the Stockholder has executed this written consent as of the date first written above.

DEUTSCHE TELEKOM HOLDING B.V.

By:
Name:
Title:

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “DT Support Agreement”) by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of DT (the “DT Stockholder”), Sprint Corporation, a Delaware corporation (“Sprint”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the DT Support Agreement.

By executing and delivering this Joinder to the DT Support Agreement, the undersigned hereby adopts and approves the DT Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the DT Support Agreement applicable to the DT Stockholder in the same manner as if the undersigned were an original signatory to the DT Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of DT.

Section 9 of the DT Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

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Accordingly, the undersigned has executed and delivered this Joinder as of the day of                         ,                      .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:
Telephone:
Email:

Exhibit D

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”) and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile, Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), and, for the limited purposes set forth therein, DT, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, the parties agreed to effect a business combination through the SoftBank US Mergers (as defined in the Business Combination Agreement) and the merger of Merger Sub with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of T-Mobile (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, SoftBank UK HoldCo is the Beneficial Owner of, and has the right to vote and consent with respect to, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Starburst, and all of the issued and outstanding shares of common stock, par value $0.01 per share, of Galaxy (collectively, the “HoldCo Shares”);

WHEREAS, as of the date hereof, the SoftBank Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of common stock, par value $0.01 per share, of Sprint (the “Sprint Common Stock”) set forth in Section 4.4 of this Agreement (such shares of Sprint Common Stock, together with all other shares of Sprint Common Stock with respect to which the SoftBank Stockholder or SoftBank or any other Controlled Affiliate of SoftBank acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and together with all other securities issued to SoftBank or the SoftBank Stockholder in respect of such Sprint Common Stock or into which shares of such Sprint Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Shares”); and

WHEREAS, T-Mobile and DT desire that SoftBank and the SoftBank Stockholder agree, and SoftBank and the SoftBank Stockholder are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the HoldCo Shares or Shares, and to vote or consent all of the HoldCo Shares and the Shares in a manner so as to facilitate the consummation of the SoftBank US Mergers, the Merger and the other transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1 Definitions. This Agreement is the “SoftBank Support Agreement” as defined in the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of T-Mobile, Sprint, DT or their respective Subsidiaries shall be deemed to be an Affiliate of SoftBank or the SoftBank Stockholder, and (ii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank or the SoftBank Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“DT” shall have the meaning set forth in the Preamble.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms.

“Form S-4” shall have the meaning set forth in Section 2.

“Galaxy RSUs” shall mean restricted stock units issued by Galaxy to be settled in cash or up to 711,627 Shares.

“HoldCo Shares” shall have the meaning set forth in the Recitals.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Stockholder” shall have the meaning set forth in the Preamble.

“SoftBank UK HoldCo” shall have the meaning set forth in the Preamble.

“SoftBank US Mergers” shall have the meaning set forth in the Recitals.

“Softbank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by a Controlled Affiliate of SoftBank, SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“SoftBank Warrant” shall mean the Warrant to Purchase Shares of Common Stock of Sprint, dated July 10, 2013, issued by Sprint to Starburst.

“Sprint” shall have the meaning set forth in the Recitals.

“Sprint Common Stock” shall have the meaning set forth in the Recitals.

“T-Mobile” shall have the meaning set forth in the Preamble.

“Transfer” shall mean, with respect to any HoldCo Share or Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such HoldCo Share or Share, as applicable, to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such HoldCo Share or Share, as applicable, or otherwise; provided, however, that (i) the Transfer of equity interests in the SoftBank Stockholder to another Person Controlled by SoftBank shall not be deemed to be a Transfer, and (ii) any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any HoldCo Shares or Shares by SoftBank or the SoftBank Stockholder.

1.2 Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vi) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vii) references herein to any gender includes each other gender; and (viii) the word “or” shall not be exclusive.

2. Agreement to Consent and Approve.

2.1. The SoftBank Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of a registration statement on Form S-4 in connection with the issuance of the shares of T-Mobile

Common Stock in the Merger Transactions, in which a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively, is included as a prospectus (the “Form S-4”), which Form S-4 has been declared effective under the Securities Act by the SEC, the SoftBank Stockholder shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The SoftBank Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the SoftBank Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Business Combination Agreement. The SoftBank Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against (a) any Sprint Alternative Transaction and (b) any other action, agreement or transaction involving Sprint that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by the SoftBank Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

2.2. SoftBank UK HoldCo agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of the Form S-4, which Form S-4 has been declared effective under the Securities Act by the SEC, SoftBank UK HoldCo shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit B, with respect to all of its HoldCo Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. SoftBank UK HoldCo shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the HoldCo Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the HoldCo Shares that would in any way restrict, limit or interfere with the performance by SoftBank UK HoldCo of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Business Combination Agreement. SoftBank UK HoldCo agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its HoldCo Shares against (a) any Sprint Alternative Transaction and (b) any other action, agreement or transaction involving Sprint that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by SoftBank UK HoldCo to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its HoldCo Shares in contravention of this Section 2 shall be null and void ab initio.

3. Agreement Not to Transfer or Encumber. Each of SoftBank UK HoldCo and the SoftBank Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares or HoldCo Shares or (b) deposit any Shares or HoldCo Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or HoldCo Shares, as applicable, or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that (i) Galaxy may Transfer up to 711,627 Shares to persons other than SoftBank or a Controlled Affiliate of SoftBank for the settlement of Galaxy RSUs and (ii) the SoftBank Stockholder may Transfer any Shares to any Controlled Affiliate of SoftBank subject to compliance with Section 9.11. Any Transfer or attempted Transfer of any Shares or HoldCo Shares in violation of this Section 3 shall be null and void ab initio.

4. Representations, Warranties and Covenants of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder. SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder hereby represent and warrant to T-Mobile and DT as follows:

4.1 SoftBank is a Japanese kabushiki kaisha. SoftBank UK HoldCo is a private limited company incorporated in England and Wales. The SoftBank Stockholder is two Delaware corporations.

4.2 Each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable. This Agreement has been duly executed and delivered by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder and, assuming the due authorization, execution and delivery of this Agreement by T-Mobile and DT, constitutes the legal, valid and binding obligation of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3 The execution and delivery of this Agreement by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, or (c) a conflict with, breach or violation of any Law applicable to SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder to perform its obligations under this Agreement on a timely basis.

4.4 As of the date hereof, (a) the SoftBank Stockholder (i) Beneficially Owns 3,446,086,110 shares of Sprint Common Stock (which includes 54,579,924 shares of Sprint Common Stock issuable upon the exercise of the SoftBank Warrant) free and clear of any and all Liens, other than those created by this Agreement and under the Galaxy RSUs, and (ii) has sole voting power over and right to consent with respect to all of such shares of Sprint Common Stock and (b) SoftBank and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of Sprint, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of Sprint Common Stock. As of the date hereof, (a) SoftBank UK HoldCo (i) Beneficially Owns all of the HoldCo Shares free and clear of any and all Liens, other than those created by this Agreement, and (ii) has sole voting power over and right to consent with respect to all of such HoldCo Shares and (b) SoftBank UK HoldCo and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of the SoftBank Stockholder, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of HoldCo Shares.

4.5 Except as contemplated by this Agreement, neither SoftBank, SoftBank UK HoldCo nor the SoftBank Stockholder has entered into any tender, voting or other agreement or arrangement with respect to any Shares or any HoldCo Shares or entered into any other contract relating to the voting of any Shares or HoldCo Shares. Any and all proxies in respect of the Shares or the HoldCo Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

4.6 As of the date hereof, there is no Action pending or, to the knowledge of SoftBank, threatened against or affecting SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

4.7 Each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder hereby (i) authorizes T-Mobile and Sprint to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Business Combination Agreement, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, their identity and ownership of the Shares and the HoldCo Shares and the nature of their obligations under this Agreement, and (ii) agrees that it shall promptly (A) furnish to T-Mobile and Sprint any information that T-Mobile or Sprint may reasonably request for the preparation of any such announcement or disclosure and (B) notify T-Mobile and Sprint of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The parties hereto agree that Sprint is a third party beneficiary, and entitled to enforce the terms, of this Section 4.7.

5. Termination. Other than this Section 5 and Section 9, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

6. Duties. SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares and the HoldCo Shares, as applicable, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of Sprint.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in T-Mobile or DT any direct or indirect ownership or incidence of ownership of or with respect to the Shares or the HoldCo Shares. All rights, ownership and economic benefits of and relating to the Shares and the HoldCo Shares shall remain vested in and belong to SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable, and neither T-Mobile nor DT shall have the authority to direct the SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder in the voting or disposition of any Shares or the HoldCo Shares, except as otherwise expressly provided herein.

8. No Obligation to Exercise. No provision of this Agreement shall require SoftBank, or the SoftBank Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of Sprint Common Stock, including but not limited to the SoftBank Warrant; provided, for the avoidance of doubt, that upon any such exercise, the shares of Sprint Common Stock acquired by SoftBank or the SoftBank Stockholder pursuant thereto shall be Shares for all purposes hereunder.

9. Miscellaneous.

9.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

9.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, SoftBank may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of SoftBank, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 9.2 shall be null and void ab initio.

9.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303

Japan

Attention:	Corporate Officer, Head of Legal Unit
Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:	Robert S. Townsend
Brandon C. Parris
Email:	RTownsend@mofo.com
BParris@mofo.com

(ii)	if to DT, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

Attention:	General Counsel
Email:	Axel.luetzner@telekom.de

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

(iii)	if to T-Mobile, to:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Attention:	Dave Miller
Email:	dave.miller@t-mobile.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

9.5 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.5. In any action between the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.4 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

9.6 Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.7 Entire Agreement; No Other Representations. This Agreement, the DT Support Agreement and the Business Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. Except as provided in Section 4.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Severability. If any term or other provision of this Agreement is invalid,

illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

9.11 Affiliated Entities. (A) To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and (B) SoftBank shall cause SoftBank UK HoldCo to comply with all obligations under this Agreement applicable to SoftBank UK HoldCo, and in furtherance of the foregoing, (1) if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Shares on or after the date hereof, (i) SoftBank shall give each of T-Mobile and DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by T-Mobile or DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder), and (2) if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of HoldCo Shares on or after the date hereof, (i) SoftBank shall give each of T-Mobile and DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex II, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by T-Mobile or DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to SoftBank UK HoldCo and that such HoldCo Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SOFTBANK GROUP CORP.

By:
Name:
Title:

SOFTBANK GROUP CAPITAL LIMITED

By:
Name:
Title:

GALAXY INVESTMENT HOLDINGS, INC.

By:
Name:
Title:

STARBURST I, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

DEUTSCHE TELEKOM AG

By:
Name:
Title:

T-MOBILE US, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING

[•], 201[•]

The undersigned, being the stockholders of Sprint Corporation, a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholders”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.13 of the amended and restated bylaws of the Company, hereby consent in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) and a committee of the Board consisting solely of independent directors of the Company have determined that it is advisable and fair to, and in the best interests of, the Company and all of its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), the Company, Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Merger Company, with each share of common stock, par value $0.01 per share, of the Company (other than certain treasury and other similar internally held shares) converting into the right to receive 0.10256 validly issued, fully paid and nonassessable shares of common stock, par value $0.00001 per share, of T-Mobile; and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company has executed and delivered the Business Combination Agreement and submitted the Business Combination Agreement and the Merger to the stockholders of the Company for their adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholders, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement, including without limitation, certificates of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in

A-2

counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholders, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among SoftBank, SoftBank UK HoldCo, the Stockholders, T-Mobile and DT.

[Signature Page Follows]

A-3

IN WITNESS WHEREOF, the Stockholders have executed this written consent as of the date first written above.

STARBURST I, INC.

By:
Name:
Title:

GALAXY INVESTMENT HOLDINGS, INC.

By:
Name:
Title:

Exhibit B

FORM OF WRITTEN CONSENT OF SOLE STOCKHOLDER

IN LIEU OF A MEETING

[•], 201[•]

The undersigned, being the sole stockholder of [Galaxy Investment Holdings, Inc.][Starburst I, Inc.], a Delaware corporation (the “Company”), holding all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholder”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and fair to, and in the best interests of, the Company and its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), the Company, [Starburst][Galaxy], a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of the Company and [Galaxy][Starburst] with and into Merger Company (the “SoftBank US Merger”), with Merger Company continuing as the surviving entity and a wholly owned subsidiary of T-Mobile, with all the issued and outstanding shares of common stock of the Company, $0.01 par value, and all the issued and outstanding shares of common stock of [Galaxy][Starburst], $0.01 par value, held by the Stockholder to be converted into the right to receive an aggregate number of shares of common stock of T-Mobile, par value $0.00001 per share equal to the product of (x) 0.10256 and (y) the aggregate number of shares of common stock of Sprint, par value $0.01, held by the Company and [Galaxy][Starburst] immediately prior to the effective time of the SoftBank US Merger; and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company has executed and delivered the Business

Combination Agreement and submitted the Business Combination Agreement and the SoftBank US Merger to the Stockholder for its adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the SoftBank US Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholder, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement, including without limitation, certificates of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 264 of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholder, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among SoftBank Group Corp., the Stockholder, the Company, [Galaxy][Starburst], T-Mobile and DT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Stockholder has executed this written consent as of the date first written above.

SOFTBANK GROUP CAPITAL LIMITED

By:
Name:
Title:

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “SoftBank Support Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaishha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank Group Corp. (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the SoftBank Support Agreement.

By executing and delivering this Joinder to the SoftBank Support Agreement, the undersigned hereby adopts and approves the SoftBank Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the SoftBank Support Agreement applicable to the SoftBank Stockholder in the same manner as if the undersigned were an original signatory to the SoftBank Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of SoftBank.

Section 9 of the SoftBank Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the             day of             ,                     .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:
Telephone:
Email:

Annex II

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “SoftBank Support Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaishha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the SoftBank Support Agreement.

By executing and delivering this Joinder to the SoftBank Support Agreement, the undersigned hereby adopts and approves the SoftBank Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of HoldCo Shares, to become a party to, and to be bound by and comply with the provisions of, the SoftBank Support Agreement applicable to SoftBank UK HoldCo in the same manner as if the undersigned were an original signatory to the SoftBank Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of SoftBank.

Section 9 of the SoftBank Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the                 day of                 ,                     .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:

Telephone:

Email:

Exhibit E

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

by and among

DEUTSCHE TELEKOM AG,

SOFTBANK GROUP CORP.

and

T-MOBILE US, INC.

DATED AS OF [•], 201[•]

TABLE OF CONTENTS

i

Section 7.8	Entire Agreement; No Other Representations	45
Section 7.9	No Third-Party Beneficiaries	46
Section 7.10	Severability	46
Section 7.11	Counterparts	46
Section 7.12	Affiliated Entities	46

ii

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of [•], 201[•] (this “Agreement”), is made by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), and T-Mobile US, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and DT previously entered into that certain Stockholder’s Agreement, dated as of April 30, 2013;

WHEREAS, on April 29, 2018, the Company, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Huron Merger Sub LLC (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes set forth therein, DT, SoftBank and certain of their respective Affiliates entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of the Company (the “Merger”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company, DT and SoftBank desire to establish among them certain rights and obligations in respect of the shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning DT’s and SoftBank’s relationship with and investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquiring Stockholder” shall have the meaning set forth in Section 4.1(b).

“Acquiror Purchase Offer” shall have the meaning set forth in Section 4.2(b).

“Acquisition” shall have the meaning set forth in Section 3.2(a)(iii).

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of DT, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of SoftBank or any SoftBank Stockholder, (ii) none of SoftBank, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of DT or any DT Stockholder, (iii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank and (iv) no SoftBank Fortress Person shall be deemed to be an Affiliate of SoftBank.

“Affiliated Directors” shall mean the DT Affiliated Directors and the SoftBank Affiliated Directors.

“Agreement” shall have the meaning set forth in the Preamble.

“Approved Transaction” shall have the meaning set forth in Section 3.6.

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the “beneficial owner” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act). The parties agree that, for purposes of this Agreement, all Voting Securities held by the SoftBank Stockholder that are subject to the voting agreement and proxy granted to DT pursuant to the DT-SoftBank Agreement shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Blackout Period” shall have the meaning set forth in Section 5.3(c).

“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York, Tokyo, Japan or Bonn, Germany are authorized or obligated by Law to close.

“Cause” shall have the meaning set forth in the employment agreement of the Chief Executive Officer (or, in the absence thereof, in the Company’s 2013 Omnibus Incentive Plan, as amended from time to time, or any successor thereto), in effect at the time of determination.

“CEO Selection Committee” shall have the meaning set forth in Section 3.1(a)(iii).

“Claim Notice” shall have the meaning set forth in Section 5.10(a).

“Claims” shall have the meaning set forth in Section 5.9(a).

“Closing” shall mean the time at which the Merger shall be effective under the Delaware General Corporation Law.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Information” shall have the meaning set forth in Section 3.5(b).

“Competing Business” shall have the meaning set forth in Section 6.1.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Debt to Cash Flow Ratio” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Demand Registration Statement” shall have the meaning set forth in Section 5.2.

“Demand Request” shall have the meaning set forth in Section 5.2.

“Dilutive Issuance” shall have the meaning set forth in Section 3.8.

“Dilutive Issuance Notice” shall have the meaning set forth in Section 3.8.

“Disposition” shall have the meaning set forth in Section 3.2(a)(iv).

“Director” shall mean any member of the Board.

“DT” shall have the meaning set forth in the Preamble.

“DT Affiliated Directors” shall mean Directors who are also officers, employees or directors of DT or any of its Controlled Affiliates.

“DT Designee” shall have the meaning set forth in Section 3.1(a)(i)(A).

“DT-SoftBank Agreement” shall mean the Proxy, Lock-Up and ROFR Agreement, dated as of the date hereof, by and between DT and SoftBank.

“DT Specified Actions Termination Date” shall mean the first date upon which the Voting Percentage of the DT Stockholder is less than 30%, unless such Voting Percentage is reduced to less than 30% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the DT Specified Actions Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the DT Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 30% or greater on such 60th Business Day (provided that if the DT Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the DT Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the DT Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 30% after the date hereof, the DT Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8).

“DT Stockholder” shall mean DT and any of its Controlled Affiliates that Beneficially Owns any Voting Securities.

“EDGAR” shall have the meaning set forth in Section 5.7(a)(ii).

“Effective Period” shall have the meaning set forth in Section 5.7(a)(iii).

“Encumbrance” and its corollary meanings, including “Encumber,” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to (i) this Agreement, the DT-SoftBank Agreement or the Organizational Documents of the Company or (ii) restrictions imposed by applicable securities Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Indebtedness” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Indemnifying Party” shall have the meaning set forth in Section 5.10(a).

“Laws” shall mean all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity.

“Match Right Notice” shall have the meaning set forth in Section 3.2(c)(ii).

“Match Right Period” shall have the meaning set forth in Section 3.2(c)(ii).

“Maximum Number” shall have the meaning set forth in Section 5.5.

“Meeting Notice” shall have the meaning set forth in Section 3.1(h).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Non-Affiliated Director” shall mean any Director who is neither a DT Affiliated Director nor a SoftBank Affiliated Director.

“NSA” shall mean the National Security Agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the transactions contemplated by the Business Combination Agreement or by this Agreement or the DT-SoftBank Agreement.

“Offeror” shall have the meaning set forth in Section 3.2(c).

“Offeror Proposed Terms” shall have the meaning set forth in Section 3.2(c)(ii)(B).

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other similar constituent document or documents, each in its currently effective form as amended from time to time.

“Other Holder” shall have the meaning set forth in Section 5.5.

“Permitted Debt” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Permitted Liens” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Piggy-Back Registration” shall have the meaning set forth in Section 5.4.

“Piggy-Back Request” shall have the meaning set forth in Section 5.4.

“Piggy-Back Securities” shall have the meaning set forth in Section 5.4.

“Potential Default” shall have the meaning set forth in Section 3.4.

“Proposed Acquiror” shall have the meaning set forth in Section 4.2(a).

“Proposed Acquisition” shall have the meaning set forth in Section 4.1(b).

“Proposed Sale” shall have the meaning set forth in Section 4.2(a).

“Proxy” shall have the meaning set forth in Section 3.7.

“Registrable Debt” shall mean, with respect to any Stockholder at any time, notes, debentures or other debt securities of the Company or any of its Subsidiaries that are Beneficially Owned by such Stockholder as of such time.

“Registrable Securities” shall mean, with respect to any Stockholder at any time, the Registrable Shares and the Registrable Debt of such Stockholder as of such time.

“Registrable Securities Transferee” shall have the meaning set forth in Section 5.11.

“Registrable Shares” shall mean, with respect to any Stockholder at any time, the Stockholder Shares that are Beneficially Owned by such Stockholder as of such time.

“Representatives” shall have the meaning set forth in Section 3.5(b).

“Requesting Stockholder” shall have the meaning set forth in Section 5.1.

“Required Approval” shall have the meaning set forth in Section 4.1(b).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“S-3 Eligible” shall have the meaning set forth in Section 5.1.

“Sale of the Company” shall have the meaning set forth in Section 3.2(a)(iv).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Schedule 6.3 Persons” shall have the meaning set forth in Section 6.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Affiliated Directors” shall mean Directors who are also officers, employees or directors of SoftBank, any Vision Fund Person or any of their respective Controlled Affiliates.

“SoftBank Designee” shall have the meaning set forth in Section 3.1(a)(i)(B).

“SoftBank Fortress Person” shall mean Fortress Investment Group LLC and any Person Controlled by Fortress Investment Group LLC, in each case so long as no such person is Controlled by SoftBank (it being understood that no such person is currently Controlled by SoftBank) and so long as no officer, employee or director of SoftBank shall participate in the investment decisions of such person.

“SoftBank Match Right Termination Date” shall mean the first date upon which the Voting Percentage of the SoftBank Stockholder is less than 22.5% unless such Voting Percentage is reduced to less than 22.5% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the SoftBank Match Right Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the SoftBank Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 22.5% or greater on such 60th Business Day (provided that if the SoftBank Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the SoftBank Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the SoftBank Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 22.5% after the date hereof, the SoftBank Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8).

“SoftBank Proposed Terms” shall have the meaning set forth in Section 3.2(c)(ii)(B).

“SoftBank Specified Actions Termination Date” shall mean the first date upon which either (a) the Voting Percentage of the SoftBank Stockholder is less than 22.5%, unless such Voting Percentage is reduced to less than 22.5% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the SoftBank

Specified Actions Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the SoftBank Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 22.5% or greater on such 60th Business Day (provided that if the SoftBank Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the SoftBank Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the SoftBank Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 22.5% after the date hereof, the SoftBank Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8); or (b) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is less than 30%.

“SoftBank Stockholder” shall mean SoftBank and any of its Controlled Affiliates that Beneficially Owns any Voting Securities.

“Softbank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by a Controlled Affiliate of SoftBank, SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“Sprint” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean either the DT Stockholder or the SoftBank Stockholder.

“Stockholder Notes” shall mean the Company’s senior notes that are held, directly or indirectly, by DT or any of its Affiliates as of the date hereof.

“Stockholder Purchase Offer” shall have the meaning set forth in Section 4.1(b).

“Stockholder Shares” shall mean, with respect to any Stockholder, the shares of Common Stock Beneficially Owned by such Stockholder and any other securities issued in respect thereof or into which such shares of Common Stock shall be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof.

“Stockholder’s Designee” shall have the meaning set forth in Section 3.1(a)(i)(B).

“Stockholders” shall mean both the DT Stockholder and the SoftBank Stockholder.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries,

(ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Takedown Prospectus Supplement” shall have the meaning set forth in Section 5.1.

“Takedown Request” shall have the meaning set forth in Section 5.1.

“Territory” shall mean the United States, Puerto Rico, and the territories and protectorates of the United States.

“Third Party” means any Person other than DT, SoftBank, the Company or their respective Controlled Affiliates.

“Top Up Election” shall have the meaning set forth in Section 3.8.

“Top Up Right” shall have the meaning set forth in Section 3.8.

“Top Up Shares” shall have the meaning set forth in Section 3.8.

“Trademark License” shall mean that certain License Agreement, dated as of April 30, 2013, by and between DT and the Company, as amended [as of the date hereof].

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions or otherwise; provided, however, that any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of the capital stock of DT or SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any Voting Securities by any Stockholder.

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Person shall mean, as of the date of determination, the ratio, expressed as a percentage, of (i) the aggregate number of Votes entitled to be cast in respect of the Voting Securities Beneficially Owned by such Person to (ii) the aggregate number of Votes entitled to be cast by all holders of the then-outstanding Voting Securities. The parties agree that, for purposes of the calculation of each Stockholder’s respective Voting Percentage, all Voting Securities held by the SoftBank Stockholder that are subject to the Proxy (as defined in the DT-SoftBank Agreement) shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that is entitled to vote generally in the election of Directors.

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;

(e) any references herein to “Dollars” and “$” are to United States Dollars;

(f) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;

(g) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h) references herein to any gender includes each other gender; and

(i) the word “or” shall not be exclusive.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to DT and SoftBank that, as of the date hereof:

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority and has taken all necessary action in order to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by DT and SoftBank, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company, or (iii) a conflict with, or breach or violation of, any Law applicable to the Company or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(d) The Company is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the Registrable Shares for resale by the Stockholders on a registration statement on Form S-3 under the Securities Act. The Company is subject to the reporting requirements of the Exchange Act.

Section 2.2 Representations and Warranties of DT. DT represents and warrants to the Company and SoftBank that, as of the date hereof:

(a) DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b) DT has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or equivalent action of DT. This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by the Company and SoftBank, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) a conflict with, or breach or violation of, any Law applicable to DT or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

Section 2.3 Representations and Warranties of SoftBank. SoftBank represents and warrants to the Company and DT that, as of the date hereof:

(a) SoftBank is a kabushiki kaisha organized and existing under the Laws of Japan.

(b) SoftBank has all requisite corporate or equivalent power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SoftBank of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank. This Agreement has been duly executed and delivered by SoftBank and, assuming the due authorization, execution and delivery of this Agreement by the Company and DT, constitutes the legal, valid and binding obligation of SoftBank, enforceable against SoftBank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by SoftBank and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of SoftBank, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SoftBank (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, or (iii) a conflict with, of breach or violation of, any Law applicable to SoftBank or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of SoftBank to perform its obligations under this Agreement.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation.

(a) 50% or More Aggregate Voting Percentage / 22.5% or More SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is

50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is 22.5% or more, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate nine individuals to be nominees for election to the Board (any such designee of the DT Stockholder, a “DT Designee”). Of such nine DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate four individuals to be nominees for election to the Board (any such designee of the SoftBank Stockholder, a “SoftBank Designee” and, together with any DT Designee, a “Stockholder’s Designee”). Of such four SoftBank Designees, (x) at least two of such SoftBank Designees shall be designated following consultation with the DT Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom shall also be the “Security Director” (or equivalent) to the extent required by the NSA, and (y) one of such SoftBank Designees shall be the Chief Executive Officer of SoftBank as of the date of the Business Combination Agreement (or, if such Person is unable to serve, another Person designated by SoftBank).

(C) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing committee of the Board that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company (the “CEO Selection Committee”); provided that prior to any such firing or recall from office of the Chief Executive Officer of the Company, the CEO Selection Committee shall consult with SoftBank for a period of one month (which period shall not be mandatory or applicable in the event that (x) SoftBank concurs with such firing or recall or (y) the Chief Executive Officer of the Company is fired or recalled for Cause). The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), (B) one of whom shall be a SoftBank Affiliated Director (unless otherwise consented in writing by SoftBank) and (C) one of whom shall be a Non-Affiliated Director.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT), the number of DT Designees and SoftBank Designees on such committee is proportionate to the number of DT Designees and SoftBank Designees on the Board and in no event shall there be less than one SoftBank Designee on such committee (in each case, unless otherwise consented in writing by SoftBank), and so that there shall be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(b) 50% or More Aggregate Voting Percentage / Between 15% and 22.5% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is 15% or more but less than 22.5%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate two SoftBank Designees. Of such two SoftBank Designees, at least one of such SoftBank Designees shall be designated following consultation with the DT Stockholder and the then-serving Non-Affiliated Directors, shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and shall also be the “Security Director” (or equivalent) to the extent required by the NSA.

(C) Out of such fourteen Directors, one Director shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(D) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company; provided that prior to any such firing or recall from office of the Chief Executive Officer of the Company, the CEO Selection Committee shall consult with SoftBank for a period of one month (which period shall not be mandatory or applicable in the event that (x) SoftBank concurs with such firing or recall or (y) the Chief Executive Officer of the Company is fired or recalled for Cause). The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), (B) one of whom shall be a SoftBank Affiliated Director (unless otherwise consented in writing by SoftBank) and (C) one of whom shall be a Non-Affiliated Director.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT), the number of DT Designees and SoftBank Designees on such committee is proportionate to the number of DT Designees and SoftBank Designees on the Board and in no event shall there be less than one SoftBank Designee on such committee (in each case, unless otherwise consented in writing by SoftBank) and so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(c) 50% or More Aggregate Voting Percentage / Between 10% and 15% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and

(iii) the Voting Percentage of the SoftBank Stockholder is 10% or more but less than 15%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate one SoftBank Designee.

(C) Out of such fourteen Directors, two Directors shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(D) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company. The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT) and (B) two of whom shall be Non-Affiliated Directors.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT) and so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x)

the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(d) 50% or More Aggregate Voting Percentage / Less Than 10% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is less than 10%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, three Directors shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall each qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(C) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company. The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), and (B) two of whom shall be Non-Affiliated Directors.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(e) Less Than 50% or More Aggregate Voting Percentage. At all times when either (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is less than 50% or (ii) no Voting Security continues to be subject to the Proxy, then, in each case, each of the DT Stockholder and the SoftBank Stockholder shall have the right to designate a number of individuals to be nominees for election to the Board as follows so long as, in the case of such Stockholder, its Voting Percentage is 10% or more:

(i) The number of such Stockholder’s Designees shall be equal to (x) such Stockholder’s Voting Percentage multiplied by (y) the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number (and in any event not less than one), and the Company and the Stockholders shall use their reasonable best efforts to cause such designees to be elected to the Board; provided that (A) in the case of the DT Stockholder, the number of Directors who are DT Affiliated Directors shall not in any event exceed a number equal to the Voting Percentage of the DT Stockholder multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero; and (B) in the case of the SoftBank Stockholder, the number of Directors who are SoftBank Affiliated Directors shall not in any event exceed a number equal to the Voting Percentage of the SoftBank Stockholder multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero. If at any time the Voting Percentage of any Stockholder is less than 10%, such Stockholder shall promptly cause all of such Stockholder’s Designees then serving as Directors to resign from the Board, and the contractual rights of such Stockholder to designate one or more Stockholder’s Designees pursuant to this Article III shall forever terminate.

(ii) Unless otherwise consented to in writing by the applicable Stockholder, the Company shall cause any committee of the Board to include in its membership (A) a number of a Stockholder’s Designees then serving as Directors equal to (x) such Stockholder’s Voting Percentage multiplied by (y) the total number of members that such committee would have if there were no vacancies on such committee, rounded to the nearest whole number, in each case except to the extent that such membership would violate the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed (including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee), or any other applicable securities Laws; provided, however, that no committee may consist solely of Affiliated Directors. In addition, the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director.

(f) Excess Representation. Unless otherwise agreed by the parties, if at any time the number of a Stockholder’s Designees then serving as Directors or as members of any committee of the Board exceeds the number of a Stockholder’s Designees that such Stockholder is entitled to designate to the Board or any committee thereof pursuant to this Article III, such Stockholder shall promptly cause the number of such Stockholder’s Designees then serving as Directors or as members of such committee of the Board representing such excess to resign as promptly as possible as Directors or committee members, as applicable.

(g) Qualification; Information. Each Stockholder’s Designee shall not be prohibited or disqualified from serving as a Director pursuant to any rule or regulation of the SEC, NASDAQ or any other or additional exchange on which securities of the Company are listed or by applicable Law. Each of the Stockholders shall, and shall cause such Stockholder’s Designees to, timely provide the Company with accurate and complete information relating to such Stockholder and such Stockholder’s Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to such Stockholder’s Designees in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act, and the nationality of such Stockholder’s Designees. In addition, at the Company’s request, each of the Stockholders shall cause such Stockholder’s Designees to complete and execute the Company’s director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.

(h) Notice. With respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall provide each of the Stockholders with written notice of such meeting not less than 120 days prior to the date thereof (the “Meeting Notice”), and each of the Stockholders shall provide the Company with written notice of the names (together with all other information requested by the Company pursuant to Section 3.1(g)) of such Stockholder’s Designees to be nominated for election at such meeting not more than 30 days following the delivery of such Meeting Notice. If a Stockholder shall fail to timely provide the Company with the names of that number of such Stockholder’s Designees equal to the number of such Stockholder’s Designees that such Stockholder is entitled to designate pursuant to this Article III, the Nominating and Corporate Governance Committee of the Board shall nominate the incumbent Stockholder’s Designees serving on the Board at the time such Meeting Notice was delivered to the Stockholder. If any of a Stockholder’s Designee is not qualified, available or eligible to stand for election, then the Stockholder that designated such Stockholder’s Designee may name an acceptable and available replacement of such Stockholder’s Designee and any such Stockholder’s Designee will be included as a nominee for election at such meeting if written notice of the name of such Stockholder’s Designee is provided to the Company within a reasonable period of time prior to the mailing of the proxy statement for such meeting. The Company shall cause the Stockholder Designees to be included in the slate of Directors approved and recommended by the Board for election at such meeting and shall use its reasonable best efforts to cause the election of each such Stockholder’s Designee, including soliciting proxies in favor of the election of such Stockholder’s Designees at such meeting.

(i) Increase in Size of Board. If the size of the Board is increased at any time and, as a result of such increase, a Stockholder shall be entitled to designate one or more additional Stockholder’s Designees based upon the increased size of the Board and in accordance with this Section 3.1, then (i) such Stockholder shall be entitled promptly to designate such additional Stockholder’s Designees, and (ii) the Company shall cause the prompt appointment or election of such Stockholder’s Designee(s) as Director(s).

(j) Resignation; Retirement; Death; Removal. Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder’s Designee serving as a Director at a time when such Stockholder that designated such Stockholder’s Designee has the right under this Section 3.1 to designate a replacement Stockholder Designee, (i) such Stockholder shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company and the other Stockholder shall take all necessary actions to cause the prompt appointment or election of such replacement Stockholder Designee as a Director; provided that, if such Stockholder’s Designee is a Non-Affiliated Director, then such Stockholder shall, prior to the removal and replacement of such Non-Affiliated Director, consult with the Nominating and Corporate Governance Committee of the Board and, if the other Stockholder would have a consultation right on the designation of the replacement of such Non-Affiliated Director pursuant to Section 3.1(a), 3.1(b) or 3.1(c), such other Stockholder.

(k) Notwithstanding anything to the contrary herein, the provisions of this Section 3.1 are subject to the provisions of Section 6.3. In the event that the SoftBank Stockholder shall no longer have its rights under this Section 3.1 pursuant to the provisions of Section 6.3, then at all times when both (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more and (ii) any Voting Security continues to be subject to the Proxy, (A) the Board shall consist of fourteen Directors; (B) out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees (with at least two of such DT Designees to be designated following consultation with the then-serving Non-Affiliated Directors and whom shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and with one of such DT Designees being the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT)); (C) out of such fourteen Directors, three Directors shall not be designated by the DT Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC); and (D) the remaining Director shall be the Chief Executive Officer of the Company.

Section 3.2 Specified Actions.

(a) Specified Actions Requiring Consent of DT. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, prior to the DT Specified Actions Termination Date, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of DT, which consent DT may withhold in its sole discretion:

(i) create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (excluding any Permitted Debt) that would result in the Company and its Subsidiaries, on a consolidated basis, having or being liable for Indebtedness in an aggregate principal amount that would result in the Debt to Cash Flow Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

(ii) take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which DT or any of its Affiliates is a party or is bound;

(iii) acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business) (each, an “Acquisition”), for consideration in excess of $1,000,000,000;

(iv) sell, lease, transfer, Encumber (other than Permitted Liens) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Company or any of its Subsidiaries, or any equity interests of the Company or any of its Subsidiaries, in any single transaction or series of related transactions (each, a “Disposition”), for consideration in excess of $1,000,000,000 (it being understood that for the purposes of this Section 3.2(a)(iv) only, the foregoing shall include (A) any merger, tender or exchange offer, amalgamation, consolidation or similar transaction involving the Company, pursuant to which the stockholders of the Company immediately prior to such merger, tender or exchange offer, amalgamation, consolidation or similar transaction would own, as of immediately after such transaction, less than 50% of the Voting Securities of the Company (or, in the case of a transaction where the Company or its successor entity becomes a direct or indirect Subsidiary of a publicly traded entity, own less than 50% of the voting securities of such publicly traded entity) and (B) any sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or other liquidation of the Company, in each of cases (A) and (B), whether in any single transaction or series of related transactions, and regardless of the amount of consideration (each of the transactions described in clause (A) and (B), a “Sale of the Company”));

(v) change the size of the Board;

(vi) issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions (A) constituting 10% or more of the then outstanding shares of Common Stock (other than (1) grants of incentive awards to officers or employees of the Company or its Subsidiaries that are approved by the Board or the applicable committee thereof or (2) issuances of securities to the Company or any of its wholly owned Subsidiaries) or (B) for the purpose of redeeming or purchasing any Indebtedness of the Company held by DT or its Affiliates;

(vii) (A) except as required by the Company’s Organizational Documents, repurchase or redeem any equity (or equity-based) securities of the Company or any of its non-wholly owned Subsidiaries, or (B) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Company or any of its Subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Company or a dividend to the Company or any of its wholly owned Subsidiaries; or

(viii) hire, or terminate without cause, its Chief Executive Officer, or agree to do so (provided that, if DT has a right to designate any DT Designees pursuant to Section 3.1(a), 3.1(b), 3.1(c) or 3.1(d), then such consent shall be evidenced by a majority vote of the members of the CEO Selection Committee).

(b) Specified Actions Requiring Consent of SoftBank. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, prior to the SoftBank Specified Actions Termination Date, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of SoftBank, which consent SoftBank may withhold in its sole discretion:

(i) complete any Acquisition for consideration in excess of $1,000,000,000;

(ii) complete any Disposition for consideration in excess of $1,000,000,000 (other than a Sale of the Company, for which the prior written consent of SoftBank shall not be required); or

(iii) issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions constituting 10% or more of the then outstanding shares of Common Stock (other than (A) grants of incentive awards to officers or employees of the Company or its Subsidiaries that are approved by the Board or the applicable committee thereof, (B) issuances of securities to the Company or any of its wholly owned Subsidiaries, (C) issuances in connection with an Acquisition (provided that any issuance in connection with an Acquisition covered by Section 3.2(b) shall remain subject to Section 3.2(b)) or (D) an issuance in connection with a Sale of the Company).

(c) SoftBank Match Right for Sale of the Company. Subject to Section 6.3, prior to the SoftBank Match Right Termination Date, the Company shall not, and shall cause its Subsidiaries not to, enter into any binding definitive agreement to effect a Sale of the Company to a Third Party (the “Offeror”), unless it shall have first complied with the provisions of this Section 3.2(c):

(i) Sales Process Initiated by the Company. If the Company determines to commence a process pursuant to which it will solicit offers from one or more Third Parties for a Sale of the Company to a Third Party, then the Company shall provide written notice to SoftBank at least 20 days prior to soliciting any such offers from such Third Parties. During such 20 day period, SoftBank shall have the right to make one bona fide written proposal to the Company for a Sale of the Company to SoftBank (it

being understood that, in connection therewith, SoftBank shall be deemed to waive all of its rights under this Section 3.2(c)(i) with respect to the process commenced by the Company if it involves any Schedule 6.3 Person (or Affiliate thereof) as a co-bidder or equity or debt financing source without the prior written consent of the Board of Directors of the Company). If SoftBank notifies the Board in writing that it does not intend to submit such a proposal prior to the end of such 20 day period, then the Company shall not be obligated to wait until the end of such 20 day period to solicit offers from Third Parties for a Sale of the Company.

(ii) Offer Not In Connection with a Sales Process.

(A) If the Company receives a proposal from an Offeror for a Sale of the Company to such Offeror (other than a proposal received pursuant to a process commenced by the Company pursuant to Section 3.2(c)(i)), then at least 20 days (the “Match Right Period”), prior to entering into any binding agreement to effect a Sale of the Company to such Offeror, the Company shall deliver (1) a written notice (the “Match Right Notice”) to SoftBank (with a copy to DT) setting forth the identity of the Offeror, the proposed purchase price, form of consideration, and material terms and conditions of the proposed Sale of the Company (collectively, the “Offeror Proposed Terms”), (2) if a form of proposed definitive agreement with the Offeror has been provided by the Offeror, a copy of such agreement, and (3) a written certification that the Company believes in good faith (i) that the Offeror Proposed Terms represent a bona fide proposal for the Sale of the Company on the Offeror Proposed Terms and (ii) that a binding agreement for the Sale of the Company could be obtainable on the Offeror Proposed Terms.

(B) Following the delivery of a Match Right Notice, SoftBank shall be entitled, during the Match Right Period, to submit to the Board one (subject to Section 3.2(c)(ii)(C)) bona fide written proposal containing proposed terms for a Sale of the Company to SoftBank (the “SoftBank Proposed Terms”) (it being understood that, in connection therewith, SoftBank shall be deemed to waive all of its rights under this Section 3.2(c)(ii) with respect to a Sale of the Company to such Offeror if it involves any Schedule 6.3 Person (or Affiliate thereof) as a co-bidder or equity or debt financing source without the prior written consent of the Board of Directors of the Company).

(C) If, prior to entering into a binding definitive agreement to effect a Sale of the Company to the Offeror, the Offeror proposes any material decrease to the purchase price or any material change to the form of consideration in the Sale of the Company, then the Company shall be required to deliver a new Match Right Notice to SoftBank (with a copy to DT), and a new Match Right Period shall commence.

(D) Subject to Section 3.2(c)(ii)(E), the Company shall not enter into any binding definitive agreement to effect a Sale of the Company to the Offeror unless the Board, by a majority vote of the Directors, determines in good faith, as of or following the end of the Match Right Period, that the Offeror Proposed Terms are more favorable to the Company’s stockholders (other than SoftBank) than the SoftBank Proposed Terms, if any, submitted to the Board during the Match Right Period (taking into account all relevant circumstances, including legal, financial and regulatory aspects, all terms and conditions, and the likelihood of consummation).

(E) Subject to Section 3.2(c)(ii)(C), if SoftBank notifies the Board in writing that it does not intend to submit SoftBank Proposed Terms prior to the end of the Match Right Period, then the Company shall not be obligated to wait until the end of the Match Right Period to enter into any binding definitive agreement to effect a Sale of the Company to the Offeror. In addition, subject to Section 3.2(c)(ii)(C), if SoftBank does not submit SoftBank Proposed Terms prior to the end of the Match Right Period with respect to any proposed Sale of the Company to an Offeror, then SoftBank shall be deemed to have waived all of its rights under this Section 3.2(c)(ii) with respect to any proposed Sale of the Company to such Offeror.

Section 3.3 Organizational Documents Actions. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, for so long as a Stockholder’s Voting Percentage is 5% or greater, the Company shall not amend or seek to amend its Organizational Documents (including the creation of any stockholder rights plan or other amendment intended to limit such Stockholder’s ownership or acquisition of securities of the Company) in any manner that could limit, restrict or adversely affect such Stockholder or its rights thereunder without the prior written consent of such Stockholder, which consent may be withheld in its sole discretion.

Section 3.4 Debt Defaults. The Company shall notify DT any time that it is reasonably likely that the Company or any of its Subsidiaries will default on any Indebtedness (as defined in the Business Combination Agreement) with a principal amount greater than $75 million (a “Potential Default”). Thereupon, DT shall have the right, but not the obligation, to provide or to have its Affiliates provide new debt financing to the Company or such Subsidiary up to the amount of the Indebtedness that is the subject of the Potential Default plus any applicable prepayment or other penalties, on the same terms and conditions as such Indebtedness (together with any waiver of the Potential Default). If DT elects to provide or to cause its Affiliates to provide the Company or such Subsidiary with new debt financing, the Company and such Subsidiary shall take any actions reasonably requested by DT (i) to prepare documentation reflecting the terms and conditions of the new debt financing; (ii) to repay the Indebtedness that is the subject of the Potential Default; and (iii) to take any other action necessary or desirable to avert the Potential Default.

Section 3.5 Information.

(a) Subject to Section 6.3, for so long as a Stockholder’s Voting Percentage is 10% or greater, such Stockholder shall be entitled to the information and consultation rights set forth in this Section 3.5 with respect to the Company and its Subsidiaries, in addition to any other vote, consent or approval rights set forth herein, in the Company’s Organizational Documents or otherwise: (i) such Stockholder shall be entitled to consult with the officers of the Company with respect to the Company’s business and financial matters, including management’s proposed annual operating plans, and, upon request, members of management will meet with representatives of such Stockholder at mutually agreeable times and places for such consultation, including to review progress in achieving said plans; provided that such consultation shall not unreasonably disrupt the normal operations of the Company or its Subsidiaries and such Stockholder shall be responsible for any out-of-pocket costs and expenses incurred by the Company in connection with such consultation; (ii) the Company shall furnish such Stockholder with such available financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Stockholder may reasonably request; provided that such request must be made through the Company’s chief financial officer or one or more individuals designated by such person, and in any event, if a Stockholder Designee of such Stockholder is then serving as a Director, with all information provided to members of the Board; and (iii) such Stockholder shall be entitled to inspect all books and records and facilities and properties of the Company at reasonable times and intervals.

(b) Subject to the requirements of applicable Law (including the regulations and rules of NASDAQ and any other or additional exchange on which the securities of the Company are listed), each of the Stockholders shall, and shall cause its officers, directors, employees, accountants, counsel and consultants (“Representatives”) and its Stockholder Designees to, keep confidential all information and documents of the Company and its Affiliates obtained by it and its Stockholder Designees (the “Company Information”) unless the Company Information (i) is or becomes publicly available other than as a result of a breach of this Section 3.5 by such Stockholder, including by way of actions taken by its Representatives or its Stockholder Designees; (ii) was within the possession of such Stockholder or its Stockholder Designees prior to being furnished such information by or on behalf of the Company on a non-confidential basis; provided that the source of such information was not known by such Stockholder, its Representatives or its Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to the Company Information; (iii) was available to such Stockholder or its Stockholder Designees on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of its or their Representatives; provided that such source was not known to such Stockholder or its Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to such Company Information; or (iv) was independently developed by or on behalf of such Stockholder without violating any of the obligations under this Section 3.5. Each of the Stockholders shall, and shall cause its Controlled Affiliates, Representatives and Affiliated Directors to, comply with applicable Law regarding insider trading in the Company’s securities to the extent any of them is in possession of Company Information.

(c) Each of the Stockholders hereby acknowledges that it is aware and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities Laws prohibit any Person who is in possession of material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.

(d) For so long as the Voting Percentage of the DT Stockholder is 20% or greater, the Company agrees that it will provide certain financial, accounting, tax and other advisory services as reasonably requested by the DT Stockholder on terms consistent with those contained in the letter agreement, dated February 10, 2015, by and between DT and the Company.

Section 3.6 Director Consent Rights. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement, applicable Law or otherwise, during the term of this Agreement, each of the Stockholders agrees not to, and shall cause its Affiliated Directors then serving as Directors not to, support, enter into or vote in favor of (a) any transaction in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 between or involving both (i) the Company and (ii) such Stockholder or an Affiliate of such Stockholder, unless such transaction is approved unanimously by the Audit Committee of the Board (an “Approved Transaction”), or (b) any amendment or modification to, extension or waiver of, or statement of work under, an Approved Transaction, unless such amendment, modification, extension, waiver or statement of work has been approved by a majority of the Audit Committee.

Section 3.7 Acknowledgement of Voting Agreement and Proxy. The Company acknowledges that, pursuant to the DT-SoftBank Agreement, SoftBank has agreed to, and to cause its Controlled Affiliates to, vote its and their Voting Securities as directed by DT and has granted to DT a proxy over its and their Voting Securities, in each case, in accordance with the terms and subject to the conditions set forth in the DT-SoftBank Agreement (such voting obligation and proxy, the “Proxy”). The Company agrees to take such actions as reasonably requested by DT to facilitate the Proxy as contemplated by the DT-SoftBank Agreement.

Section 3.8 Top Up Procedures. In the event that the Voting Percentage of the SoftBank Stockholder would be reduced to less than 22.5% or the Voting Percentage of the DT Stockholder would be reduced to less than 30% after the date hereof as a direct result of a proposed issuance by the Company of any equity or equity-linked securities or other Voting Securities, in a public or private offering, regardless of the number of purchasers, in exchange for cash (a “Dilutive Issuance”), the Stockholder shall have the right to acquire newly issued Voting Securities issued directly from the Company, either as part of the Dilutive Issuance or otherwise as determined mutually by the Company and the Stockholder, up to an amount that would cause the Stockholder’s Voting Percentage to equal its Voting Percentage as of immediately prior to the Dilutive Issuance (the “Top Up Right,” and such newly issued Voting Securities issued by the Company to the Stockholder pursuant to such Top Up Right, the “Top Up Shares”). The price per share applicable to the Top Up Shares shall be equal to the price per share applicable to the Dilutive Issuance that triggered the Top Up Right; provided that if the price per share applicable to the Dilutive Issuance is not available or readily determinable, then the price per share applicable to the Top Up Shares shall instead be equal to the average of the volume-weighted average prices per share of the Common Stock on the national securities exchange on which the Common Stock is then listed (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DT and SoftBank) for the ten consecutive trading days immediately preceding the date that the Dilutive Issuance is consummated or completed or as otherwise determined mutually by the Company and the Stockholder. In the event the Company proposes to issue Voting Securities that would constitute a Dilutive Issuance, the Company shall provide a written notice of the Dilutive Issuance to each Stockholder (the “Dilutive Issuance Notice”) no later than 10 Business Days prior to the Dilutive

Issuance, which Dilutive Issuance Notice shall set forth the proposed price per share of the Voting Securities to be sold in the Dilutive Issuance and the number of Voting Securities proposed to be sold in the Dilutive Issuance, and all other material terms and conditions applicable to the Company’s proposed sale of Voting Securities in the Dilutive Issuance. In the event that a Stockholder elects to exercise its Top Up Right, it shall deliver a written notice (the “Top Up Election”) to the Company no later than the 3rd Business Day prior to the proposed date of the Dilutive Issuance as set forth in the Dilutive Issuance Notice, which shall set forth the number of Voting Securities the Stockholder intends to acquire from the Company pursuant to its Top Up Right. Following the Company’s receipt of a Top Up Election, the Company shall (i) use reasonable best efforts to take such actions as are necessary to issue the Top Up Shares to the Stockholder, including by obtaining all consents and approvals required to be obtained from the Company, its stockholders and any Governmental Entity and making all necessary registrations and filings related thereto; and (ii) promptly consummate such issuance to such Stockholder following the receipt of all such required consents and approvals.

ARTICLE IV

CERTAIN TRANSFERS OF COMMON STOCK

Section 4.1 Certain Acquisitions.

(a) The Stockholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, alone, together or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Common Stock that would cause the Voting Percentage of both Stockholders, taken together, to exceed 80.1%, except in accordance with Section 4.1(b) and the terms of the DT-SoftBank Agreement.

(b) If any Stockholder or its Affiliates, either alone or as part of a group (as such term is contemplated by Section 13d-5(b) of the Exchange Act) formed for the purpose of making a Proposed Acquisition (as defined below) (together, the “Acquiring Stockholder”), directly or indirectly acquires or proposes to acquire Common Stock that would cause the Voting Percentage of both Stockholders, taken together, to exceed 80.1% (the “Proposed Acquisition”), then such Acquiring Stockholder shall offer to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions as the Proposed Acquisition (the “Stockholder Purchase Offer”). The Stockholder Purchase Offer may contemplate a merger or other consolidation, a tender offer or any other transaction that permits the acquisition of all of the then-outstanding Common Stock. The Acquiring Stockholder shall not, and shall cause its Affiliates not to, consummate, in whole or in part, any Proposed Acquisition or Stockholder Purchase Offer unless such Stockholder Purchase Offer is either (i) accepted and approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors, or (ii) accepted or approved by holders of a majority of the Common Stock held by stockholders of the Company other than any of the Stockholders and their respective Affiliates (either of clause (i) or (ii), the “Required Approval”). The Acquiring Stockholder may, in its sole discretion, withdraw any Stockholder Purchase Offer and terminate any Proposed Acquisition at any time.

Section 4.2 Certain Dispositions.

(a) If any Stockholder intends to Transfer any Common Stock to a Third Party (the “Proposed Acquiror”), as a result of which Transfer (to the knowledge of such Stockholder following reasonable inquiry) the Proposed Acquiror’s Voting Percentage would be greater than 30% (the “Proposed Sale”), then such Stockholder shall not effect such Proposed Sale other than in accordance with Section 4.2(b).

(b) No Proposed Sale shall be consummated unless (i) such Proposed Sale receives approval by the Board (including the Required Approval) or (ii) the Proposed Acquiror shall contemporaneously make a binding offer to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions as the Proposed Sale (the “Acquiror Purchase Offer”). The Acquiror Purchase Offer may contemplate a merger or other consolidation, a tender offer or any other transaction that permits the acquisition of all of the then-outstanding Common Stock.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Shelf Registration. As soon as reasonably practicable following the Closing, and in any event within 30 days thereof, the Company shall file, and shall thereafter use its commercially reasonable efforts to make and keep effective (including by renewing or refiling upon expiration), a shelf registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 of the Securities Act by the Stockholders of the Registrable Securities, which registration statement shall be filed on (a) Form S-3, if the Company is then eligible to file a registration statement on Form S-3 (pursuant to the General Instructions to Form S-3) (“S-3 Eligible”), which Form S-3 shall be filed as an automatically effective registration statement if the Company is eligible for such filing, or (b) any other appropriate form under the Securities Act for the type of offering contemplated by a Stockholder, if the Company is not then S-3 Eligible. Thereafter, the Company shall, as promptly as reasonably practicable following the written request of a Stockholder (each, a “Requesting Stockholder”) for a resale of Registrable Securities (a “Takedown Request”), file a prospectus supplement (a “Takedown Prospectus Supplement”) to such shelf registration statement filed under Rule 424 promulgated under the Securities Act with respect to resales of the Registrable Securities pursuant to the Requesting Stockholder’s intended method of distribution thereof, and to the extent such Takedown Prospectus Supplement is not automatically effective upon filing, shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such prospectus supplement to be declared effective under the Securities Act promptly after the filing thereof. Each Takedown Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Requesting Stockholder agrees to provide the Company with such information in connection with a Takedown Request as may be reasonably requested by the Company to ensure that the Takedown Prospectus Supplement complies with the requirements of the Securities Act.

Section 5.2 Demand Registration. At any time that the shelf registration statement required pursuant to Section 5.1 shall not be available for the resale of the Registrable Securities, including if for any reason the Company shall be ineligible to maintain or use a shelf registration statement, the Company shall, as promptly as reasonably practicable following the written request of a Requesting Stockholder for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Request”), file a registration statement with the SEC (a “Demand Registration Statement”) with respect to resales of the Registrable Securities pursuant to the Requesting Stockholder’s intended method of distribution thereof, and shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act promptly after the filing thereof; provided that such Demand Registration Statement shall be filed on (a) Form S-3, if the Company is then S-3 Eligible, or (b) any other appropriate form under the Securities Act for the type of offering contemplated by the Requesting Stockholder, if the Company is not then S-3 Eligible. Each Demand Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Requesting Stockholder agrees to provide the Company with such information in connection with a Demand Request as may be reasonably requested by the Company to ensure that the Demand Registration Statement complies with the requirements of the Securities Act.

Section 5.3 Registration Obligations.

(a) Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2, the Company shall not be obligated to prepare, file or cause a Demand Registration Statement or Takedown Prospectus Supplement to become effective:

(i) unless the expected proceeds from the sale of the Registrable Securities to be included in such Demand Registration Statement or Takedown Prospectus Supplement is $100,000,000 or greater; and

(ii) in the case of Registrable Shares, within 90 days after the effective date of a Takedown Prospectus Supplement, a Demand Registration Statement or a registration statement in which the Requesting Stockholder participated pursuant to its piggy-back rights pursuant to Section 5.4 (provided that the number of Registrable Shares included in such Piggy-Back Registration was not less than 60% of the number of Registrable Shares requested to be registered by the Requesting Stockholder pursuant to the Piggy-Back Request related to such Piggy-Back Registration), in each case with respect to Registrable Shares.

(b) Any Takedown Request or Demand Request may be revoked by notice from the Requesting Stockholder to the Company at any time prior to the effective date of the corresponding Takedown Prospectus Supplement or Demand Registration Statement; provided that (i) the Requesting Stockholder reimburses the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Takedown Request or Demand Request, and (ii) the Requesting Stockholder shall not make another Takedown Request or Demand Request with respect to Registrable Shares during the 45 days following the date of a revocation with respect to Registrable Shares.

(c) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, but in no event more than twice in any 12-month period (a “Blackout Period”), the filing or effectiveness of any Takedown Prospectus Supplement or Demand Registration Statement or the

offer or sale of any Registrable Securities thereunder if one or more executive officers of the Company shall determine in good faith that any such filing or the offering or sale of any Registrable Securities thereunder would (i) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company, (ii) based upon advice from the Company’s investment banker or financial advisor, materially and adversely impede, delay or otherwise interfere with any pending or contemplated financing, offering or sale of any class of securities by the Company, (iii) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company and its stockholders, or (iv) have a material adverse effect on the Company; provided that in the event that the Company proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, each of the Stockholders shall have the right to exercise its rights under Section 5.4 with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights. Upon notice by the Company to each of the Stockholders of any such determination, such Stockholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

(d) In connection with any offering pursuant to a Takedown Prospectus Supplement or a Demand Registration Statement, the managing underwriter for such offering shall be selected by the Requesting Stockholder (or, if there is more than one Requesting Stockholder, by the Requesting Stockholders); provided, however, that the managing underwriter must be a nationally recognized investment banking firm.

Section 5.4 Piggy-Back Registration. If the Company at any time proposes or is required to register any Common Stock or Company debt securities under the Securities Act on its behalf or on behalf of any of its stockholders (including any Requesting Stockholder), on a form and in a manner that would permit registration of the Registrable Securities (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Company shall give each of the Stockholders prompt written notice of its intent to do so not less than 15 Business Days prior to the contemplated filing date for such registration statement. Upon the written request of any Stockholder (a “Piggy-Back Request”), given within five Business Days following the time that such Stockholder was given any such written notice (which Piggy-Back Request shall specify the number of Registrable Securities requested to be registered on behalf of such Stockholder) (the “Piggy-Back Securities”), the Company shall include in such registration statement (a “Piggy-Back Registration”), subject to the provisions of this Section 5.4 and, in the case of a registration on behalf of any of the Company’s stockholders, subject to the rights of such stockholders, the number of Registrable Securities set forth in such Piggy-Back Request.

Section 5.5 Cutbacks. In the event that (x) the Company proposes or is required (other than pursuant to a Takedown Request or Demand Request) to register Common Stock or Company debt securities in connection with an underwritten offering, (y) one or both of the Stockholders has made a Piggy-Back Request with respect to such offering, and (z) a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof reasonably and in good faith shall have advised the Company, the Stockholder(s) or any other holder of Common Stock or Company debt securities intending to offer Common Stock or Company debt securities in the offering, as applicable (each, an “Other Holder”) in writing that, in its opinion, the inclusion in the registration statement of some or all of the Common Stock or Company debt securities sought to be registered by the Company, the Stockholder(s) or the Other Holder(s) would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Common Stock or principal amount of Company debt securities as the Company is advised can be sold in such offering without such an effect (the “Maximum Number”) as follows and in the following order of priority:

(a) if such registration is by the Company for its own account, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as the Company proposes to register for its own account, (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of Piggy-Back Securities as the Requesting Stockholder(s) proposes to be included pursuant to a Piggy-Back Request (with such number of Piggy-Back Securities allocated pro rata between the Requesting Stockholder(s) in proportion to their respective Voting Percentages), and (iii) third, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clauses (i) and (ii) is less than the Maximum Number, such number of shares of Common Stock or principal amount of Company debt securities as all Other Holders request to be included for their own account (with such number of shares or principal amount of debt allocated pro rata between the Other Holders in proportion to their respective Voting Percentages); or

(b) if such registration is pursuant to the demand registration rights of one or more Other Holders, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as such Other Holder(s) and the Requesting Stockholder(s) propose to be included (with such number of shares or principal amount allocated pro rata among the Other Holder(s) and the Requesting Stockholder(s) in proportion to their respective Voting Percentages), and (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of shares of the Common Stock or principal amount of Company debt securities as the Company requests to be included.

Section 5.6 Termination of Registration Obligation. The obligation of the Company to register Registrable Securities pursuant to this Article V and maintain the effectiveness of any shelf registration statement filed pursuant to Section 5.1 and Section 5.2 shall terminate with respect to a Stockholder (a) solely with respect to Registrable Shares, on the first date on which such Stockholder’s Voting Percentage is less than 5%, and (b) solely with respect to Registrable Debt, on the first date on which such Stockholder no longer Beneficially Owns any Registrable Debt.

Section 5.7 Registration Procedures. (a) In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Securities will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Securities as described in such registration statement, the Company shall:

(i) use its commercially reasonable efforts to, as promptly as reasonably practicable, prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and cause such registration statement to become effective under the Securities Act promptly after the filing thereof, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Requesting Stockholder(s) draft copies of all such documents proposed to be filed at least five Business Days prior to such filing, which documents will be subject to the reasonable review and comment of the Requesting Stockholder(s) and its agents and Representatives and the underwriters, if any, and the Company shall not file any amendment or supplement to a Takedown Prospectus Supplement or Demand Registration Statement to which the Requesting Stockholder(s) or the underwriters, if any, shall reasonably object;

(ii) use its commercially reasonable efforts to, as promptly as reasonably practicable, furnish without charge to the Requesting Stockholder(s) and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by the Requesting Stockholder(s) or an underwriter, except to the extent such exhibits and schedules are currently available via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”)) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as the Requesting Stockholder(s) or the underwriters, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by the Requesting Stockholder(s) (the Company hereby consents to the use in accordance with the U.S. securities Laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by the Requesting Stockholder(s) and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(iii) use its commercially reasonable efforts to keep such registration statement effective until the date that is 45 days after the date such registration statement is initially declared effective (or such shorter period as shall terminate when all of the securities covered by the registration statement have been disposed or withdrawn, or if such registration statement relates to a firm commitment underwritten offering, such longer period as, in the opinion of counsel for the underwriters for such offering, a prospectus is required under the Securities Act to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (but not in excess of 90 days) (the “Effective Period”), prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv) use its commercially reasonable efforts to, as promptly as reasonably practicable, register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable the Requesting Stockholder(s) or any underwriter to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the Laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (iv);

(v) use its commercially reasonable efforts to, as promptly as reasonably practicable, cause all Registrable Shares covered by such registration statement, if any, to be listed (after notice of issuance) on NASDAQ or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(vi) use its commercially reasonable efforts to promptly notify the Requesting Stockholder(s) and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) during the Effective Period, use its commercially reasonable efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(viii) use its commercially reasonable efforts to deliver promptly to the Requesting Stockholder(s) and the managing underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR) and permit the Requesting Stockholder(s) to do such investigation with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting due diligence with respect to the Company; provided that any such investigation shall not interfere unreasonably with the Company’s business;

(ix) use its commercially reasonable efforts to, as promptly as reasonably practicable, provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

(x) use its commercially reasonable efforts to cooperate with the Requesting Stockholder(s) and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Requesting Stockholder(s), in each case at least two Business Days prior to any sale of Registrable Securities;

(xi) in the case of a firm commitment underwritten offering, use its commercially reasonable efforts to, as promptly as reasonably practicable, enter into an underwriting agreement customary in form and substance (taking into account the Company’s prior underwriting agreements) for firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement;

(xii) use its commercially reasonable efforts to, as promptly as reasonably practicable, obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

(xiii) use its commercially reasonable efforts to, as promptly as reasonably practicable, provide to counsel to the Requesting Stockholder(s) and to the managing underwriters, if any, and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;

(xiv) cause its officers to fully cooperate with the marketing of the Registrable Securities covered by the registration statement, including, at the recommendation or request of the underwriters, making themselves available to participate in “road-show,” “one-on-one,” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s);

(xv) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange; and

(xvi) use its commercially reasonable efforts to comply with the requirements of Rule 144(c)(1) with respect to public information about the Company.

(b) In the event that the Company would be required, pursuant to Section 5.7(a)(vi)(E), to notify the Requesting Stockholder(s) or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to Section 5.3(c), as promptly as practicable, prepare and furnish to the Requesting Stockholder(s) and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Securities that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Requesting Stockholder(s) agrees that, upon receipt of any notice from the Company pursuant to Section 5.7(a)(vi)(E), it shall, and shall use its reasonable best efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after such Requesting Stockholder’s or Requesting Stockholders’ receipt of such notice.

(c) (i) If requested by the managing underwriter for an underwritten offering (primary or secondary) of any equity securities of the Company, the Requesting Stockholder(s) agrees not to effect any Transfer of any Registrable Shares, including any sale pursuant to

Rule 144, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten days prior to, and during the 90-day period (or such longer period as the Requesting Stockholder(s) agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering covered by a registration statement referred to in Section 5.4 if the Requesting Stockholder(s) is permitted to include Registrable Shares thereunder.

(ii) The Company hereby agrees that if it shall previously have received a request pursuant to Section 5.1 or Section 5.2 for registration of Registrable Securities in an underwritten offering, and if such previous registration shall not have been withdrawn or abandoned, the Company, if requested by the managing underwriter for such underwritten offering, shall not Transfer to a third party or third parties any Common Stock, any other equity security of the Company or any security convertible into or exchangeable for any equity security of the Company until the earlier of (A) 90 days after the effective date of such registration statement and (B) such time as all of the Registrable Securities covered by such registration statement have been distributed; provided, however, that notwithstanding the foregoing, the Company may Transfer Common Stock or such other securities (1) as part of such underwritten offering, (2) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form, (3) as part of a transaction under Rule 145 of the Securities Act, (4) in one or more private transactions that would not interfere with the method of distribution contemplated by such registration statement, or (5) if such Transfer was publicly announced or agreed to in writing by the Company prior to the date of the receipt of such request pursuant to Section 5.1.

(d) The Requesting Stockholder(s) shall furnish to the Company in writing such information regarding the Requesting Stockholder(s) and its intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing in order for the Company to comply with its obligations under all applicable securities and other Laws and to ensure that the prospectus relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. The Requesting Stockholder(s) shall promptly notify the Company of any inaccuracy or change in information previously furnished by the Requesting Stockholder(s) to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) In the case of any underwritten offering of shares of Common Stock registered under a Takedown Prospectus Supplement or a Demand Registration Statement, or in the case of a registration under Section 5.4 if the Company has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Person may participate in such offering or registration unless such Person agrees to sell such Person’s securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person’s Common Stock.

Section 5.8 Registration Expenses. Each of the Stockholders shall bear all agent fees and commissions, underwriting discounts and commissions and fees and disbursements of its counsel and accountants in connection with any registration and sale of any Registrable Securities by it, including pursuant to Section 5.1 or Section 5.4. Except as otherwise provided in this Agreement, the Company shall bear all other fees and expenses in connection with any registration statement for the registration of any Registrable Securities, including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company.

Section 5.9 Indemnification; Contribution. (a) The Company shall, and it hereby agrees to, indemnify and hold harmless each of the Stockholders and its Controlling Persons, if any, and each underwriter and its Controlling Persons, if any, in any offering or sale of the Registrable Securities, including pursuant to Section 5.1, Section 5.2 or Section 5.4, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including actual out-of-pocket fees of counsel reasonably incurred) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically any such Stockholder or underwriter for any actual out-of-pocket legal or other actual out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon information furnished to the Company by any Stockholder, any underwriter or any Representative of such Stockholder, expressly for use therein, or by such Stockholder’s failure to furnish the Company, upon request, with the information with respect to such Stockholder, or any underwriter or Representative of such Stockholder, or such Stockholder’s intended method of distribution, that is the subject of the untrue statement or omission.

(b) Each of the Stockholders shall, and hereby agrees to, (i) indemnify and hold harmless the Company, its directors, officers, employees and Controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and Controlling Persons, if any, in any offering or sale of Registrable Securities by it against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Stockholder expressly for use therein, and (ii) reimburse the Company for any actual out-of-pocket legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.

(c) Each of the Stockholders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.9(a) or Section 5.9(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 5.9(c) is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.9(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.9(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.10) any actual out-of-pocket legal or other out-of-pocket fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.10 Indemnification Procedures. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.9 in respect of,

arising out of or involving a Claim against such indemnified party, such indemnified party shall notify the Company, the DT Stockholder or the SoftBank Stockholder, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the actual out-of-pocket fees and expenses of counsel reasonably incurred by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the other party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 5.11 Transferee Registration Rights. Any transferee who acquires at least 5% of either the Registrable Shares or the Registrable Debt pursuant to a Transfer that is not registered under the Securities Act (each, a “Registrable Securities Transferee”) shall be entitled to enjoy the same registration and other rights pursuant to this Article V as does the Stockholder that effected such Transfer so long as the Registrable Shares or the Registrable Debt held by such Registrable Securities Transferee may not be sold or disposed of pursuant to Rule 144 without volume limitations at the time when such Registrable Securities Transferee seeks to exercise its rights pursuant to this Agreement. Any Registrable Securities Transferee shall enjoy such right pursuant to this Section 5.11 if and to the extent the Company shall have received (x) written notice from the Stockholder that effected such Transfer stating the name and address of such Registrable Securities Transferee and identifying the amount of Registrable Shares or Registrable Debt with respect to which such rights under this Article V apply and (y) a written agreement from such Registrable Securities Transferee to be bound by all of the relevant terms of this Article V. In relation to any such Registrable Securities Transferee, the terms “DT Stockholder,” “SoftBank Stockholder” “Stockholder” or “Requesting Stockholder,” as the case may be, as used in this Article V shall, where appropriate, be deemed to refer to such Registrable Securities Transferee. After such Transfer, the Stockholder that effected such Transfer shall retain its rights under this Agreement with respect to all other Registrable Securities owned by such Stockholder. Upon the request of the Stockholder that effected such Transfer, the Company shall execute a registration rights agreement with such Registrable Securities Transferee or a proposed Registrable Securities Transferee substantially similar to the applicable sections of this Article V.

ARTICLE VI

NON-COMPETITION

Section 6.1 Non-Competition. Each of the Stockholders agrees that (a) for the period commencing at the Closing and expiring on the date that is six months after the first date on which such Stockholder’s Voting Percentage is less than 10%, neither such Stockholder nor any of its Controlled Affiliates shall directly engage in the provision to retail mass market customers in the Territory through a terrestrial facilities-based network of Commercial Mobile Radio Services, Broadband Internet Access Service or acting as a Multichannel Video Programming Distributor, in each case as such term is defined by the Federal Communications Commission as of the date of the Business Combination Agreement, including conventional mobile virtual network operator, but in each case excluding the provision of (i) devices, software, apps, advertising and “over-the-top” services on or through mobile, wireless or wired networks, (ii) resale of network services ancillary to providing Internet of Things products or services, including autonomous driving, accident prevention, monitoring and security, smart agriculture, demand forecasting, consumer services, preventative medicine, health monitoring and smart houses and mapping services, and/or (iii) satellite-based services, and (b) in the case of the DT Stockholder, for the period commencing at the Closing and expiring on the first anniversary of the termination of the Trademark License in accordance with its terms and, in the case of the SoftBank Stockholder, at any time after the Closing, manufacture, market or distribute any products or services under, or use in any way, the trademark T-MOBILE in connection with any of the activities described in clause (a) (subject to the exceptions therein), other than by the Company and its Affiliates in accordance with the terms of the Trademark License (each of (a) and (b), a “Competing Business”). Each of the Stockholders further agrees that, during the applicable period set forth in clause (a) or (b), it will not acquire an interest in

(whether as a stockholder, member or partner, but in each case excluding any such interest not exceeding 10% of the voting equity of a Person engaged in a Competing Business or any such interests in a Person engaged in a Competing Business if the aggregate purchase price for all of such interests is less than $50,000,000), or manage, operate, or control, or act as or have the right to appoint a director of, any Person engaged in a Competing Business (other than the Company and its Subsidiaries) (it being understood that no ownership permitted by this sentence shall be considered to be a breach of any other part of this Section 6.1). If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.1 invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 6.1 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 6.2 Reasonable Scope. Each of the Stockholders acknowledges and agrees that the agreements and covenants set forth in Section 6.1 are (a) necessary to protect the legitimate business interests of the Company, (b) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of such Stockholder than is reasonably necessary to protect such legitimate business interests of the Company, and (c) reasonable in light of the consideration and other value provided, directly or indirectly, to such Stockholder by the Company pursuant to this Agreement and the Business Combination Agreement. Each of the Stockholders hereby waives any and all rights to contest the validity of the agreements and covenants set forth in Section 6.1 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

Section 6.3 Consequences of Certain Vision Fund Activities. In the event that any Vision Fund Person acquires (a) any interest (whether as a stockholder, member or partner) in excess of 10% of the voting equity of any of the Persons set forth on Schedule 6.3 or any successor thereto (whether by merger, spin-off, split-off, reorganization, recapitalization, liquidation, dissolution, acquisition or disposition of material assets or equity interests or otherwise) (each, a “Schedule 6.3 Person”), then the SoftBank Stockholder shall (i) immediately give written notice thereof to the Company and (ii) be deemed to automatically, irrevocably and immediately waive all rights it may then or in the future have under Section 3.1, Section 3.2(c) and Section 3.5(a). If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.3 invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 6.3 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The SoftBank Stockholder acknowledges and agrees that the agreements and covenants set forth in this Section 6.3 are (a) necessary to protect the legitimate business interests of the Company, (b) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of the SoftBank Stockholder than is reasonably necessary to protect such legitimate business interests of the Company, and (c) reasonable in light of the consideration and other value provided, directly or indirectly, to the SoftBank

Stockholder by the Company pursuant to this Agreement and the Business Combination Agreement. The SoftBank Stockholder hereby waives any and all rights to contest the validity of the agreements and covenants set forth in this Section 6.3 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 7.6(a), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Except as otherwise provided in this Agreement, no party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other parties; provided that, without the written consent of the other parties, (a) each Stockholder may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of such Stockholder, whether by merger, consolidation or sale of all or substantially all of its assets, (b) the Company’s obligations will succeed to any Person that will be a successor to the Company, whether by merger, consolidation or sale of all or substantially all of its assets, and (c) each Stockholder may assign certain of its rights in accordance with Section 5.11. Any purported direct or indirect assignment in violation of this Section 7.2 shall be null and void ab initio.

Section 7.3 Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by the Company or any Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.4 Termination. Except as otherwise provided in this Agreement (including Section 5.6(b)), this Agreement shall terminate with respect to any particular Stockholder at any time after which such Stockholder’s Voting Percentage is less than 5%; provided, however, that (a) the obligations of the Company under Section 3.2(a) shall terminate on the DT Specified Actions Termination Date, and the obligations of the Company under Section 3.2(b) shall terminate on the SoftBank Specified Actions Termination Date; (b) the indemnity and contribution provisions contained in Section 5.9 and Section 5.10 shall remain operative and in full force and effect regardless of any termination of this Agreement; and (c) the provisions of Article VI and this Article VII shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of a party to compel specific performance by the other party of its obligations under this Agreement.

Section 7.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to T-Mobile, to:

T-Mobile US, Inc. 12920 SE 38th Street
Bellevue, WA 98006
Attention:	Dave Miller
Email:	dave.miller@t-mobile.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

if to DT or the DT Stockholder, to:
Deutsche Telekom AG
Friedrich-Ebert-Allee 140 53113 Bonn
Germany
Attention:	General Counsel
Email:	Axel.luetzner@telekom.de
with a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com
if to SoftBank or the SoftBank Stockholder, to:
SoftBank Group Corp.
Tokyo Shiodome Bldg. 1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303
Japan
Attention:	Corporate Officer, Head of Legal Unit
Email:	sbgrp-legalnotice@g.softbank.co.jp
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP 425 Market Street
San Francisco, California 94015
Attention:	Robert S. Townsend
Brandon C. Parris
Email:	RTownsend@mofo.com
BParris@mofo.com

Section 7.6 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of

Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 7.5 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6(b).

Section 7.7 Interpretation. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.8 Entire Agreement; No Other Representations. This Agreement and the Business Combination Agreement and, with respect to the DT Stockholder and the SoftBank Stockholder, the DT-SoftBank Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.9 No Third-Party Beneficiaries. Except as explicitly provided for in Section 5.9, Section 5.10 and Section 5.11, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 7.12 Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Voting Securities on or after the date hereof, such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder). To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Voting Securities on or after the date hereof, such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

T-MOBILE US, INC.

By:
Name:
Title:

DEUTSCHE TELEKOM AG

By:
Name:
Title:

SOFTBANK GROUP CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Stockholders’ Agreement]

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Amended and Restated Stockholders’ Agreement, dated as of [•], 201[•] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), and T-Mobile US, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Stockholders’ Agreement.

By executing and delivering this Joinder to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Voting Securities, to become a party to, and to be bound by and comply with the provisions of, the Stockholders’ Agreement applicable to the [DT][SoftBank] Stockholder in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of [DT][SoftBank].

Article VII of the Stockholders’ Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                         ,             .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:
Telephone:
Email:

Exhibit F

PROXY, LOCK-UP AND ROFR AGREEMENT

by and between

DEUTSCHE TELEKOM AG

and

SOFTBANK GROUP CORP.

DATED AS OF [•], 201[•]

This PROXY, LOCK-UP AND ROFR AGREEMENT, dated as of [•], 201[•] (this “Agreement”), is made by and between Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile US, Inc., a Delaware corporation (the “Company”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes set forth therein, DT, SoftBank and certain of their respective Affiliates entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of the Company (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Merger, the Company, DT and SoftBank entered into an Amended and Restated Stockholders’ Agreement, dated as of the date hereof (the “Stockholders’ Agreement”), to establish among the Company, DT and SoftBank certain rights and obligations in respect of the shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company; and

WHEREAS, in connection with the Merger and to enable, subject to the terms and conditions set forth herein, DT to consolidate the Company into DT’s financial statements following the Merger, DT and SoftBank desire to establish between DT and SoftBank certain rights and obligations in respect of the shares of Common Stock that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

(a) Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptance Notice” shall have the meaning set forth in Section 4(c).

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of DT, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of SoftBank or any SoftBank Stockholder, (ii) none of SoftBank, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of DT or any DT Stockholder, (iii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank and (iv) no SoftBank Fortress Person shall be deemed to be an Affiliate of SoftBank.

“Agreement” shall have the meaning set forth in the Preamble.

“Appointed Bank” shall have the meaning set forth in Section 4(e).

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the “beneficial owner” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act). The parties agree that, for purposes of this Agreement, all Voting Securities held by the SoftBank Stockholder that are subject to the voting agreement and proxy granted to DT pursuant to this Agreement shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York, Tokyo, Japan or Bonn, Germany are authorized or obligated by Law to close.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Designated Pledge ROFR Transferee” shall have the meaning set forth in Section 5(c).

“Designated Transferee” shall have the meaning set forth in Section 4(c).

“Director” shall mean any member of the Board.

“DT” shall have the meaning set forth in the Preamble.

“DT Stockholder” shall mean collectively DT and any of its Controlled Affiliates that Beneficially Owns any Voting Securities or Shares.

“Effective Time” shall have the meaning set forth in the Business Combination Agreement.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to (i) this Agreement, the Stockholders’ Agreement or the Organizational Documents of the Company or (ii) restrictions imposed by applicable securities Laws.

“Excess Shares” shall mean, with respect to any Stockholder as of any time, that number of Shares held by such Stockholder as of such time that is in excess of a number of shares equal to the Required Consolidation Shares as of such time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Independent Bank” shall have the meaning set forth in Section 4(e).

“Laws” shall mean all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity.

“Lock-up Period” shall have the meaning set forth in Section 3(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Company” shall have the meaning set forth in the Preamble.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Obligation” shall have the meaning set forth in Section 3(b)(iii).

“Offer Notice” shall have the meaning set forth in Section 4(b).

“Offer Terms” shall have the meaning set forth in Section 4(b).

“Offeree Stockholder” shall have the meaning set forth in Section 4(b).

“Open Market Transfer” shall mean (a) a sale of shares on a national securities exchange (including through a broker dealer) pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder, or (b) a sale of shares to a nationally recognized bank pursuant to a block trade, following which the bank intends to sell such shares on a national securities exchange.

“Open Market Transfer Price” shall mean (i) the VWAP for each of the ten consecutive trading days ending immediately preceding the date of the applicable Acceptance Notice less (ii) the per-share amount of all underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other similar constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Planned Purchase Date” shall have the meaning set forth in Section 4(c).

“Pledge” and its corollary terms, including “Pledged”, shall mean any pledge or loan of Shares to, or other hedging or derivative transaction involving Shares entered into with, one or more internationally recognized financial institutions or brokerage firms pursuant to one or more bona fide hedging or financing transactions in which the Stockholder entering into such arrangement retains voting power over all such Shares prior to any foreclosure.

“Pledge Counterparty” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Acceptance Notice” shall have the meaning set forth in Section 5(c).

“Pledge ROFR Foreclosure Period” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Notice” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Offeree Stockholder” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Price” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Purchase Date” shall have the meaning set forth in Section 5(c).

“Pledge ROFR Shares” shall have the meaning set forth in Section 5(b).

“Proposed Transferee” shall have the meaning set forth in Section 4(b).

“Proxy” shall have the meaning set forth in Section 2(b).

“Proxy Fall Away Date” shall have the meaning set forth in Section 2(d).

“Required Consolidation Shares” shall mean, as of any time, a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of immediately following the Effective Time, multiplied by (ii) the number of shares of Common Stock outstanding immediately following the Effective Time on a fully diluted basis (as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split); provided that, if after the Effective Time, the Voting Percentage of the DT Stockholder shall increase for any reason (including as a result of a share repurchase by the Company or as a result of the purchase of additional Shares by the DT Stockholder), then the Required Consolidation Shares shall be recalculated so that it shall be equal to a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of such time, multiplied by (ii) the number of shares of Common Stock outstanding as of such time on a fully diluted basis (it being understood that, after the Effective Time, the number of Required Consolidation Shares may only stay the same or decrease, but not increase, at any time after the Effective Time); provided that upon the Proxy Fall Away Date, “Required Consolidation Shares” shall mean zero (0) shares of Common Stock.

“ROFR Fall Away Date” shall have the meaning set forth in Section 4(a).

“ROFR Shares” shall have the meaning set forth in Section 4(b).

“Shares” shall mean: (i) with respect to the DT Stockholder, the Voting Securities Beneficially Owned by DT or any of its Controlled Affiliates as of immediately after the Effective Time, together with all other Voting Securities over which DT or any of its Controlled Affiliates acquires Beneficial Ownership after the Effective Time and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the Effective Time (provided that, in the event that the DT Stockholder shall have Transferred any such Voting Security or other security to a Person that is neither DT nor a Controlled Affiliate of DT in accordance with this Agreement, then such Voting Security or other security shall cease to be a Share of the DT Stockholder after such Transfer unless DT or any of its Controlled Affiliates thereafter reacquires Beneficial Ownership of such Voting Security or other security); and (ii) with respect to the SoftBank Stockholder, the Voting Securities Beneficially Owned by SoftBank or any of its Controlled Affiliates as of immediately after the Effective Time, together with all other Voting Securities over which SoftBank or any of its Controlled Affiliates acquires Beneficial Ownership after the Effective Time and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the Effective Time (provided that, in the event that the SoftBank Stockholder shall have Transferred any such Voting Security or other security to a Person that is neither SoftBank nor a Controlled Affiliate of SoftBank in accordance with this Agreement, then such Voting Security or other security shall cease to be a Share of the SoftBank Stockholder after such Transfer unless SoftBank or any of its Controlled Affiliates thereafter reacquires Beneficial Ownership of such Voting Security or other security).

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Stockholder” shall mean collectively SoftBank and any of its Controlled Affiliates that Beneficially Owns any Voting Securities or Shares.

“SoftBank Fortress Person” shall mean Fortress Investment Group LLC and any Person Controlled by Fortress Investment Group LLC, in each case so long as no such person is Controlled by SoftBank (it being understood that no such person is currently Controlled by SoftBank) and so long as no officer, employee or director of SoftBank or any of its Controlled Affiliates shall participate in the investment decisions of such person.

“SoftBank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established on or prior to the date of the Business Combination Agreement in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“Sprint” shall have the meaning set forth in the Recitals.

“Stockholder” shall mean the DT Stockholder or the SoftBank Stockholder.

“Stockholders’ Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not

Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Third Party” shall mean any Person other than DT, SoftBank, the Company or their respective Affiliates.

“Transfer” shall mean, with respect to any security (including any Voting Security or Share), any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such security to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such security, or otherwise; provided, however, that any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by DT or SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any security (including any Voting Security or Share) by any Stockholder. The term “Transferee” shall have the correlative meaning.

“Transferring Stockholder” shall have the meaning set forth in Section 4(b).

“Valuation Process Notice” shall have the meaning set forth in Section 4(e).

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Stockholder shall mean, as of any time, the ratio, expressed as a percentage, of (i) the aggregate number of Votes entitled to be cast in respect of the Voting Securities Beneficially Owned by such Stockholder to (ii) the aggregate number of Votes entitled to be cast by all holders of the then-outstanding Voting Securities. The parties agree that, for purposes of the calculation of each Stockholder’s respective Voting Percentage, all Voting Securities held by the SoftBank Stockholder that are subject to the Proxy shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that is entitled to vote generally in the election of Directors.

“VWAP” shall mean the average of the volume-weighted average prices per share of the Common Stock on the U.S. national securities exchange on which the Common Stock is then listed (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DT and SoftBank).

(b) Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) references herein to “Dollars” and “$” are to United States Dollars; (vi) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vii) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (viii) references herein to any gender includes each other gender; and (ix) the word “or” shall not be exclusive.

2. Voting Agreement and Proxy.

(a) Voting Agreement.

(i) The SoftBank Stockholder hereby agrees that from and after the Effective Time, at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, the SoftBank Stockholder shall (A) vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to all of its Shares (including, for the avoidance of doubt, any Shares with respect to which the SoftBank Stockholder has become a Beneficial Owner after the date hereof) to the fullest extent that such Shares are entitled to be voted or to consent at the time of any vote or action by written consent, with respect to each proposal, action or other matter, as directed (whether for, against, abstain, withhold, consent, do not consent or otherwise) by DT by written notice to SoftBank prior to the date of such meeting or the deadline for such consent, as applicable, or, if DT does not deliver any such notice, in the same manner (whether for, against, abstain, withhold, consent, do not consent or otherwise) as DT shall vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to such proposal, action or other matter, and (B) take (or cause to be taken) all steps necessary or appropriate to ensure that all of its Shares (including, for the avoidance of doubt, any Shares with respect to which the SoftBank Stockholder has become a Beneficial Owner after the date hereof) are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(ii) So long as SoftBank has the right under Section 3.1 of the Stockholders’ Agreement to designate any Stockholder Designee (as defined in the Stockholders’ Agreement) to be a nominee for election to the Board, the DT Stockholder acknowledges and agrees that from and after the Effective Time, at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, the DT Stockholder shall (A) vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to all of its Shares (including, for the avoidance of doubt, any Voting Securities with respect to which the DT Stockholder has become a Beneficial Owner after the date hereof) and any Shares that are subject to the Proxy to the fullest extent that such Shares are entitled to be voted or to consent at the time of any vote or action by written consent, with respect to any election of directors, in favor of (1) the election of all SoftBank Designees (as defined in the Stockholders’ Agreement) to the extent that the selection of such SoftBank Designees is consistent with the requirement set forth in Section 3.1 of the Stockholders’ Agreement, and (2) removal (with or without cause) from office of any SoftBank Designee serving as a Director, upon the written request of the SoftBank Stockholder, and (B) take (or cause to be taken) all steps necessary or appropriate to ensure that all of its Shares (including, for the avoidance of doubt, any Voting Securities with respect to which the DT Stockholder has become a Beneficial Owner after the date hereof), and any Shares that are subject to the Proxy, are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent for such election of directors.

(b) Proxy. By entering into this Agreement, the SoftBank Stockholder hereby irrevocably constitutes and appoints DT or any designee of DT, and any officer(s) or director(s) thereof designated as proxy or proxies by DT or its designee, as its attorney-in-fact and proxy in accordance with the Delaware General Corporation Law (with full power of substitution and resubstitution), for and in the name, place and stead of the SoftBank Stockholder (including any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof), to vote, or express consent or dissent with respect to (or otherwise to utilize, subject to, and in the manner provided in, Section 2(a)(i), the voting power of) all of its Shares at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, which will be deemed, for all purposes of this Agreement, to include the right to execute and deliver a written consent in respect of such Shares from time to time. The proxy granted pursuant to this Section 2(b) (the “Proxy”) is valid, coupled with an interest and, except as otherwise expressly set forth in this Agreement, irrevocable. On and after the date hereof, the SoftBank Stockholder (including any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof) shall take (or cause to be taken) all actions, including executing all documents or instruments, necessary or appropriate in connection with, or to implement, and to effectuate the intent of, the proxy and power of attorney granted under this Section 2(b). The SoftBank Stockholder (i) hereby represents and warrants (and any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof shall represent and warrant upon becoming the Beneficial Owner of such Shares) that any and all other proxies heretofore given in respect of its Shares are revocable, and that such other proxies either have been revoked prior to the date hereof (or the date such Controlled Affiliate of SoftBank becomes the Beneficial Owner of such Shares, as applicable) or are hereby revoked, and (ii) agrees and covenants that no other proxy shall be given in respect of its Shares on or after the date hereof. Any attempt by the SoftBank Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of Section 2(a)(i) or the Proxy shall be null and void ab initio.

(c) Successors and Assigns; Transferees. With respect to any Share of the SoftBank Stockholder, until the obligations and Proxy with respect to such Share shall have terminated pursuant to Section 2(d), the Proxy over such Share as described in Section 2(b) shall apply to such Share, and the obligation to vote such Share in accordance with Section 2(a) shall apply to any Controlled Affiliate of SoftBank that has acquired Beneficial Ownership of such Share, including (i) any Transferee pursuant to Section 3(a) and (ii) any successor to the SoftBank Stockholder by merger, consolidation, other business combination or otherwise, and no such Transfer of a Share shall be valid unless the Transferee expressly agrees to vote such Share and to grant a Proxy over such Share in accordance with the terms of this Section 2 as if such Transferee were a SoftBank Stockholder.

(d) Fall Away. With respect to any Share of the SoftBank Stockholder or the DT Stockholder, as applicable, the obligation to vote such Share in accordance with Section 2(a) and the Proxy over such Share as described in Section 2(b) shall terminate only upon the earliest of the following: (i) the date on which this Agreement is terminated pursuant to its terms, (ii) the date on which such Share is Transferred (other than a Transfer that is a Pledge) to a Third Party in accordance with this Agreement (including Section 4) (A) following the expiration of the Lock-up Period or (B) pursuant to Section 3(a)(iii), Section 3(a)(iv), Section 3(a)(v), Section 3(a)(vi) or Section 3(a)(vii), (iii) in the case of a Pledged Excess Share, the date on which such Pledged Excess Share is Transferred to a Third Party pursuant to a foreclosure in accordance with this Agreement (including Section 5), (iv) the date on which the DT Stockholder’s Voting Percentage equals or exceeds 55% and (v) the date on which the DT Stockholder shall have Transferred (excluding any Transfer that is a permitted pursuant to Section 3(a)(i) or any Transfer that is a Pledge) an aggregate number of shares representing 5% or more of the outstanding Common Stock as of immediately following the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) (such earlier date in clause (iv) or (v), the “Proxy Fall Away Date”).

3. Restrictions on Transfers of Shares.

(a) Generally. From and after the Effective Time until the earliest to occur of (1) the date on which this Agreement is terminated in accordance with its terms, (2) the Proxy Fall Away Date and (3) the fourth anniversary of the Effective Time (the “Lock-up Period”), no Stockholder shall Transfer any of its Shares (including permitting there to be any Encumbrance on any of its Shares) without the prior written consent of the other Stockholder, except for:

(i) a Transfer of Shares to a Controlled Affiliate of the Stockholder (it being understood that no SoftBank Vision Fund Person or SoftBank Fortress Person shall be deemed to be a Controlled Affiliate of any SoftBank Stockholder); provided that, with respect to any such Transfer of any Shares of the SoftBank Stockholder, as a condition to such Transfer, the Transferee shall agree to vote such Shares and to grant a Proxy over such Shares in accordance with the terms of Section 2 as if such Transferee were a SoftBank Stockholder;

(ii) a Pledge of Shares in accordance with Section 3(b) or a Transfer of Pledged Shares pursuant to a foreclosure of such Pledged Shares in accordance with Section 3(b) and Section 5;

(iii) a Transfer of Shares of the DT Stockholder to the SoftBank Stockholder, or a Transfer of Shares of the SoftBank Stockholder to the DT Stockholder;

(iv) a Transfer pursuant to a tender offer or exchange offer for any Shares, or merger or consolidation involving the Company, in each case, that has been approved and recommended by the Board;

(v) one or more Transfers of Excess Shares of the SoftBank Stockholder or the DT Stockholder following the first anniversary of the Effective Time and prior to the second anniversary of the Effective Time totaling no more than 5% of the shares of Common Stock outstanding as of the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) (it being understood that all of such Transfers shall be subject to Section 4);

(vi) one or more Transfers of Excess Shares of the SoftBank Stockholder or the DT Stockholder following the second anniversary of the Effective Time totaling no more than the sum of (A) 10% of the shares of Common Stock outstanding as of the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) and (B) that number of shares, if any, which such Stockholder was permitted to Transfer pursuant to Section 3(a)(v) but did not so Transfer (it being understood that all of such Transfers shall be subject to Section 4);

(vii) one or more Transfers of any Excess Shares of the SoftBank Stockholder or the DT Stockholder following the third anniversary of the Effective Time (it being understood that all of such Transfers shall be subject to Section 4).

(b) Pledges.

(i) Subject to the terms and conditions set forth in the remainder of this Section 3(b), each of the SoftBank Stockholder and the DT Stockholder may Pledge any of its Shares.

(ii) The aggregate amount of all obligations (collectively, the “Obligations”) which are secured by any Shares subject to a Pledge shall not exceed 50% of the aggregate fair market value of such Shares that are subject to such Pledge, subject to any cure mechanism in the Pledge documents.

(iii) As a condition to any Pledge of a Share, such Share shall continue to be subject to the Proxy in accordance with the terms of Section 2 and may not be Transferred in connection with any foreclosure, except in accordance with Section 5; provided that: (A) if such Share is an Excess Share and is Transferred as a result of a foreclosure in accordance with Section 5, such Share shall cease to be subject to any restrictions set forth in this Agreement, including the Proxy; (B) if such Share is a

Required Consolidation Share and is Transferred on or prior to the fourth anniversary of the Effective Time as a result of a foreclosure, such Required Consolidation Share shall continue to remain subject to the Proxy and subject to Section 2, 3, 4 and 5 in accordance with the terms of such Sections; and (C) if such Share is a Required Consolidation Share and is Transferred following the fourth anniversary of the Effective Time as a result of a foreclosure, such Share shall continue to remain subject to the Proxy and subject to Section 2, 3(b), 4 and 5 in accordance with the terms of such Sections, but shall cease to be subject to Section 3(a), following any Transfer of such Share as a result of any foreclosure. A Stockholder that Pledges a Share to secure any Obligation must provide a written agreement from the secured party to whom such Share has been Pledged acknowledging and agreeing to be bound by such conditions, including, in the case of a Required Consolidation Share, acknowledging and agreeing that any person that obtains a Required Consolidation Share as a result of a foreclosure of such Pledge on or prior to the fourth anniversary of the Effective Time shall be subject to the Proxy and the obligations set forth in Sections 2, 3, 4 and 5 as if such person were a SoftBank Stockholder under this Agreement, and any person that obtains a Required Consolidation Share as a result of a foreclosure of such Pledge after the fourth anniversary of the Effective Time shall be subject to the Proxy and the obligations set forth in Sections 2, 3(b), 4 and 5 as if such person were a SoftBank Stockholder under this Agreement.

(iv) A Stockholder must provide at least 10 days’ written notice to the other Stockholder prior to each Pledge of any of the first Stockholder’s Shares. Such notice shall set forth the terms and conditions of such Pledge (including a copy of the agreements setting forth such terms and conditions), the Obligations and the name(s) and address(es) of all Persons to whom such Shares are Pledged, and shall certify that the Pledge complies with the terms and conditions set forth in this Agreement.

(v) A Stockholder that has Pledged any Shares shall provide prompt written notice to the other Stockholder of any default of any Obligation.

(c) Void Transfers. Any Transfer (including Pledge) of a Share not effected in accordance with this Section 3 shall be null and void ab initio.

4. General Right of First Refusal.

(a) Applicability. Until the earliest to occur of (i) the Proxy Fall Away Date and (ii) such time as either the SoftBank Stockholder or the DT Stockholder no longer Beneficially Owns at least 5% of the Voting Securities outstanding as of the Effective Time (such earlier date, the “ROFR Fall Away Date”), neither Stockholder shall Transfer any of its Shares, whether such Transfer occurs during or after the Lock-up Period, unless such Stockholder shall have first complied with Section 4.2 of the Stockholders’ Agreement and this Section 4 with respect to such Transfer of Shares; provided that this Section 4 shall not apply to (i) any Transfer described in Section 3(a)(i), 3(a)(iii) or 3(a)(iv), (ii) any Pledge of a Share or any Transfer in connection with a foreclosure of a Pledged Share (it being understood that any Transfer in connection with a foreclosure of a Pledged Share shall be subject to Section 5), or (iii) any Transfer pursuant to a Sale of the Company (as defined in the Stockholders’ Agreement).

(b) Transfer Notice. Any Transfer of Shares subject to Section 4(a) (the “ROFR Shares”) by a Stockholder (the “Transferring Stockholder”) to any Person or Persons (the “Proposed Transferee(s)”) shall not occur and shall be null and void ab initio unless, prior to the consummation of such Transfer, the Transferring Stockholder shall, at least 20 Business Days prior to the date that such Transfer is to be consummated, deliver a written notice (the “Offer Notice”) to the other Stockholder (the “Offeree Stockholder”) (i) setting forth (A) the number and type of Shares proposed to be Transferred by the Transferring Stockholder, (B) whether the proposed Transfer is an Open Market Transfer or not an Open Market Transfer, and (C) if the proposed Transfer is not an Open Market Transfer, the name(s) and address(es) of the Proposed Transferee(s), the per Share purchase price, the form of consideration and the terms and conditions of payment offered by the Proposed Transferee(s), and any other material terms and conditions of the proposed Transfer (including a description of any non-cash consideration in sufficient detail to permit a valuation thereof) (collectively, the “Offer Terms”), (ii) in the case of a proposed Transfer that is not an Open Market Transfer, including a written certification that (A) the Offer Terms represent a bona fide proposal for the Transfer of the Shares to the Proposed Transferee(s) as set forth in the Offer Notice and (B) the Transferring Stockholder believes in good faith that a binding agreement for the Transfer could be obtainable on the terms set forth in the Offer Notice and (iii) including, if the proposed Transfer is an Open Market Transfer, a good-faith written estimate of the per-share amount of any applicable underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer, and if the proposed Transfer is not an Open Market Transfer, a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(c) Option of the Offeree Stockholder. The Offer Notice shall constitute, for a period of 20 Business Days after the delivery of the Offer Notice, a binding, irrevocable and exclusive offer to sell to the Offeree Stockholder (or any Controlled Affiliate of the Offeree Stockholder designated by the Offeree Stockholder or as part of a “group” including the Offeree Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Transferee”) any or all of the ROFR Shares (i) in the case of a proposed Transfer that is not an Open Market Transfer, on the Offer Terms (at the price per Share set forth therein); provided that if the Offer Terms provide for payment of any non-cash consideration, the Offeree Stockholder may elect to pay the purchase price in respect of such non-cash consideration in cash in an amount that is equal to the fair market value of such non-cash consideration described in the Offer Terms, as determined in good faith and mutually agreed by the Transferring Stockholder and the Offeree Stockholder (provided that, if the Transferring Stockholder and the Offeree Stockholder shall be unable to so mutually agree within 10 Business Days of the delivery of the Offer Notice, then either party may commence the valuation process described in Section 4(e) and the all periods set forth in this Section 4(c) shall be tolled for, and such periods (or the remaining portion thereof) shall recommence only upon a final and binding determination of fair market value pursuant to, such valuation process); and (ii) in the case of a proposed Transfer that is an Open Market Transfer, at the Open Market Transfer Price; provided that, in each of clauses (i) and (ii), during such 20-Business-Day period, the Transferring Stockholder may not effect the proposed Transfer to the Proposed Transferee(s) or pursuant to any Open Market Transfer, as applicable (unless prior to the expiration thereof, the Offeree Stockholder provides written notice to the Transferring Stockholder that it is not electing to purchase the ROFR Shares). To accept such offer, an Offeree Stockholder shall deliver written notice (the “Acceptance Notice”) to the Transferring Stockholder on or prior to the end of such 20-Business-

Day period setting forth (A) its binding acceptance of such offer, (B) the identity of the Designated Transferee, (C) the planned date for purchase of the ROFR Shares, which shall be a reasonable date within 120 days from the date of the Purchase Offer (the “Planned Purchase Date”) and (D) the number of ROFR Shares to be purchased, whereupon the Transferring Stockholder will be obligated to sell, and the Offeree Stockholder will be obligated to purchase, the ROFR Shares in accordance with the Offer Terms or Open Market Transfer Price, as applicable, or such other terms and conditions as may be agreed between the Transferring Stockholder and the Offeree Stockholder. The closing of such purchase and sale shall occur on the Planned Purchase Date or at such time and place as the Transferring Stockholder and the Offeree Stockholder may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

(d) Ability to Sell of the Transferring Stockholder. If (i) the Offeree Stockholder does not deliver an Acceptance Notice on or prior to the end of the 20-Business-Day period set forth in Section 4(c), (ii) the Offeree Stockholder or the Designated Transferee, as the case may be, has not paid the full Transfer price for the ROFR Shares on such terms and conditions as may be agreed between the Transferring Stockholder and the Offeree Stockholder or, in the absence of such agreement, in accordance with the Offer Terms or the Open Market Transfer Price, as applicable, or (iii) the Acceptance Notice is not for all the ROFR Shares, the Transferring Stockholder may, during the 120-day period immediately following the earlier of the end of such 20-Business-Day period and the delivery of the Acceptance Notice, Transfer the ROFR Shares (or the remaining ROFR Shares, in the event the Acceptance Notice is not for all the ROFR Shares) (A) if the proposed Transfer is an Open Market Transfer, pursuant to an Open Market Transfer, and (B) if the proposed Transfer is not an Open Market Transfer, to the Proposed Transferee(s) for no less than the per Share purchase price and the form of consideration, and on substantially similar terms and conditions of payment set forth in the Offer Terms, and otherwise on terms and conditions no more favorable to the Proposed Transferee(s) than the Offer Terms; provided that, if the Transferring Stockholder does not consummate the Transfer of the ROFR Shares in accordance with the foregoing within such 120-day period, any attempt to Transfer such ROFR Shares shall again be subject to the provisions of this Section 4.

(e) Valuation Process for Non-Cash Consideration. If any Offer Terms provide for payment of any non-cash consideration, then the Transferring Stockholder and the Offeree Stockholder shall negotiate in good faith to determine the fair market value of such non-cash consideration. If they are unable to agree on such fair market value within 10 Business Days of the delivery of the Offer Notice, then either the Transferring Stockholder or the Offeree Stockholder may commence the valuation process described in this Section 4(e) by providing written notice to the other party (such notice, a “Valuation Process Notice”). In the event a Valuation Process Notice is delivered, then within 10 Business Days of the delivery of the Valuation Process Notice, each of the Transferring Stockholder and the Offeree Stockholder shall appoint an internationally recognized investment banking firm (an “Appointed Bank”). Each of the Transferring Stockholder and the Offeree Stockholder shall instruct its Appointed Bank to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Appointed Bank in its professional experience deem relevant to such a determination. On the 45th Business Day following delivery of the Valuation Process Notice or such earlier date as mutually agreed between the Transferring Stockholder and the Offeree Stockholder, each

Appointed Bank shall present to the other party and its Appointed Bank its determination of the fair market value of such non-cash consideration. In the event the fair market values determined by the two Appointed Banks are within 10% of one another (determined by reference to the higher of the two), the fair market value shall be the average of those two estimates and such determination of the fair market value of the non-cash consideration shall be final and binding on the Transferring Stockholder and the Offeree Stockholder. In the event the fair market values determined by the two Appointed Banks are not within 10% of one another (determined by reference to the higher of the two), the Appointed Banks shall mutually select a third internationally recognized investment banking firm (the “Independent Bank”) to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Independent Bank in its professional experience deem relevant to such a determination. The fair market value of the non-cash consideration shall then be determined by the Independent Bank, and such resulting determination shall be final and binding on the Transferring Stockholder and the Offeree Stockholder.

5. Right of First Refusal upon Foreclosure of Pledged Shares.

(a) Applicability. Until the ROFR Fall Away Date, neither Stockholder shall permit any Person to Transfer Pledged Shares in connection with any foreclosure without first complying with the procedures set forth in this Section 5, and neither Stockholder shall enter into any agreement or arrangement relating to a Pledge that is inconsistent with or would have the effect of circumventing the process and requirements set forth in this Section 5.

(b) Pledge ROFR Notice. In the event that a financial institution, brokerage firm or other Person that is the creditor in respect of any Obligation (such Person, including any agent, trustee or other Person acting in a similar capacity on behalf of such creditor, being a “Pledge Counterparty”) delivers a notice of event of default or a similar event or consequence pursuant to any the agreement or arrangement relating to an Obligation secured by a Pledge of Shares, it shall concurrently deliver a written notice (the “Pledge ROFR Notice”) to the other Stockholder (the “Pledge ROFR Offeree Stockholder”), which notice shall include a copy of the notice delivered to the first Stockholder and shall set forth (i) the number of Pledged Shares securing the Obligation that is in default or subject to a similar event or consequence (the “Pledge ROFR Shares”), (ii) the number of Pledge ROFR Shares that are Pledged Required Consolidation Shares or Pledged Excess Shares, (iii) the VWAP for the ten consecutive trading days immediately preceding the date of the Pledge ROFR Notice (the “Pledge ROFR Price”), (iv) the cure period applicable to such default, event or consequence and the earliest date and time following such cure period on which the Pledge Counterparty may foreclose on the Pledge ROFR Shares (together, the “Pledge ROFR Foreclosure Period”), which Pledge ROFR Foreclosure Period shall be no less than 2 Business Days, subject to notice, cure and information rights set forth in the agreements for such Pledged Shares, and (v) all other material terms and conditions related to the right of first refusal described in this Section 5.

(c) Option of the Pledge ROFR Offeree Stockholder. The Pledge ROFR Notice shall constitute, during the Pledge ROFR Foreclosure Period, a binding, irrevocable and exclusive offer to sell to the Pledge ROFR Offeree Stockholder (or any Controlled Affiliate of the Pledge ROFR Offeree Stockholder designated by the Pledge ROFR Offeree Stockholder or as part of a “group” including the Pledge ROFR Offeree Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Pledge ROFR Transferee”) any or all of the Pledge ROFR Shares on the terms and at the Pledge ROFR Price set forth in the Pledge ROFR Notice; provided that during the Pledge ROFR Foreclosure Period, the Pledge Counterparty may not effect a foreclosure sale or other Transfer of the Pledge ROFR Shares unless prior to the expiration thereof, the Pledge ROFR Offeree Stockholder provides written notice to the Pledge Counterparty that it has elected not to purchase the Pledge ROFR Shares. The Pledge ROFR Offeree Stockholder may elect to purchase any or all of the Pledge ROFR Shares by delivering a written notice (the “Pledge ROFR Acceptance Notice”) to both the Stockholder that has Pledged such Shares and the Pledge Counterparty on or prior to the end of the Pledge ROFR Foreclosure Period setting forth (i) its irrevocable acceptance of such offer, (ii) the identity of the Designated Pledge ROFR Transferee, (iii) its commitment to purchase the Pledge ROFR Shares on a date that is on or prior to the last day of the Pledge ROFR Foreclosure Period (the “Pledge ROFR Purchase Date”), and (iv) the number of Pledge ROFR Shares to be purchased, whereupon both the Stockholder that has Pledged such Shares and the Pledge Counterparty will be obligated to sell, and the Pledge ROFR Offeree Stockholder will be obligated to purchase, such number of Pledge ROFR Shares in accordance with the terms set forth in the Pledge ROFR Notice or such other terms and conditions as may be agreed between the Pledge ROFR Offeree Stockholder and the Pledge Counterparty. The closing of such purchase and sale shall occur on the Pledge ROFR Purchase Date or at such time and place as the Pledge ROFR Offeree Stockholder and the Pledge Counterparty may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

6. Certain Prohibited Acquisitions of Shares.

(a) Until the Proxy Fall Away Date, SoftBank agrees that, without the prior written consent of DT, it shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Voting Securities if, following such acquisition, the ratio of (i) the number of Shares Beneficially Owned by the SoftBank Stockholder to (ii) the number of Shares Beneficially Owned by the DT Stockholder would be greater than the ratio of 49.9% to 50.1%.

(b) Each of DT and SoftBank agrees that, without the prior written consent of the other party hereto, until such time as either Stockholder’s Voting Percentage is less than 5%, it shall not, and shall cause its respective Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Voting Securities if such acquisition would constitute a Proposed Acquisition, as defined in the Stockholders’ Agreement.

(c) Any acquisition of Beneficial Ownership of any Voting Securities by either SoftBank or DT or their respective Affiliates not effected in accordance with this Section 6 shall be null and void ab initio.

7. Representations and Warranties of DT. DT represents and warrants to SoftBank that, as of the date hereof:

(a) DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b) DT has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT. This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by SoftBank, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) a conflict with, or breach or violation of, any Law applicable to DT or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

(d) As of immediately following the Effective Time, the DT Stockholder will (i) Beneficially Own the Shares set forth on Exhibit A free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement or under applicable securities Laws, (ii) have sole voting power over all of such Shares, other than as set forth in this Agreement or the Stockholders’ Agreement, and (iii) not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares and except as provided in this Agreement.

8. Representations and Warranties of SoftBank. SoftBank represents and warrants to DT that, as of the date hereof:

(a) SoftBank is a kabushiki kaisha organized and existing under the Laws of Japan.

(b) SoftBank has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SoftBank of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank. This Agreement has been duly executed and delivered by SoftBank and, assuming the due authorization, execution and delivery of this Agreement by DT, constitutes the legal, valid and binding obligation of SoftBank, enforceable against SoftBank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by SoftBank and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of SoftBank, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SoftBank (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, or (iii) a conflict with, or breach or violation of, any Law applicable to SoftBank or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of SoftBank to perform its obligations under this Agreement.

(d) As of immediately following the Effective Time, the SoftBank Stockholder will (i) Beneficially Own the Shares set forth on Exhibit B free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement or under applicable securities Laws, (ii) have sole voting power over all of such Shares, other than as set forth in this Agreement or the Stockholders’ Agreement, and (iii) not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares and except provided in this Agreement.

9. Termination. This Agreement shall terminate and shall have no further force or effect on the earlier to occur of:

(a) the first date that either the DT Stockholder or the SoftBank Stockholder no longer Beneficially Owns any Shares; or

(b) upon the mutual written agreement of SoftBank and DT;

provided that Section 1, this Section 9 and Section 10 shall survive any such termination of this Agreement. Notwithstanding the foregoing, nothing herein shall relieve any Stockholder from liability for any breach of this Agreement that occurred prior to such termination.

10. Miscellaneous.

(a) Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10(e), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, each Stockholder may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of such Stockholder, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 10(b) shall be null and void ab initio.

(c) Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to DT or the DT Stockholder, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Attention:	General Counsel
Email:	axel.luetzner@telekom.de

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

(ii)	if to SoftBank or the SoftBank Stockholder, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303, Japan

Attention:	Corporate Officer, Head of Legal Unit
Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94015

Attention:	Robert S. Townsend
Brandon C. Parris
Email:	RTownsend@mofo.com
BParris@mofo.com

(e) Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10(d) shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(e).

(f) Interpretation. The headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Entire Agreement; No Other Representations. This Agreement, the Business Combination Agreement and the Stockholders’ Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

(h) No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(k) Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Shares on or after the date hereof, (i) DT shall give SoftBank written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable, or otherwise as promptly as possible thereafter and (ii) such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder and that such Shares are subject to this Agreement (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder). To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Shares on or after the date hereof, (A) SoftBank shall give DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable, or otherwise as promptly as possible thereafter and (B) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder and that such Shares are subject to this Agreement (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DEUTSCHE TELEKOM AG

By:
Name:
Title:

SOFTBANK GROUP CORP.

By:
Name:
Title:

[Signature Page to Proxy, Lock-Up and ROFR Agreement]

Exhibit A

Shares Beneficially Owned by the DT Stockholder: [•]

Exhibit B

Shares Beneficially Owned by the SoftBank Stockholder: [•]

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Proxy, Lock-Up and ROFR Agreement, dated as of [•], 201[•] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “DT-SoftBank Agreement”) by and between Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the DT-SoftBank Agreement.

By executing and delivering this Joinder to the DT-SoftBank Agreement, the undersigned hereby adopts and approves the DT-SoftBank Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the DT-SoftBank Agreement applicable to the [DT][SoftBank] Stockholder in the same manner as if the undersigned were an original signatory to the DT-SoftBank Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of [DT][SoftBank].

Section 10 of the DT-SoftBank Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

[Form of Joinder]

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of             ,         .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address: Telephone: Email:

[Form of Joinder]

Exhibit G

Amendment No. 1 to License Agreement

Between

Deutsche Telekom AG

Friedrich-Ebert-Allee 140, 53113 Bonn, Germany

(hereinafter referred to as “DT”)

and

T-Mobile US, Inc.

12920 SE 38th Street, Bellevue, WA 98006, USA

(hereinafter referred to as “Licensee”)

This Amendment No. 1 to the License Agreement (the “Amendment”), dated [•], 201[•], (the “Amendment Effective Date”) is hereby made and entered into by and between DT and Licensee (collectively, the “Parties”).

WHEREAS, Licensee has entered into a Business Combination Agreement dated April 29, 2018, pursuant to which Licensee, Sprint Corporation (“Sprint”), and the other parties to the Business Combination Agreement have agreed that Licensee and Sprint shall combine in one or more transactions in accordance with the Business Combination Agreement (the “Proposed Transaction”).

WHEREAS, DT and Licensee are Parties to that certain License Agreement, dated as of April 30, 2013 (the “Agreement”).

WHEREAS, the Agreement requires in Section 7.4 that the Parties meet after five years to attempt to agree on a New License Fee to be applicable as of January 1, 2019.

WHEREAS, the Parties have met and agreed on a New License Fee that will be the License Fee for the ten-year period commencing January 1, 2019; provided, however, that the agreed New Licensee Fee will terminate and be of no further effect if the Proposed Transaction fails to close according to the terms of the Business Combination Agreement.

NOW THEREFORE, in consideration of covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DT and Licensee agree as follows:

1. Definitions. Capitalized terms that are used in this Amendment without separate definition shall have the meanings specified in the Agreement.

2. Amendment to Section 1.11. Section 1.11 of the Agreement is deleted in its entirety and replaced by the following:

1.11 “Licensed Products” shall mean all products (including their packaging) that are sold, leased, provided, used for or distributed (including through retailers, dealers, agents,

data carriers and online) in connection with the Licensed Services, including (A) cellphones, smartphones, tablet PCs, personal digital assistants, portable media players, and any other type of broadband, wireless, information, or wireline devices, (B) dongles, set-top boxes, TVs, multichannel video programming distribution (“MVPD”) devices and applications, and any other type of video, or video delivery devices, (C) SIM cards for the aforementioned devices, (D) accessories for the aforementioned devices and (E) ancillary products for the aforementioned devices.

3. Amendment to Section 1.12. Section 1.12 of the Agreement is deleted in its entirety and replaced by the following:

1.12 “Licensed Services” shall mean the marketing, selling and providing of (A) wireless communication services, including without limitation, telecommunication, broadband and information services (including voice and data services), (B) wireline telecommunications, broadband and information services (including voice and data services), (C) video services (including MVPD), and all similar services and services ancillary thereto.

4. Amendment to Section 6.1. Section 6.1 of the Agreement is deleted in its entirety and replaced by the following:

DT represents and warrants that it has the right and authority to grant the license granted in Section 2, excluding the Licensed Products 1.11 (B) and Licensed Services 1.12 (B) and (C); provided, however, DT will undertake a review of its right and authority to grant a license under Section 2 with respect to the foregoing listed exclusions with respect to the Licensed Products and Licensed Services and within 90 days of the Amendment Effective Date make such representations and warranties under Section 2 to the extent DT, acting reasonably, has such right and authority. With respect to the Trademarks listed in Annex 1.1 and Domains, but excluding the Licensed Products 1.11 (B) and Licensed Services 1.12 (B) and (C), DT represents and warrants that Licensee’s use of such Trademarks and Domains do not and will not infringe, violate or misappropriate and third party intellectual property rights under the condition that such use is in accordance with the terms of this Agreement and the Licensee permits DT to take over the Licensee’s defense of such claim as provided in Section 13.1; provided, however, DT will undertake a review of Licensee’s use of the Trademarks and Domains for the foregoing listed excluded Licensed Products and Licensed Services and within 90 days of the Amendment Effective Date make the forgoing representations and warranties under Section 2 to the Extent DT can, acting reasonably, make such representations and warranties.

5. Amendment to Section 7. A new Section 7.6 is hereby added to the Agreement as follows:

7.6

Notwithstanding any other provision of this Agreement, the New License Fee shall be the existing License Fee, but shall be subject to a cap of U.S. $80,000,000.00 per calendar year (the “Cap”) from January 1, 2019, through December 31, 2028. The New License Fee for the five-year period from January 1, 2019, through December 31, 2023, and for the five-year period from January 1,

2024, through December 31, 2028, will be determined in accordance with the Agreement without any application of the benchmark, accountant or arbitration processes or proceedings described in Sections 7.4 and 7.5. The New License Fee for the five-year period from January 1, 2029, through December 31, 2033, and thereafter for subsequent five-year renewal terms, will be as negotiated by the Parties or, if they fail to reach agreement on the New License Fee for any such renewal terms, by application of the accountant or arbitration proceedings described in Sections 7.4 and 7.5 of the Agreement without application of the Cap. For the avoidance of doubt, the Cap shall apply to any New License Fee in accordance with the Agreement for the two five-year renewal terms from January 1, 2019 through December 31, 2028.

6. Recitals. The Recitals set forth above are material to this Amendment and are a part hereof.

7. Effectiveness. This Amendment shall become effective as of the Amendment Effective Date. The License Fee for calendar year 2018 shall be determined in accordance with the Agreement without any application of Sections 7.4 and 7.5. If the Business Combination Agreement is terminated, the new Section 7.6 provided above will terminate and be of no force or effect as of the date of such termination, and the New License Fee shall be determined as provided in Section 7.4 and applied retroactively to January 1, 2019. In such event, Licensee shall pay any difference between what it has paid through such date and what it owes due to the retroactive application of the New License Fee within 60 days after receipt of a DT issued proper invoice complying with the applicable tax laws. Except as may be amended hereby, the Agreement shall continue in full force and effect as written. The Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one and the same instrument. To the extent that any term of the Agreement (prior to its amendment hereby) conflicts with any term of this Amendment as set forth herein after the Amendment Effective Date, the terms of this Amendment shall control to the extent of such conflict.

8. Counterparts. This Amendment may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Amendment Effective Date.

Date and Place	Deutsche Telekom AG
Signed by [insert name]
Chief Financial Officer

Date and Place	T-Mobile US, Inc.
Signed by J. Braxton Carter
Chief Financial Officer